Exhibit 99.1

USE OF NON-GAAP FINANCIAL INFORMATION

We have provided Adjusted EBITDAR and Adjusted EBITDA in this exhibit because we believe they provide investors with additional information to measure our performance, estimate our value and evaluate our ability to service our debt. We also use Adjusted EBITDA for incentive compensation purposes.

Adjusted EBITDAR and Adjusted EBITDA are not presentations made in accordance with U.S. GAAP and our use of the term Adjusted EBITDAR and Adjusted EBITDA varies from others in our industry. These measures should not be considered as alternatives to net earnings (loss), operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDAR and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDAR and Adjusted EBITDA:

•                  include estimated cost savings and operating synergies;

•                  do not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•                  do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•                  do not reflect changes in, or cash requirements for, our working capital needs;

•                  do not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debts;

•                  exclude tax payments that represent a reduction in cash available to us;

•                  do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•                  do not reflect management fees that may be paid to the Sponsors (as defined below) in connection with or following the consummation of the Merger Transactions; and

•                  do not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new secured senior credit facility may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of theses expenses can represent the reduction of cash that could be used for other corporate purposes.

Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDAR and Adjusted EBITDA only supplementally.

i

INDUSTRY AND MARKET DATA

Information regarding market share, market position and industry data pertaining to our business contained in this exhibit consists of our estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America (“MPAA”), the National Association of Theatre Owners (“NATO”), Nielsen Media Research, Dodona Research, Rentrak Corporation (“Rentrak”) and Screen Digest), industry analysts and our management’s knowledge of our business and markets.

Although we believe that the sources are reliable, we and the initial purchasers have not independently verified market industry data provided by third parties or by industry or general publications, and we and the initial purchasers take no further responsibility for this data. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we and the initial purchasers cannot assure you that they are accurate.

ii

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical facts, included in this exhibit regarding the prospects of our industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe” or “continue” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the cost and availability of films and the performance of films licensed by us; (ii) competition, including the introduction of alternative forms of entertainment; (iii) construction delays; (iv) the ability to open or close theatres and screens as currently planned; (v) the ability to sub-lease vacant retail space; (vi) domestic and international political, social and economic conditions; (vii) demographic changes; (viii) increases in the demand for real estate; (ix) changes in real estate, zoning and tax laws; (x) unforeseen changes in operating requirements; (xi) our ability to identify suitable acquisition candidates and successfully integrate acquisitions into our operations, including the integration of Loews Cineplex Entertainment Corporation and the achievement of estimated cost savings and synergies as a result of the Mergers on a timely basis; (xii) results of significant litigation; and (xiii) our ability to enter into various financing programs. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. For a discussion of these and other risk factors, see “Risk Factors.”

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included herein are made only as of the date of this exhibit, and we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

iii

INTRODUCTION

On June 20, 2005, Marquee Holdings Inc. (“Holdings”), the parent of AMC Entertainment Inc. (“AMC Entertainment”), entered into a merger agreement with LCE Holdings, Inc. (“LCE Holdings”), the parent of Loews Cineplex Entertainment Corporation (“Loews”), pursuant to which (i) LCE Holdings will merge with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and (ii) Loews will merge with and into AMC Entertainment, with AMC Entertainment continuing after the merger (collectively, the “Mergers”).

Unless the context otherwise requires, this exhibit assumes the consummation of the Mergers and refers to the Mergers with the related transactions and financings described under “Exhibit Summary—The Transactions—The Financing Transactions,” as the “Merger Transactions.”  As used in this exhibit, references to “AMC Entertainment” or “AMCE” refer to AMC Entertainment Inc.  and its subsidiaries prior to giving effect to the Mergers and references to “Loews” refer to Loews Cineplex Entertainment Corporation and its subsidiaries prior to giving effect to the Mergers. Except as otherwise indicated or otherwise required by the context, references in this exhibit to “we,” “us,” “our,” the “combined company” or the “company” refer to the combined business of AMC Entertainment, Loews, and their respective subsidiaries after giving effect to the Mergers.

As used in this exhibit, unless the context otherwise requires, the term “pro forma” refers to (i) in the case of pro forma financial information given as of September 29, 2005, such information after giving pro forma effect to the Merger Transactions (which are described in this exhibit) as if they had occurred on such date, and (ii) in the case of pro forma financial information for the fifty-two week periods ended March 31, 2005 or September 29, 2005, such information after giving pro forma effect to the Merger Transactions, AMCE’s contribution of NCN assets to NCM (which is described in this exhibit), the Loews Transactions (which are described in this exhibit) and the Marquee Transactions (which are described in this exhibit) as if each had occurred on April 2, 2004.

AMC Entertainment’s fiscal year ends on the Thursday closest to the last day of March and is either 52 or 53 weeks long, depending on the year.  References to a fiscal year of AMC Entertainment or to a pro forma fiscal year are to the 52 or 53 week period ending in that year.  For example, AMC Entertainment’s fiscal 2005 ended on March 31, 2005.  Loews’ fiscal year is based on the calendar year and ends on December 31 of each year.

THE COMBINED COMPANY

We are one of the world’s leading theatrical exhibition companies based on total revenues. As of September 29, 2005, on a pro forma basis, we owned, operated or held interests in 425 theatres with a total of 5,684 screens, of which approximately 81% were located in the United States and Canada and the balance were located in attractive international markets. We believe that we have one of the most modern theatre circuits among the world’s major theatre exhibitors. Our circuit of high-performing theatres is primarily located in large, urban markets where we have a strong market position which allows us to maximize revenues and manage our costs effectively. For the 52 weeks ended September 29, 2005, on a pro forma basis, we had revenues of $2.4 billion, Adjusted EBITDA (as defined below) of $420.3 million (which, as so defined, includes $52 million of estimated annual cost savings that we expect to achieve as a result of the Mergers), and a loss from continuing operations of $154.3 million.

In the United States, on a pro forma basis, we operate 326 theatres with 4,465 screens in 29 states and the District of Columbia. We have a significant presence in major urban “Designated Market Areas”, or “DMAs” (television market areas as defined by Nielsen Media Research) and for the 52 weeks ended September 29, 2005, on a pro forma basis, we had the number one or two market share in 22 of the top 25 DMAs, including the number one market share in New York City, Chicago, Dallas and Boston. As of September 29, 2005, on a pro forma basis, we had an average of 13.9 screens per theatre, which we believe to be the highest among the major U.S. and Canadian theatre exhibitors. Our U.S. and Canadian theatre circuit represented 92% of our pro forma revenues for the 52 weeks ended September 29, 2005.

The following table provides detail with respect to the geographic location of our pro forma U.S. and Canadian theatre circuit as of September 29, 2005:

United States and Canada	Theatres(1)	Screens(1)
California	35	540
Texas	27	479
Florida	29	440
Illinois	24	299
New York	30	290
New Jersey	24	287
Michigan	13	214
Georgia	11	177
Arizona	9	169
Maryland	16	167
Pennsylvania	14	158
Massachusetts	12	151
Washington	15	143
Ohio	10	139
Virginia	9	131
Missouri	7	103
Minnesota	6	75
Colorado	4	72
Louisiana	5	68
Indiana	6	62
Kansas	3	55
North Carolina	2	46
Oklahoma	2	44
Connecticut	2	30
South Carolina	3	28
District of Columbia	4	27
Nebraska	1	24
Kentucky	1	20
Wisconsin	1	18
Utah	1	9
Total United States	326	4,465
Canada	7	160
Total United States and Canada	333	4,625

(1)                                  Included in the above table are six theatres and 64 screens that the combined company manages or in which it has a partial interest.

Our international circuit principally includes theatres in Mexico, South America and Spain. In Mexico, we own and operate theatres primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V., or Cinemex. We believe that we have the number one market share in the MCMA with an estimated 48% of MCMA box office revenues in 2004. We participate in 50% joint ventures in South America (Hoyts General Cinema South America or HGCSA) and Spain (Yelmo Cineplex, S.L. or Yelmo). In addition we have eight wholly-owned theatres in Europe. Our wholly-owned international circuit represented 8% of our pro forma revenues for the 52 weeks ended September 29, 2005.

Revenues from our international circuit historically have been sufficient to fund its ongoing operating costs, and the debt of our international subsidiaries and joint ventures is non-recourse to our domestic business. Although we do not consolidate our joint ventures, these ventures can be a source of cash for us. For example, in July 2005, Loews received a distribution from its South Korea circuit, Megabox Cineplex, Inc., or Megabox, of approximately $11.9 million (12.3 billion South Korean won), net of local withholding taxes. In addition, in December 2005, Loews sold its 50% stake in Megabox, which sale generated approximately $78.4 million (79.5 billion South Korean won) in proceeds, net of local withholding taxes. Loews holds the proceeds of the sale in cash on its balance sheet and the combined company may use it to reduce outstanding debt in the future.

The following table provides detail with respect to the geographic location of our pro forma international theatre circuit as of September 29, 2005:

International	Theatres(1)	Screens(1)
Mexico	39	433
Argentina(2)	10	95
Brazil(2)	1	15
Chile(2)	6	50
Uruguay(2)	1	8
China (Hong Kong)	1	11
France	1	14
Portugal	1	20
Spain(3)	30	385
United Kingdom	2	28
Total International	92	1,059

(1)                                  Included in the above table are 44 theatres and 467 screens that the combined company manages or in which it has a partial interest.

(2)                                  Operated through HGCSA.

(3)                                  Includes 26 theatres with 299 screens operated through Yelmo.

Our Competitive Strengths

Key characteristics of our business that we believe make us a particularly effective competitor against other theatrical exhibition companies and position us well for future growth include:

•                  our leading market position;

•                  our modern theatre circuit;

•                  our highly productive theatres;

•                  our broad major market coverage with prime theatre locations;

•                  our leading position in attractive international markets;

•                  our strong free cash flow generation; and

•                  our proven management team.

Market Leader.  The Mergers will combine two leading theatrical exhibition companies, each with a long history of operating in the industry. Upon completion of the Mergers, we will be one of the world’s leading theatrical exhibition companies based on total revenues, enjoying geographic market diversification and leadership in major markets worldwide. As of September 29, 2005, we owned, operated or held interests in a geographically diverse theatre circuit consisting of 425 theatres and 5,684 screens. We believe the scale of our operations provides a competitive advantage and allows us to achieve economies of scale.

Modern Theatre Circuit.  We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. We believe that the megaplex format provides the operator with enhanced revenue opportunities and better asset utilization while creating convenience for patrons by increasing film choice and the number of film starting times. We believe that our introduction of the megaplex in 1995 has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. From April 1995 through September 29, 2005, on a combined basis, AMCE and Loews built 181 theatres with 3,331 new screens, acquired 431 theatres with 3,007 screens and disposed of 641 theatres with 3,763 screens. As of September 29, 2005, 3,111 or approximately 67% of our pro forma screens in the united states and canada were located in megaplex theatres. The average number of screens per theatre of AMCE and Loews, on a combined basis, in the United States and Canada increased from 11.2 at the end of 2001 to 13.9 as of September 29, 2005, which was well above the NATO average of 6.4 and indicative of the extent to which we have upgraded our theatre circuit.

Highly Productive Theatres.  Our theatres are generally among the most productive in the markets in which they operate. As measured by Rentrak, we operated 26 of the top 50 theatres in the United States and Canada in terms of box office revenues for the 52 weeks ended September 29, 2005 on a pro forma basis. Our next closest competitor operated seven of the top 50. In addition, for the 52 weeks ended September 29, 2005, on a pro forma basis, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 42% higher than the industry average, as measured by Rentrak.

Broad Major Market Coverage in the United States with Prime Theatre Locations.  Our theatres are generally located in large, urban markets, giving us a breadth of market coverage that places us in most major markets in the United States. As of September 29, 2005, on a pro forma basis, we operate in 92% of the Top 25 DMAs. Our theatres are usually located near or within developments that include retail stores, restaurants and other activities that complement the movie-going experience.

Leading Positions in Attractive International Markets.  We have a significant presence in our principal international markets. Cinemex has the number one market share in the MCMA with an estimated 48% of box office revenues in 2004. Our HGCSA joint venture is one of the leading exhibitors in Argentina and Chile, with leading market shares in Buenos Aires (Argentina) and Santiago (Chile). Our joint venture in Spain operates one of Spain’s largest film exhibitors based on attendance, with theatres located in large urban markets, including Madrid and Barcelona. Our international circuit is comprised of modern theatres with an average of 11.5 screens per theatre. Our international markets tend to have a significantly higher population per screen and lower attendance frequency than the U.S. markets, and we believe that we are well-positioned to benefit from the potential growth in these markets.

Strong Free Cash Flow Generation.  For the 52 weeks ended September 29, 2005, on a pro forma basis, we had Adjusted EBITDA (as defined below) of $420.3 million (including $52 million of estimated annual cost savings that we expect to achieve as a result of the Mergers) and, in future years, after anticipated cash obligations for interest, taxes and capital expenditures, we expect to generate enough free cash flow to repay debt and to invest in our business.

Proven Management Team.  Our highly experienced senior management team has an average of 24 years of experience in the theatrical exhibition industry. Management has successfully integrated a number of acquisitions and has demonstrated the ability to successfully manage our business through all industry and economic cycles, including the years from 1999 to 2001 when all but one of our peer competitors declared bankruptcy.

Our Strategy

Our strategic plan has three principal elements:

•                  maximizing operating efficiencies by focusing on the fundamentals of our business;

•                  optimizing our theatre portfolio through selective new builds, acquisitions and the disposition of underperforming theatres; and

•                  enhancing and extending our business and brands and in doing so, growing our ancillary revenues.

Maximizing Operating Efficiencies.  We believe the fundamentals of our business include maximizing revenues, managing our costs and improving our margins. For example, since fiscal 2001, AMCE has implemented key initiatives in each of these areas, which have resulted in the following:

•                  theatre revenues per patron for AMCE have increased by a 5.2% compound annual growth rate, or CAGR, over the last five years, which resulted in a per patron increase of greater than $2.00 over this period;

•                  general and administrative expenses: other for AMCE declined from 5.1% of revenues in fiscal 1999 to 2.8% in fiscal 2005; and

•                  Adjusted EBITDAR margin for AMCE has increased from 30% in fiscal 2001 to 33% in fiscal 2005.

We will continue to evaluate new revenue opportunities and actively manage our cost structure. In addition to providing significant scale to our operations, we expect the Mergers to result in substantial synergies. We estimate that we will achieve approximately $52 million in annual cost savings resulting from enhanced operating efficiencies; however, in order to realize them, we expect to incur one-time transition expenditures of approximately $34.8 million in the year following the Mergers.

Optimizing Our Theatre Portfolio.  Asset quality is a function of our selective new build, acquisition and theatre disposition strategies.

As a recognized leader in the development and operation of megaplex theatres and based upon our financial resources, we believe that we will continue to have attractive new build opportunities presented to us by real estate developers and others. We intend to selectively pursue new build opportunities where the characteristics of the location and the overall market meet our strategic and financial return criteria. As of September 29, 2005, on a pro forma basis, AMCE and Loews combined had 11 theatres with 150 screens under construction and scheduled to open in fiscal 2006 in the United States and Mexico.

There are approximately 550 theatrical exhibitors in the United States and Canada, and the top five exhibitors account for approximately 50% of the industry’s screens. This statistic is up from 34% in 1999 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. AMCE and Loews each played a key role in this consolidation process from 2002 through 2004, with AMCE acquiring three domestic theatre operators with a total of 737 screens and Loews acquiring two domestic theatre operators with a total of 185 screens. We intend to continue to assess strategic acquisition opportunities as they present themselves.

We believe that a major factor that further differentiates us from our competitors and has contributed to our overall theatre portfolio quality has been our proactive effort to close or dispose of older, underperforming theatres. Since fiscal 1995, our last fiscal year before the first megaplex theatre opened, we have closed or disposed of 3,763 screens on a combined basis, 1,339 of which were owned by AMCE at the time of disposal, 2,304 of which were owned by Loews and 120 of which will be disposed of to comply with the U.S. Department of Justice requirements for approval of the Mergers. We have identified 26 multiplex theatres with 254 screens that we may close over the next one to three years due to the expiration of leases or early lease terminations. In order to maintain a modern, high quality theatre circuit, we will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

The following table sets forth historical and pro forma information of AMCE and Loews, on a combined basis, concerning new builds (including expansions), acquisitions and dispositions (including disposals to comply with the U.S. Department of Justice requirements for approval of the Mergers) and end of period theatres and screens owned or operated through September 29, 2005:

	New Builds		Acquisitions		Closures / Dispositions		Total Theatres(1)
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
1996	9	177	—	—	42	180	371	2,575
1997	20	368	—	—	30	133	361	2,810
1998	28	674	—	—	33	151	356	3,333
1999	33	547	314	1,736	73	278	630	5,338
2000	33	650	—	—	96	490	567	5,498
2001	16	262	—	—	144	837	439	4,923
2002	15	255	5	68	54	338	405	4,908
2003	7	123	109	1,155	106	829	415	5,357
2004	9	133	3	48	27	190	400	5,348
2005	7	89	—	—	16	102	391	5,335
2006(2)	4	53	—	—	20	235	375	5,153
	181	3,331	431	3,007	641	3,763

(1)                                  Excludes 50 theatres and 531 screens that the combined company manages of in which it has a partial interest.

(2)                                  Through September 29, 2005.

Enhancing and Extending Our Business and Brands.  We believe there are opportunities to increase our core and ancillary revenues and build brand equity through enhancements of our business, new product offerings and strategic marketing initiatives. We have also explored numerous ways to grow our ancillary revenues, which are traditionally high growth, high margin prospects. For example:

•                  AMC Entertainment was a founding member and currently owns approximately 29% of National CineMedia, LLC, a cinema screen advertising venture representing approximately 13,500 U.S. and Canadian theatre screens (of which 11,000 will be equipped with digital projection capabilities by the end of fiscal 2006) and reaching more than 560 million movie guests annually;

•                  AMC Entertainment was a founding partner and currently owns approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 9,300 screens; Loews is a shareholder of Fandango, an on line movie ticketing company that Loews founded with several other exhibitors and which represents approximately 12,500 screens;

•                  AMC Entertainment’s MovieWatcher frequent moviegoer loyalty program has been the largest program in the industry with approximately 1.8 million active members; and

•                  AMC Entertainment introduced the AMC Entertainment Card in October 2002, the first stored valued gift card sold circuit wide in the industry. AMC Entertainment sells the card through several marketing alliances at approximately 38,000 retail outlets throughout the United States and Canada.

Film Licensing

We predominantly license “first-run” motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

During the period from 1990 to 2004, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 490 in 1998, according to the Motion Picture Association of America (“MPAA”). During 2004, 475 first-run motion pictures were released by distributors in the United States.

North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within that zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of September 29, 2005, on a pro forma basis, approximately 87% of our screens in the United States were located in non-competitive film zones.

Licenses that we enter into typically state that rental fees are based on either firm terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under a firm terms formula, we pay the distributor a specified percentage of box office receipts, with the percentages declining over the term of the run.

There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Buena Vista Pictures (Disney), Paramount Pictures, Universal Pictures, Warner Bros. Distribution, New Line Cinema, SONY Pictures Releasing, Miramax, MGM, Twentieth Century Fox and DreamWorks. Films licensed from these distributors accounted for approximately 91% of our U.S. and Canadian admissions revenues during fiscal 2005. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor’s motion pictures in any given year. In fiscal 2005, no single distributor accounted for more than 6% of the motion pictures that we licensed or for more than 15% of our box office admissions.

Concessions

Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at our theatres based on preferences in that particular geographic region. We have also implemented “combo-meals” for patrons which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to us.

Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. In addition, our megaplexes generally feature the “pass-through” concept, which enables the concessionist serving patrons to simply sell concessions items instead of also preparing them, thus providing more rapid service to customers. Strategic placement of large concessions stands within theatres heightens their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

Theatre Management and Support

We use a centralized structure for policy development, strategic planning, asset management, marketing, human resources, finance, accounting and information systems. These systems are managed at our corporate office located in Kansas City, Missouri.

We staff our theatres with personnel capable of making day-to-day operating decisions. A portion of management’s compensation at each theatre is linked to the operating results of that theatre. All theatre level personnel complete formal training programs to maximize both customer service and the efficiency of our operations. Theatre managers receive market-based training within their first 18 months with us which focuses on operations administration, marketing and information systems interpretation.

Theatre staffing varies depending on the size and configuration of the theatre and levels of attendance. For example, a typical 10-screen movie theatre may have four managers with 50 associates while a megaplex theatre may have eight managers and 125 associates. We are committed to developing the strongest possible management teams and seek college graduates for career management positions.

Properties

The following table sets forth the general character and ownership classification of our theatre circuit on a pro forma basis, excluding unconsolidated joint ventures, as of September 29, 2005:

Property Holding Classification	Theatres	Screens
Owned	14	130
Leased pursuant to ground leases	69	837
Leased pursuant to building leases	281	4,070
Build to suit and ground leases (Cinemex)	11	116
Total	375	5,153

Employees

As of September 29, 2005, on a pro forma basis, we employed approximately 1,900 full-time and 22,000 part-time employees. Fewer than 1% of our part-time employees were minors who were paid the minimum wage.

Approximately 2% of our domestic employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. Approximately 80% of our Mexican employees are represented by unions. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

Motion picture theatres are the primary initial distribution channel for new motion picture releases and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD/videocassette, cable television and other ancillary markets).

Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased by a 7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 5% CAGR. In 2004, industry box office revenues were $9.5 billion, an increase of less than 1% from the prior year, and attendance was 1.54 billion, a decrease of 2.4% from the prior year but the third highest attendance level in 45 years.

The following table represents information about the exhibition industry obtained from NATO and the Motion Picture Association 2004 MPAA Market Statistics.

Calendar Year	Box Office Revenues	Attendance	Average Ticket Price	Number of Theatres	Indoor Screens
	(in millions)	(in millions)
2004	$9,539	1,536	$6.21	5,629	36,012
2003	9,488	1,574	6.03	5,700	35,361
2002	9,520	1,639	5.80	5,712	35,170
2001	8,413	1,487	5.65	5,813	34,490
2000	7,661	1,421	5.39	6,550	35,567
1999	7,448	1,465	5.06	7,031	36,448
1998	6,949	1,481	4.69	6,894	33,418
1997	6,365	1,388	4.59	6,903	31,050
1996	5,911	1,339	4.42	7,215	28,905
1995	5,493	1,263	4.35	7,151	26,995

In 2005, we estimate that box office revenues declined approximately 5.0% as compared to the prior year, which in our view is principally the result of the popularity of film product. Historically, the industry has experienced swings in attendance from time to time. Since 1970, the industry in the United States and Canada has experienced seven distinct attendance cycles, with attendance downturns ranging from one to two years at an average decline of 8%. Most recently, attendance peaked at 1.639 billion in 2002, marking a 45-year high. However, attendance has since declined from 2003 through 2005. Ultimately, however, attendance has trended upward from 1970 to present, growing at a 1.5% CAGR.

There are approximately 550 companies competing in the North American theatrical exhibition industry, approximately 330 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from the National Association of Theatre Owners 2004-05 Encyclopedia of Exhibition, we believe that the ten largest exhibitors (in terms of number of screens) operated approximately 61% of the indoor screens in 2004. Since 1995, when megaplex theatres were introduced, U.S. and Canadian screen count has grown from 27,000 to approximately 36,000 at the end of 2004. According to NATO and the Motion Picture Association 2004 MPAA Market Statistics, average screens per theatre have increased from 3.8 in 1995 to 6.4 in 2004, which we believe is indicative of the industry’s development of megaplex theatres.

Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely effect operations at our theatre.

The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

Regulatory Environment

The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the “ADA”). Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999, the Civil Rights Division of the Department of Justice filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. See “—Legal Proceedings—AMC Entertainment.”

As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

In addition to those proceedings described below, we are a party to various other legal proceedings in the ordinary course of business, none of which is expected to have a material adverse effect on us.

AMC Entertainment

Jose Vargas and Maria Victoria Vargas v. R.K. Butler and EPT DOWNREIT II and American Multi-Cinema, Inc. d/b/a AMC Theatres Studio 30 and Houston Police Department (No. 2003-61045 filed in the District Court of Harris County, Texas). On November 3, 2003, Jose Vargas and Maria Victoria Vargas as beneficiaries of Jose Vargas, Jr. filed a wrongful death action seeking damages related to the death of their minor son. The case arises from a shooting death that occurred approximately one and a half blocks away from the premises of the AMC Studio 30 in Houston, Texas on October 31, 2003. The

Vargas youth was shot by a Houston Police officer who was working as an off-duty security officer at the AMC Studio 30. The Vargas youth had been driving around the AMC parking lot with friends in an automobile prior to the shooting. The plaintiffs are seeking unspecified damages on a variety of legal theories.

United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99-01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the “Department”) filed suit alleging that AMC Entertainment’s stadium-style theatres violate the ADA and related regulations. The Department alleges that AMC Entertainment had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleges various non-line of sight violations as well. The Department seeks declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

On November 20, 2002 the trial court entered summary judgment in favor of the Justice Department on the line of sight aspects of this case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of sight comparable to the general public. The trial court did not address specific changes that might be required of AMC Entertainment’s existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout. AMC Entertainment filed a request for interlocutory appeal on January 23, 2003. The trial court denied its request but postponed any further line of sight proceedings pending the Ninth Circuit and eventually the United States Supreme Court’s ruling in a case with similar facts and issues, Oregon Paralyzed Veterans of America v. Regal Cinemas, Inc. In Regal, the Oregon District Court held that the exhibitor had provided comparable lines of sight to its wheelchair-bound patrons. On August 13, 2003, the Ninth Circuit Court of Appeals reversed the decision of the Oregon District Court. On June 28, 2004, the Supreme Court denied certiorari in the Regal case. The parties briefed their positions on the issue of proper remedies on November 14, 2005 and filed reply briefs on December 12, 2005. Settlement discussions with the Justice Department have been ongoing for 16 months.

AMC Entertainment has recorded a liability related to estimated losses for the Department of Justice line-of-sight aspect of the case in the amount of $179,350 (comprised primarily of compensatory damages and the civil penalty) and estimates the range of loss to be between $179,350 and $273,938 at this time.

On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that AMC Entertainment has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA.

On December 5, 2003 the U.S. District Court for the Central District of California entered a consent order and final judgment on non-line of sight issues under which AMCE agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at 139 stadium-style theatres and at certain theatres AMCE may open in the future. AMCE estimates that the cost of these betterments will be $42.3 million, which is expected to be incurred over the remaining term of the consent order of 3.5 years. Through September 29, 2005 AMCE has incurred $5 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

Derivative Suits.  On July 22, 2004, two lawsuits purporting to be class actions were filed in the Court of Chancery of the State of Delaware, one naming AMCE, AMCE’s directors, Apollo

Management L.P. and certain entities affiliated with Apollo Management L.P. as defendants and the other naming AMCE, AMCE’s directors, Apollo Management L.P. and Holdings as defendants. Those actions were consolidated on August 17, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Chancery Court on October 22, 2004 and moved for expedited proceedings on October 29, 2004.

On July 23, 2004, three more lawsuits purporting to be class actions were filed in the Circuit Court of Jackson County, Missouri, each naming AMCE and AMCE’s directors as defendants. These lawsuits were consolidated on September 27, 2004. The plaintiffs in the consolidated action filed an amended complaint in the Circuit Court of Jackson County on October 29, 2004. AMCE filed a motion to stay the case in deference to the prior-filed Delaware action and a separate motion to dismiss the case in the alternative on November 1, 2004.

In both the Delaware action and the Missouri action, the plaintiffs generally allege that the individual defendants breached their fiduciary duties by agreeing to the Marquee Transactions, that the Marquee Transactions were unfair to the minority stockholders of AMCE, that the merger consideration is inadequate and that the defendants pursued their own interests at the expense of the stockholders. The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the Marquee Transactions.

On November 23, 2004, the parties in this litigation entered into a Memorandum of Understanding providing for the settlement of both the Missouri action and the Delaware action. Pursuant to the terms of the Memorandum of Understanding, the parties agreed, among other things, that: (i) Holdings would waive Section 6.4(a)(C) of the related merger agreement to permit AMCE to provide non-public information to potential interested parties in response to any bona fide unsolicited written acquisition proposals by such parties (which it did), (ii) AMCE would make certain disclosures requested by the plaintiff in the proxy statement and the related Schedule 13E-3 in connection with the special meeting to approve the Marquee Transactions (which it did) and (iii) AMCE would pay (which it did), on behalf of the defendants, fees and expenses of plaintiffs’ counsel in the amount of $1.7 million (which $825,000 of such amounts were covered by its existing directors and officers insurance policy). In reaching this settlement, AMCE confirmed to the plaintiffs that Lazard and Goldman Sachs had each been provided with the financial information included in AMCE’s earnings press release, issued on the same date as the announcement of the merger agreement. The Memorandum of Understanding also provides for the dismissal of the Missouri action and the Delaware action with prejudice and release of all related claims against AMCE, the other defendants and their respective affiliates. Both the Delaware and Missouri courts approved the settlements and both cases were dismissed with prejudice in December 2005.

American Multi-Cinema, Inc. v. Midwest Drywall Company, Inc., Haskell Constructors, Ltd. et al. (Case No. 00CV84908, Circuit Court of Platte County, Missouri) and American Multi-Cinema, Inc. v. Bovis Construction Corp. et al. (Civil Action No. 0207139, Court of Common Pleas of Bucks County, Pennsylvania). AMC Entertainment is the plaintiff in these and related suits in which it seeks to recover damages from the construction manager, the architect, certain fireproofing applicators and other parties to correct the defective application of certain fireproofing materials at 23 theatres. AMC Entertainment currently estimates its claim for repair costs at these theatres will aggregate approximately $34.6 million, of which it has expended approximately $25.3 million through fiscal 2005. The remainder is for projected costs of repairs yet to be performed. AMC Entertainment also is seeking additional damages for lost profits, interest and legal and other expenses incurred.

Certain parties to the Missouri litigation have filed counterclaims against AMC Entertainment, including Ammon Painting Company, Inc., which asserts claims to recover monies for services provided in an amount not specified in the pleadings but which it has expressed in discovery to aggregate to approximately $950,000. AMC Entertainment currently estimates that its claim against Ammon is for approximately $8.0 million. Based on presently available information, AMC Entertainment does not believe such matters will have a material adverse effect on its results of operations, financial condition or liquidity. AMCE has received settlement payments from various parties in connection with this matter of $935,000, $2,610,000 and $925,000 during fiscal 2006, 2005 and 2004, respectively. Gain contingencies are recognized upon receipt.

Loews

Metreon Arbitration.  In May 1997, Loews entered into a 21-year lease with Metreon, Inc. to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, it has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are Loews’ responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord’s assertion that Loews occupies at least 48.5% of the center. Loews asserted that it occupied substantially less of the center and that various expenses included in operating expenses charged to it were improper. In the Chapter 11 proceeding Loews assumed the Metreon lease without prejudice to any of its or Metreon’s rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. In September 2003, an arbitration was conducted to determine the percentage of the center occupied by the theatre. On March 16, 2004, the arbitrators issued a final award fixing at 34.49% the percentage of the center occupied by Loews as of August 1, 2003 and directing Metreon to pay Loews’ legal fees and expenses related to the arbitration.

Metreon sought to have the award vacated in state court in California and a hearing regarding Metreon’s motion was held on July 8, 2004. By Order dated August 2, 2004, the court denied Metreon’s motion to vacate the arbitration award, confirmed the award, and awarded Loews attorney’s fees and costs to be determined in post-hearing submissions. A judgment confirming the arbitration award was entered by the court on September 3, 2004. Metreon appealed this judgment in the California Court of Appeal and on November 22, 2005, that court vacated the arbitration award on the grounds that the arbitrators had exceded their authority by permitting extrinsic evidence to be introduced in the proceedings in violation of an integration clause contained in the lease.  The court also awarded Metreon its costs and fees on appeal. On December 28, 2005, Loews filed a petition for review of this decision with the Supreme Court of California. Loews believes it has meritorious defenses to all of Metreon’s claims under the lease and intends to continue to vigorously defend its position.

The Transactions

The Mergers

The Mergers are subject to the satisfaction of customary closing conditions for transactions of this type, including antitrust approval and the completion of financing to refinance AMC Entertainment’s existing senior secured credit facility and Loews’ existing senior secured credit facility. Upon completion of the Mergers, the existing stockholders of Holdings, including affiliates of J.P. Morgan Partners, LLC and Apollo Management, L.P., will hold approximately 60% of its outstanding capital stock, and the current stockholders of LCE Holdings, including affiliates of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors (collectively with J.P. Morgan Partners, LLC and Apollo Management, L.P., the “Sponsors”), will hold approximately 40% of the outstanding capital stock. We will finance the Mergers and the refinancing of AMC Entertainment’s and Loews’ existing indebtedness as described below.

The Mergers are subject to antitrust approvals that have resulted in agreements with the Department of Justice and Attorney Generals of California, Washington and the District of Columbia to divest ten theatres and 120 screens in seven U.S. markets. For the 52 weeks ended September 29, 2005, on a pro forma basis, these theatres in the aggregate comprised $77.2 million of total revenues.

Upon completion of the Mergers, we will continue to be one of the world’s leading theatrical exhibition companies based on total revenues. We expect to achieve corporate overhead savings as a result of actions that we expect to take during the first six months following completion of the Mergers, including the elimination of duplicative facilities and services, enhancing operating efficiencies in areas such as advertising and field support and theatre-level staffing, and realizing economies of scale in several areas, most notably in purchasing and contracting for services and supplies. We estimate that we will achieve approximately $52 million in annual cost savings as a result of these synergies and we anticipate that we will fully realize these savings over the 18 months following the completion of the Mergers; however, in order to realize them, we expect to incur one-time transition expenditures of approximately $34.8 million in the year following the Mergers. Over the longer term, we expect to further improve operating results of the combined company by enhancing revenues as we integrate programming and promotional activities. Management has significant experience in integrating acquisitions, with AMCE and Loews having acquired and successfully integrated a total of 431 theatres over the last eight years.

The Financing Transactions

Concurrently with the closing of this offering, we anticipate entering into the following financing transactions:

•                  our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility;

•                  the termination of AMC Entertainment’s existing senior secured credit facility, under which no amounts are currently outstanding, and the repayment of all outstanding amounts under Loews’ existing senior secured credit facility and the termination of all commitments thereunder; and

•                  the completion of the tender offer and consent solicitation, which we refer to in this exhibit as the “Tender Offer,” for all $315.0 million aggregate principal amount of Loews’ outstanding 9.0% senior subordinated notes due 2014, which we refer to in this exhibit as the “Existing Loews Subordinated Notes.” Unless otherwise stated, we assume for purposes of this exhibit that 100% of the Existing Loews Subordinated Notes will be tendered in connection with the Tender Offer.

We intend to consummate the Mergers concurrently with the consummation of the offering of the notes, the completion of the Tender Offer, the repayment of all outstanding amounts under AMC Entertainment’s existing senior secured credit facility and Loews’ existing senior secured credit facility and the consummation of the other financing transactions described above, which, together with the divestitures described above, we refer to collectively throughout this exhibit as the “Merger Transactions.” The completion of this offering and the Tender Offer described above are not conditions to the consummation of the Mergers, but completion of the Mergers and completion of the Tender Offer are conditions to this offering.

If the Tender Offer is not completed prior to the consummation of the Mergers, we will be required to offer to purchase all of the Existing Loews Subordinated Notes at 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Following the consummation of the Merger Transactions, our corporate structure will be as follows:

(a)	Sponsors:	Apollo Management, L.P.
J.P. Morgan Partners, LLC
Bain Capital Partners, LLC
The Carlyle Group
Spectrum Equity Investors
Certain additional co-investors

Sources and Uses of Funds

The following table sets forth the estimated sources and uses of funds in connection with the Merger Transactions, assuming they had occurred on September 29, 2005 and based on amounts outstanding on that date. The actual sources and uses of funds may be different than the amounts set forth below. See “Use of Proceeds.”

Sources of Funds	Amount	Uses of Funds	Amount
	(thousands of dollars)		(thousands of dollars)
Revolving loan of new senior secured credit facility(1)	—
Term loan of new senior secured credit facility	$650,000	Existing Loews senior secured credit facility(2)(4)	$627,682
Senior subordinated notes due 2016	325,000	Existing Loews Subordinated Notes(2)(3)(4)(5)	323,636
Net cash used	25,765	Transaction fees and expenses(6)	49,447
Total sources	$1,000,765	Total uses	$1,000,765

(1)                                  At closing, no amounts will be drawn under the new $200 million revolving credit facility.

(2)                                  Includes accrued interest.

(3)                                  Includes a consent payment of 1.25% related to the Tender Offer.

(4)                                  As of September 30, 2005.

(5)                                  For purposes of this table, we have assumed that all of the Existing Loews Subordinated Notes will be tendered in the Tender Offer. As of January 9, 2006, $261.7 million in principal amount of the Existing Loews Subordinated Notes have been tendered in the Tender Offer, which is scheduled to expire on January 25, 2006.

(6)                                  Reflects fees and expenses associated with the Merger Transactions, including placement and other financing fees, transaction expenses, debt issuance costs and other transaction costs and professional fees.

Our Equity Sponsors

Apollo Management, L.P. was founded in 1990 and is among the most active and successful private investment firms in the United States in terms of both the number of investment transactions completed and aggregate dollars invested. Since inception, Apollo Management, L.P. has managed the investment of an aggregate of approximately $18 billion in equity capital, including $13 billion invested in corporate transactions, in a wide variety of industries, both domestically and internationally. Recent notable transactions sponsored by the firm include Compass Minerals Group, Inc., General Nutrition Centers, Inc., Nalco Company, Pacer International, Inc. and United Agri Products, Inc.

J.P. Morgan Partners, LLC is a leading private equity firm with approximately $11 billion in capital under management as of September 30, 2005. Since its inception in 1984, J.P. Morgan Partners, LLC has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare, hardware and software companies. J.P. Morgan Partners, LLC has more than 75 investment professionals in five principal offices throughout the world. J.P. Morgan Partners, LLC is a private equity division of JPMorgan Chase & Co., one of the largest financial institutions in the United States. Selected current and prior portfolio companies include: Pinnacle Foods, Cabela’s, National Waterworks, Cinemex, Cine UK, Ascend Media, Olympus Media and PQ Corp.

Bain Capital, LLC (“Bain Capital”) is a leading global investment firm managing more than $27 billion in assets, including private equity, venture capital, high-yield debt and public equity. Bain Capital is unique in its industry given its strategy consulting background and expertise that enables the firm to provide its portfolio companies and management partners with significant strategic and operational guidance. Since its inception in 1984, Bain Capital Partners, Bain Capital’s private equity advisor, has raised eight private equity funds and has invested in more than 230 companies. Headquartered in Boston with additional offices in New York, London and Munich, Bain Capital has assembled one of the largest and most experienced investment teams in the world consisting of more than 190 investment professionals.

The Carlyle Group is a global private equity firm with $31 billion in assets under management. The Carlyle Group invests in buyouts, venture capital, real estate, and leveraged finance in North America, Europe and Asia. Established in 1987, The Carlyle Group has invested $14.3 billion of equity in 414 transactions. The current media & telecommunications portfolio includes Dex Media, Hawaiian Telcom, Loews Cineplex, PanAmSat, Casema and Willcom, and pending transactions include Insight Communications. The Carlyle Group employs more than 300 investment professionals in 14 countries.

Spectrum Equity Investors is a private equity firm with more than $4 billion in assets under management. The firm specializes in investments in the media, entertainment, information services and communications industries throughout North America and Western Europe. Representative investments include CBD Media, Inc., Consolidated Communications, Eutelsat, Patriot Media and Riskmetrics. Spectrum Equity Investors is based in Boston, Massachusetts and Menlo Park, California.

Recent Developments

In July 2004, LCE Holdings, a company formed by investment funds affiliated with Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors acquired 100% of the capital stock of Loews and, indirectly, Cinemex, for an aggregate purchase price of approximately $1.5 billion. The purchase of Loews and Cinemex was financed with borrowings by Loews under its senior secured credit facility, the issuance of the Existing Loews Subordinated Notes and cash equity investments by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors. Prior to the closing of the acquisition, Loews sold all of its Canadian and German film exhibition operations to its former investors, who indemnified Loews for certain potential liabilities in connection with those sales. In this exhibit, we refer to the transactions described in this paragraph and the payment of fees and expenses related thereto, along with the South Korea Transaction (as defined and described below), as the “Loews Transactions.”

In December 2004, AMC Entertainment completed a merger in which it was acquired by Holdings, a newly created investment vehicle owned by J.P. Morgan Partners (BHCA) L.P. and certain other affiliated funds managed by J.P. Morgan Partners, LLC (collectively, “JPMP”) and Apollo Investment Fund V, L.P. and certain related investment funds (collectively, “Apollo”) and certain other co-investors. Marquee Inc. (“Marquee”), a wholly-owned subsidiary of Holdings, merged with and into AMC Entertainment, with AMC Entertainment as the surviving entity. Pursuant to the terms of the merger, each issued and outstanding share of AMC Entertainment’s common stock and Class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of AMC Entertainment’s preferred stock was converted into the right to receive $2,727.27 in cash. The total value of the merger and related transactions was approximately $2.0 billion (approximately $1.67 billion in equity and the assumption of $750 million in debt less $397 million in cash and equivalents). Following consummation of the merger, AMC Entertainment became a privately held company, wholly owned by Holdings. Holdings is currently owned by JPMP, Apollo, other co-investors and by certain members of management. The consideration paid in the merger was funded with the proceeds from the issuance of AMC Entertainment’s 8 5/8% senior fixed rate notes due 2012 and senior floating rate notes due 2010, the proceeds from the issuance of Holdings’ 12% senior discount notes due 2014, equity contributions by JPMP, Apollo and the other co-investors and cash on hand. Concurrently with the consummation of the merger, AMC Entertainment entered into an amendment to its existing $175.0 million revolving credit facility. In this exhibit, we refer to the transactions described in this paragraph and the payment of fees and expenses related thereto as the “Marquee Transactions.”

In March 2005, AMC Entertainment contributed certain assets consisting of fixed assets and exhibitor agreements of National Cinema Network, Inc. (“NCN”) to a new joint venture with Regal Entertainment Group called National CineMedia, LLC (“NCM”).  The new company engages in the marketing and sale of cinema screen advertising and promotions products; business communications and training services; and the distribution of digital alternative content. AMC Entertainment paid termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above, NCM issued a 37% interest in its Class A units to NCN. Since that date, AMC Entertainment’s interest in NCM has declined to 29% due to the entry of new investors.

In March 2005, AMC Entertainment commenced an organizational restructuring related to functions at its home office in Kansas City, Missouri and its film office in Los Angeles, California. AMC Entertainment’s new organizational system flattened management structure and aligned systems, resources and areas of expertise to promote faster communication. The primary goal of the restructuring was to create a simplified organizational structure to enable AMC Entertainment to position itself in a manner it believes will best serve its existing guests while setting the stage to handle growth with improved infrastructure. AMC Entertainment recorded $4.9 million and $3.9 million of expenses related to one-time termination benefits and other costs related to the displacement of approximately 200 associates as part of the organizational restructuring and the contribution of assets by NCN to NCM during fiscal 2005 and fiscal 2006, respectively.

In June 2005, AMC Entertainment sold four of its five theatres in Japan for a sales price of approximately $44.8 million and, on September 1, 2005, sold its remaining Japanese theatre for a sales price of approximately $8.6 million. These operations met the criteria for reporting as discontinued operations. Under GAAP, AMC Entertainment was required to reclassify previously reported prior period financial statements to reflect the discontinued operations. On October 7, 2005, AMC Entertainment filed a Current Report on Form 8-K that provided certain financial information that would have been required to be included in its Annual Report on Form 10-K for fiscal 2006. The historical financial information included in the Current Report on Form 8-K, which is incorporated by reference into this exhibit, as well as the historical financial data of AMC Entertainment included in this exhibit, has been revised and updated from its original presentation to incorporate the following:

•                  The reclassification of the results of operations for certain assets that AMC Entertainment sold on June 30, 2005 and September 1, 2005 that meet the criteria for discontinued operations to be presented as such in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and the addition to Note 3 to the notes to AMC Entertainment’s consolidated financial statements;

•                  Reclassifications and footnote disclosure updates to conform to the presentation in AMC Entertainment’s Quarterly Report on Form 10-Q for the period ended June 30, 2005; and

•                  Reclassifications in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to conform to the presentation in AMC Entertainment’s Quarterly Report on Form 10-Q for the period ended June 30, 2005.

In December 2005, Loews sold its 50% interest in Megabox (the “South Korea Transaction”), Loews’ joint venture in South Korea, which sale generated approximately $78.4 million (79.5 billion South Korean won) in proceeds, net of local withholding taxes. In this exhibit, we refer to the South Korea Transaction as part of the Loews Transactions. Loews holds the proceeds of the sale in cash on its balance sheet and the combined company may use it to reduce outstanding debt in the future.

Summary Unaudited Pro Forma Combined Financial and Operating Data

The following summary unaudited pro forma financial data sets forth our unaudited pro forma combined balance sheet as of September 29, 2005 and unaudited pro forma combined statement of operations for the 52 weeks ended September 29, 2005, the 26 weeks ended September 29, 2005 and the 52 weeks ended March 31, 2005. The pro forma financial data has been derived from our unaudited pro forma condensed consolidated financial information and the notes thereto included elsewhere in this exhibit and has been prepared based on AMC Entertainment’s audited and unaudited consolidated financial statements and Loews’ audited and unaudited combined consolidated financial statements. The unaudited pro forma combined balance sheet data gives pro forma effect to the Merger Transactions as if they had occurred on September 29, 2005. The unaudited pro forma combined statement of operations data gives pro forma effect to (i) the Merger Transactions, (ii) AMCE’s contribution of NCN assets to NCM, (iii) the Loews Transactions and (iv) the Marquee Transactions as if each had occurred at April 2, 2004. The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what our actual results of operations would have been had the Merger Transactions (or other transactions given pro forma effect in the case of the pro forma combined statement of operations data) and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. Adjusted EBITDA and Adjusted EBITDAR, as presented below, include $52 million of estimated annual cost savings that we expect to achieve as a result of the Mergers. We cannot guarantee that we will be able to realize all of these cost savings. See “Risk Factors—We cannot assure you that we will achieve the cost savings we anticipate from enhanced operating efficiencies following the Mergers, nor can we assure you that our one-time transition expenditures will not exceed $34.8 million.” In addition, Adjusted EBITDA and Adjusted EBITDAR do not include the estimated $34.8 million in one-time transition expenditures that we anticipate we will need to incur to realize these cost savings. The summary unaudited pro forma combined financial data should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” as presented in AMCE’s Current Report on Form 8-K filed on December 27, 2005; the unaudited pro forma condensed consolidated financial statements; the historical consolidated financial statements, including the notes thereto; “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial data of AMC Entertainment and Loews.

	Pro Forma
	52 Weeks Ended September 29, 2005	26 Weeks Ended September 29, 2005	52 Weeks Ended March 31, 2005
	(thousands of dollars)
Statement of Operations Data:
Total revenues	$2,408,498	$1,210,918	$2,531,990
Cost of operations	1,547,997	785,400	1,606,952
Rent	424,479	213,659	421,873
General and administrative expense:
Merger and acquisition costs	10,323	5,980	8,098
Management fee	5,496	2,998	4,540
Other	78,017	40,407	89,935
Preopening expense	2,155	1,010	2,553
Theatre and other closure expense	2,684	980	12,025
Restructuring charge	8,834	3,908	5,053
Depreciation and amortization	294,635	142,207	294,645
Disposition of assets and other (gains)/losses	1,196	389	(5,274)
Total costs and expenses	2,375,816	1,196,938	2,440,400
Other expense (income)	(12,825)	(6,047)	(6,778)
Interest expense	200,331	100,632	204,460
Investment expense (income)	(1,974)	883	(5,880)
Loss from continuing operations before income taxes	(152,850)	(81,488)	(100,212)
Income tax provision (benefit)	1,497	(626)	11,461
Loss from continuing operations	$(154,347)	$(80,862)	$(111,673)

	Pro Forma
	52 Weeks Ended September 29, 2005	26 Weeks Ended September 29, 2005	52 Weeks Ended March 31, 2005
	(thousands of dollars, except operating data)
Balance Sheet Data (at period end):
Cash and equivalents	$173,345
Corporate borrowings	2,244,850
Other long-term liabilities	409,082
Capital and financing lease obligations	61,299
Stockholders’ equity (deficit)	1,230,121
Total assets	4,365,863
Other Data:
Adjusted EBITDAR(1)	$848,683	$417,928	$895,096
Adjusted EBITDA(1)	420,306	204,269	473,223
Operating Data (at period end):
Average screens—continuing operations(2)	5,127
Number of screens operated	5,684
Number of theatres operated	425
Screens per theatre	13.4
Attendance (in thousands)—continuing operations(2)	251,138

(1)                                  Pro forma Adjusted EBITDA is defined as loss from continuing operations before income taxes, as adjusted for the items summarized in the table below. Adjusted EBITDAR is defined as pro forma Adjusted EBITDA, as adjusted for rent. Adjusted EBITDA and Adjusted EBITDAR are not measurements of our financial performance or liquidity under GAAP and should not be considered as alternatives to loss from continuing operations before income taxes, operating income or any other performance measures derived in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDAR include $52 million of estimated annual cost savings that we expect to achieve in connection with the Mergers as a result of actions that we expect to take during the first six months following completion of the Mergers and which we anticipate we will fully realize over the 18 months following the completion of the Mergers. See “The Transactions—The Mergers.” However, Adjusted EBITDA and Adjusted EBITDAR do not take into account the $34.8 million in one-time transition expenditures that we anticipate we will need to incur during this period in order to realize these cost savings. The adjustments reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount, (iii) an inability to terminate certain contracts and (iv) an inability to successfully integrate LCE into our existing operations. See “Use of Non-GAAP Financial Information.” Adjusted EBITDA and Adjusted EBITDAR are calculated as follows:

	Pro Forma
	52 Weeks Ended September 29, 2005	26 Weeks Ended September 29, 2005	52 Weeks Ended March 31, 2005
	(thousands of dollars, except operating data)
Loss from continuing operations	$(154,347)	$(80,862)	$(111,673)
Income tax provision (benefit)	1,497	(626)	11,461
Investment income	(1,974)	883	(5,880)
Interest expense	200,331	100,632	204,460
Other expense (income)	(33)	—	(33)
Disposition of assets and other (gains)/losses	1,196	389	(5,274)
Depreciation and amortization	294,635	142,207	294,645
Restructuring charge	8,834	3,908	5,053
Theatre and other closing expense	2,684	980	12,025
Preopening expense	2,155	1,010	2,553
Stock-based and special compensation expense	(3,397)	747	1,201
Management fee	5,496	2,998	4,540
Merger and acquisition costs	10,323	5,980	8,098
Subtotal	367,400	178,246	421,176

Anticipated cost savings related to:
Administrative salaries, bonuses, occupancy expenses and other administrative expenses(a)	29,920	14,960	29,920
Newspaper and other advertising expenses(b)	10,783	5,392	10,783
Vendor based contract savings for concession and other costs(c)	6,001	3,000	6,001
Theatre level salaries and bonuses(d)	5,343	2,671	5,343
Other adjustments(e)	859	—	—
Adjusted EBITDA	$420,306	$204,269	$473,223
Rent	424,479	213,659	421,873
Other rent adjustments(f)	3,898	—	—
Total rent and other rent adjustments	428,377	213,659	421,873
Adjusted EBITDAR	$848,683	$417,928	$895,096

(a)                                  Represents (i) cost savings related to the elimination of duplicative overhead costs, including staffing and other administrative expenses, and (ii) real estate related savings for the closure of duplicative facilities, both of which we expect to complete within the first six months after the Mergers.

(b)                                 Represents (i) costs associated with duplicative advertising in markets in which AMCE and Loews have overlapping operations, including New York City, Dallas, Seattle, Washington, D.C., Detroit, Cleveland, Orlando and Philadelphia, (ii) the realization of savings from our combined purchasing power for various advertising services and (iii) the elimination of other redundant advertising spending, such as the elimination of duplicative websites. We intend to eliminate these costs immediately upon the completion of the Mergers.

(c)                                  Represents the difference between AMCE’s and Loews’ contractual payment rates to certain vendors to our theatres. We intend to bring Loews’ operations within AMCE’s national corporate contracts for these items immediately upon completion of the Mergers.

(d)                                 Represents the anticipated savings to be achieved through alignment of theatre pay level and staffing practices and implementing best practices used by each of AMCE and Loews with respect to staffing.

(e)                                  Represents pro forma adjustments for NCM and unfavorable lease amortization that have been excluded for purposes of calculating Adjusted EBITDA.

(f)                                    Represents pro forma adjustments for unfavorable lease amortization that have been excluded for purposes of calculating Adjusted EBITDAR.

(2)                                  Includes consolidated theatres only.

Summary Historical Financial and Operating Data

AMC Entertainment Inc.

The following tables set forth certain of AMC Entertainment’s historical financial and operating data. The summary historical financial data for the interim periods ended September 30, 2004 and September 29, 2005 and for the three fiscal years ended March 31, 2005 have been derived from AMC Entertainment’s audited and unaudited consolidated financial statements and related notes. The historical financial data set forth below is qualified in its entirety by reference to AMC Entertainment’s consolidated financial statements and the notes thereto.

On December 23, 2004, AMC Entertainment completed the Marquee Transactions in which Holdings acquired AMC Entertainment through a merger of AMC Entertainment and Marquee. Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with and into AMC Entertainment (the “Predecessor”) with AMC Entertainment as the surviving entity (the “Successor”). The merger was treated as a purchase with Marquee being the “accounting acquiror” in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004, the closing date of the merger. The consolidated summary historical financial statements presented below are those of the accounting acquiror from its inception on July 16, 2004 through September 29, 2005, and those of its Predecessor, AMC Entertainment, for all prior periods through the closing date of the merger.

The summary historical financial and operating data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” the historical consolidated financial statements, including the notes thereto, and the unaudited interim financial statements, including the notes thereto, of AMC Entertainment.

	Twenty-Six Week Periods			Fiscal Years Ended(1)(3)(5)
	April 1, 2005 through September 29, 2005	From Inception July 16, 2004 through September 30, 2004	April 2, 2004 through September 30, 2004	From Inception July 16, 2004 through March 31, 2005(6)	April 2, 2004 through December 23, 2004(6)	52 Weeks Ended April 1, 2004	53 Weeks Ended April 3, 2003
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(thousands of dollars)		(thousands of dollars)		(thousands of dollars)
Statement of Operations Data:
Total revenues	$811,719	$—	$918,291	$452,900	$1,293,968	$1,722,439	$1,733,599
Film exhibition costs	295,262	—	334,614	157,339	465,086	621,848	637,606
Concession costs	23,768	—	27,498	13,348	39,725	49,212	51,976
Operating expense	214,343	—	229,029	119,070	333,279	454,190	480,749
Rent	156,692	—	158,890	83,904	232,208	298,945	286,107
General and administrative expense:
Merger and acquisition costs	2,640	—	3,843	22,268	42,732	5,508	1,128
Management fee	1,000	—	—	500	—	—	—
Other(7)	18,161	—	30,506	14,716	33,908	56,500	66,215
Preopening expense	736	—	981	39	1,292	3,858	3,227
Theatre and other closure expense	980	—	10,321	1,267	10,758	4,068	5,416
Restructuring charge(10)	3,908	—	—	4,926	—	—	—
Depreciation and amortization	75,467	—	61,078	45,263	90,259	120,867	123,808
Impairment of long-lived assets	—	—	—	—	—	16,272	14,564
Disposition of assets and other gains	(770)	—	(2,395)	(302)	(2,715)	(2,590)	(1,385)
Total costs and expenses	792,187	—	854,365	462,338	1,246,532	1,628,678	1,669,411
Other expense (income)(4)	(6,047)	—	—	(6,778)	—	13,947	—
Interest expense:
Corporate borrowings	49,201	4,295	38,897	39,668	66,851	66,963	65,585
Capital and financing lease obligations	3,380	—	5,005	2,047	7,408	10,754	12,215
Investment income	(372)	(647)	(2,998)	(2,511)	(6,476)	(2,861)	(3,502)
Earnings (loss) from continuing operations before income taxes	(26,630)	(3,648)	23,022	(41,864)	(20,347)	4,958	(10,110)
Income tax provision (benefit)	(10,300)	—	14,300	(6,800)	15,000	11,000	10,000
Earnings (loss) from continuing operations	(16,330)	(3,648)	8,722	(35,064)	(35,347)	(6,042)	(20,110)
Earnings (loss) from discontinued operations, net of income tax benefit(2)	(22,094)	—	458	301	(531)	(4,672)	(9,436)
Net earnings (loss)	$(38,424)	$(3,648)	$9,180	$(34,763)	$(35,878)	$(10,714)	$(29,546)
Preferred dividends	—	—	—	—	104,300	40,277	27,165
Net earnings (loss) for shares of common stock	$(38,424)	$(3,648)	$9,180	$(34,763)	$(140,178)	$(50,991)	$(56,711)

	Twenty-Six Week Periods				Fiscal Years Ended(1)(3)(5)
	April 1, 2005 through September 29, 2005	From Inception July 16, 2004 through September 30, 2004	April 2, 2004 through September 30, 2004		From Inception July 16, 2004 through March 31, 2005(4)(7)	April 2, 2004 through December 23, 2004(4)(7)	52 Weeks Ended April 1, 2004(4)		53 Weeks Ended April 3, 2003
	(Successor)	(Successor)	(Predecessor)		(Successor)	(Predecessor)	(Predecessor)		(Predecessor)
	(thousands of dollars, except operating data)		(thousands of dollars, except operating data)			(thousands of dollars, except operating data)
Balance Sheet Data (at period end):
Cash and equivalents	$71,797				$70,949	$	$333,248		$244,412
Corporate borrowings	1,160,810				1,161,970		686,431		668,661
Other long-term liabilities	318,635				350,490		182,467		177,555
Capital and financing lease obligations	37,285				65,470		61,281		59,101
Stockholders’ equity (deficit)	861,034				900,966		280,604		279,719
Total assets	2,635,666				2,789,948		1,506,534		1,480,698
Cash Flow Data:
Net cash provided by (used in) operating activities	$22,915	$647	$75,464		$(58,560)	$141,654	$183,278		$128,747
Net cash provided by (used in) investing activities	(1,395)	(455,647)	(673,583)		(1,259,794)	(692,395)	(69,378)		(137,201)
Net cash provided by (used in) financing activities	(20,772)	455,000	642,842		1,387,456	614,744	(24,613)		33,437
Other Data:
Adjusted EBITDAR(9)	$266,979	$—	$301,989		$156,373	$421,970	$549,416		$518,314
Adjusted EBITDA(9)	110,287	—	143,099		72,469	189,762	250,471		232,207
Capital expenditures	(44,437)	—	(51,913)		(18,622)	(66,155)	(95,011)		(100,932)
Proceeds from sale/leasebacks	—				50,910	—	63,911		43,665
Ratio of earnings to fixed charges(6)(8)	—	—	1.2	X	—	—	1.0	x	—
Operating Data (at period end):
Screen additions	16	—	32		—	44	114		95
Screen acquisitions	—	—	—		3,728	—	48		809
Screen dispositions	87	—	28		14	28	142		111
Average screens-continuing operations(10)	3,448	—	3,456		3,461	3,456	3,415		3,419
Number of screens operated	3,643	—	3,716		3,714	3,728	3,712		3,692
Number of theatres operated	242	—	248		247	249	250		257
Screens per theatre	15.1	—	15.0		15.0	15.0	14.8		14.4
Attendance—continuing operations (in thousands)(10)	79,655	—	93,997		45,953	131,026	182,467		193,194

(1)                                There were no cash dividends declared on common stock during the last three fiscal years.

(2)                                Fiscal 2004 and 2003 include losses from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. Fiscal 2005, 2004 and 2003 include losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006. During the 26 weeks ended September 29, 2005, the Successor includes a loss from discontinued operations of $22,094 (net of income tax provision of $20,300) and during the 26 weeks ended September 30, 2004, the Predecessor includes earnings from discontinued operations of $458 (net of income tax provision of $0). During fiscal 2005 the Successor includes earnings from discontinued operations of $301 (net of income tax benefit of $0) and the Predecessor includes a loss from discontinued operations of $531 (net of income tax benefit of $0). Fiscal 2004 includes a $4,672 loss from discontinued operations (net of income tax benefit of $2,600) and fiscal 2003 includes a $9,436 loss from discontinued operations including a charge for impairment of long-lived assets of $4,999 (net of income tax benefit of $700).

(3)                                Fiscal 2003 includes 53 weeks. All other years have 52 weeks.

(4)                                During the 26 weeks ended September 29, 2005, other expense (income) is composed of $6,047 of income related to the de-recognition of stored value card liabilities where management believes future redemption to be remote. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of AMC Entertainment’s 9 1/2% Senior Subordinated Notes due 2011. During fiscal 2004, other expense (income) is composed of losses recognized on the redemption of $200,000 of AMC Entertainment’s 9 1/2% Senior Subordinated Notes due 2009 and $83,400 of its 9 1/2% Senior Subordinated Notes due 2011.

(5)                                As a result of the Marquee Transactions, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004. Because of the application of purchase accounting, Successor and Predecessor periods are not prepared on comparable bases of accounting.

(6)                                In connection with the Marquee Transactions, Marquee was formed on July 16, 2004, and issued debt and held the related proceeds from issuance of debt in escrow until the consummation of the Marquee Transactions. The Predecessor consolidated this merger entity in accordance with FIN 46(R). As a result, both the Predecessor and the Successor have recorded interest expense of $4,295, interest income of $647 and income tax benefit of $0 during the 26 weeks ended September 30, 2004 and both the Predecessor and Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 during fiscal 2005 related to Marquee.

(7)                                Includes stock-based compensation of $747 and $5,345 for the 26 weeks ended September 29, 2005 and September 30, 2004 (Predecessor), respectively. Includes stock-based compensation of $1,201, $0, $8,727 and $2,011 during fiscal 2005 (Successor), fiscal 2005 (Predecessor), fiscal 2004 and fiscal 2003, respectively.

(8)                                AMCE had a deficiency of earnings to fixed charges for the 26 weeks ended September 29, 2005 (Successor) and from inception on July 16, 2004 through September 30, 2004 of $26.7 million and $3.6 million, respectively. AMCE had a deficiency of earnings to fixed charges for the Successor period from inception on July 16, 2004 through March 31, 2005 of $41.9 million. AMCE had a deficiency of earnings to fixed charges for the Predecessor Period from April 2, 2004 through December 23, 2004 of $20.0 million. AMCE had a deficiency of earnings to fixed charges for fiscal 2003 of $13.0 million. Earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense. AMC Entertainment’s pro forma unaudited deficiency of earnings to fixed charges for the 52 weeks ended September 29, 2005 was $151.0 million.

(9)                                Adjusted EBITDA is defined as net earnings (loss), as adjusted for the items summarized in the table below. Adjusted EBITDAR is defined as Adjusted EBITDA, as adjusted for rent. Adjusted EBITDA and Adjusted EBITDAR are not measurements of AMC Entertainment’s financial performance or liquidity under U.S. GAAP and should not be considered as alternatives to net earnings (loss), operating income or any other performance measures derived in accordance with

GAAP. See “Use of Non-GAAP Financial Information.” Adjusted EBITDA and Adjusted EBITDAR are calculated as follows:

	Twenty-Six Week Periods			Fiscal Years Ended
	April 1, 2005 through September 29, 2005	From Inception July 16, 2004 through September 30, 2004	April 2, 2004 through September 30, 2004	From Inception July 16, 2004 through March 31, 2005(5)(8)	April 2, 2004 through December 23, 2004(5)(8)	April 1, 2004(4)	April 3, 2003(3)(4)
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Net earnings (loss)	$(38,424)	$(3,648)	$9,180	$(34,763)	$(35,878)	$(10,714)	$(29,546)
(Earnings) loss from discontinued operations, net of income tax benefit	22,094	—	(458)	(301)	531	4,672	9,436
Income tax provision (benefit)	(10,300)	—	14,300	(6,800)	15,000	11,000	10,000
Investment income	(372)	(647)	(2,998)	(2,511)	(6,476)	(2,861)	(3,502)
Interest expense	52,581	4,295	43,902	41,715	74,259	77,717	77,800
Other expense (income)(a)	—	—	—	(33)	—	13,947	—
Disposition of assets and other gains	(770)	—	(2,395)	(302)	(2,715)	(2,590)	(1,385)
Impairment of long-lived assets	—	—	—	—	—	16,272	14,564
Depreciation and amortization	75,467	—	61,078	45,263	90,259	120,867	123,808
Restructuring charge(b)	3,908	—	—	4,926	—	—	—
Theatre and other closure expense	980	—	10,321	1,267	10,758	4,068	5,416
Preopening expense	736	—	981	39	1,292	3,858	3,227
Stock-based and special compensation expense	747	—	5,345	1,201	—	8,727	21,261
Management fee	1,000	—	—	500	—	—	—
Merger and acquisition costs	2,640	—	3,843	22,268	42,732	5,508	1,128
Adjusted EBITDA	$110,287	$—	$143,099	$72,469	$189,762	$250,471	$232,207
Rent	156,692	—	158,890	83,904	232,208	298,945	286,107
Adjusted EBITDAR	$266,979	$—	$301,989	$156,373	$421,970	$549,416	$518,314

(a)                                  During the 26 weeks ended September 29, 2005, other expense (income) is composed of $6,047 of income related to the de-recognition of stored value card liabilities where management believes future redemption to be remote. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of AMC Entertainment’s 9 1/2% Senior Subordinated Notes due 2011.  During fiscal 2004, other expense (income) is composed of losses recognized on the redemption of $200,000 of AMC Entertainment’s 9 1/2% Senior Subordinated Notes due 2009 and $83,400 of its 9 1/2% Senior Subordinated Notes due 2011. AMC Entertainment’s definition of Adjusted EBITDA includes income related to the derecognition of stored value card liabilities and excludes gains and losses related to the redemption of its Senior Subordinated Notes due 2011 and 2009.

(b)                                 Restructuring charges relate to one-time termination benefits and other costs related to the displacement of approximately 200 associates in connection with an organizational restructuring, which was completed to create a simplified organizational structure, and contribution of assets by NCN to NCM. This organizational restructuring was substantially completed as of September 29, 2005.

(10)                            Includes consolidated theatres only.

Loews Cineplex Entertainment Corporation

The following tables set forth certain of Loews’ historical financial and operating data. The summary historical financial data for the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004 are derived from Loews’ audited combined consolidated financial statements and related notes. The summary historical financial data presented for the two months ended September 30, 2004 and the nine months ended September 30, 2005 are derived from Loews’ unaudited condensed combined consolidated financial statements and related notes. Loews’ financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. Loews has consolidated Magic Johnson Theatres for all periods presented. Loews has reflected the financial position and results of operations of its former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of its former investors.

On July 30, 2004, Loews completed certain of the Loews Transactions, whereby LCE Holdings, a company formed by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. For accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of the Loews Transactions. As a result, Loews has reported its operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the “Predecessor Company” and for all periods from and after August 1, 2004 as those of the “Successor Company.” The Predecessor Company periods and the Successor Company period have different bases of accounting and are therefore not comparable.

The summary historical financial and operating data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the combined consolidated financial statements, including the notes thereto, and the unaudited interim financial statements, including the notes thereto, of Loews.

	Nine Months Periods			Years Ended
	January 1, 2005 through September 30, 2005	Period August 1, to September 30, 2004	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	December 31, 2003	Period April 1 to December 31, 2002
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Statement of Operations Data:
Total operating revenues	640,608	126,812	567,280	356,038	567,280	928,238	704,515

Expenses
Theatre operations and other expenses	483,235	100,694	404,674	264,608	404,674	681,493	517,017
Cost of concessions	27,341	5,184	23,365	13,948	23,365	35,460	27,574
General and administrative	39,666	8,600	43,334	20,934	43,334	60,099	55,942
Depreciation and amortization	84,116	14,051	49,623	45,771	49,623	80,940	50,746
(Gain)/loss on sale/disposal of theatres(1)	1,159	1	(3,734)	1,430	(3,734)	(4,508)	733
Total operating expenses	635,517	128,530	517,262	346,691	517,262	853,484	652,012
Income (loss) from operations	5,091	(1,718)	50,018	9,347	50,018	74,754	52,503
Interest expense, net	59,070	11,921	16,663	36,005	16,663	35,262	30,613
Loss on early extinguishment of debt	—	882	6,856	882	6,856	—	—
Equity (income)/loss in long-term investments	(3,019)	(1,750)	(933)	(1,438)	(933)	1,485	(1,499)
Income/(loss) before income taxes, extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(50,960)	(12,771)	27,432	(26,102)	27,432	38,007	23,389
Income tax expense/(benefit)	903	(4,608)	12,886	(3,244)	12,886	15,339	8,033
Income/(loss) before extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(51,863)	(8,163)	14,546	(22,858)	14,546	22,668	15,356
Discontinued operations, net of tax(2)	—	—	7,417	—	7,417	56,183	10,846
Cumulative effect of change in accounting principle, net of tax(3)	—	—	—	—	—	—	4,000
Net income (loss)	$(51,863)	$(8,163)	$21,963	$(22,858)	$21,963	$78,851	$30,202

	Nine Months Periods			Years Ended
	January 1, 2005 through September 30, 2005	Period August 1, to September 30, 2004	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	December 31, 2003	Period April 1 to December 31, 2002
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Balance Sheet Data (at period end):
Cash and cash equivalents	$48,951	$	$	$71,015	$	$139,425	$95,643
Corporate borrowings	1,044,465			1,037,907		429,865	610,084
Other long-term liabilities	90,902			113,290		247,221	62,392
Capital and financing lease obligations	27,266			28,033		22,249	23,126
Stockholders’ equity	358,037			405,390		683,384	606,341
Total assets	1,665,807			1,751,958		1,597,319	1,517,734
Cash Flow Data:
Net cash provided by (used in) operating activities(4)	$20,775	$(19,161)	$75,226	$38,097	$75,226	$88,959	$64,347
Net cash provided by (used in) investing activities	(44,442)	(1,314,448)	174,302	(1,323,877)	174,302	(31,226)	(34,057)
Net cash provided by (used in) financing activities	1,279	1,192,657	(217,984)	(1,187,060)	(217,984)	(12,114)	10,311
Other Data:
Adjusted EBITDAR(5)	$198,926	$36,004	$191,658	$116,421	$191,658	$297,621	$221,930
Adjusted EBITDA(5)	102,336	14,159	113,463	61,853	113,463	166,426	127,853
Capital expenditures	(39,567)	(8,733)	(36,638)	(17,205)	(36,638)	(40,895)	(31,478)
Operating Data (at period end):
Screen additions	37	—	12	51	12	59	118
Screen acquisitions	—	—	12	—	12	—	349
Screen dispositions	28	12	50	26	50	48	72
Average screens—continuing operations(6)	1,799	1,789	1,798	1,798	1,806	1,834	1,908
Number of screens operated	2,227	2,181	2,193	2,218	2,193	2,219	2,208
Number of theatres operated	200	197	200	201	200	207	211
Screens per theatre	11.1	11.1	11.0	11.0	11.0	10.7	10.5
Attendance—continuing operations (in thousands)(6)	70,130	14,601	65,967	39,850	65,967	106,797	80,711

(1)                                With respect to Loews’ (gain)/loss on sale/disposal of theatres costs, see the notes to its combined consolidated financial statements.

(2)                                The balances reported for discontinued operations for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of Loews’ Canadian operations, which management decided to sell during 2004 and was sold to its former investors as part of the Loews Transactions.

(3)                                Represents a one-time charge for the nine months ended December 31, 2002 to reflect the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” See further discussion in the notes to Loews’ combined consolidated financial statements.

(4)                                  Cash provided by/(used in) operating activities includes the payment of restructuring charges and reorganization costs, as follows:

	Successor		Predecessor	Successor	Predecessor
	Nine Months Ended September 30, 2005	Period August 1, to September 30, 2004	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	Year Ended December 31, 2003	Period April 1, to December 31, 2002(b)
	(thousands of dollars)		(thousands of dollars)	(thousands of dollars)	(thousands of dollars)
Restructuring charges paid during the period	$8	$4	$13	$17	$13	$3,065	$9,817
Reorganization claims paid during the period	283	144	522	352	522	3,210	20,278
Total	$291	$148	$535	$369	$535	$6,275	$30,095

(5)                                Adjusted EBITDA is defined as net earnings (loss), as adjusted for the items summarized in the table below. Adjusted EBITDAR is defined as Adjusted EBITDA, as adjusted for rent. Adjusted EBITDA and Adjusted EBITDAR are not measurements of Loews’ financial performance or liquidity under U.S. GAAP and should not be considered as alternatives to net earnings (loss), operating income or any other performance measures derived in accordance with U.S. GAAP. See “Use of Non-GAAP Financial Information.” The table below is prepared based on AMC Entertainment’s methodology and thus differs from Loews’ historical presentation of Attributable EBITDA. Specifically, Loews’ Attributable EBITDA was based on financial definitions used in Loews’ existing senior credit facility and the indenture governing the Existing Loews Subordinated Notes and therefore also adjusted net earnings (loss) for straight line amortization of rent, as well as for Loews’ share in the partnership EBITDA of its joint ventures. When comparing the reconciliation set forth below to the reconciliation of AMCE’s Adjusted EBITDA, although both are prepared based on the same methodology and are adjusted for the same items, it should be noted that there are several classification differences between the line items in Loews and AMCE’s reconciliations, which are described below. Adjusted EBITDA and Adjusted EBITDAR are calculated as follows:

	Nine Months Periods
	January 1,			Years Ended
	2005 through September 30, 2005	Period August 1, to September 30, 2004	Period January 1, to July 31, 2004	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	December 31, 2003	Period April 1 to December 31, 2002
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Net earnings (loss)	$(51,863)	$(8,163)	$21,963	$(22,858)	$21,963	$78,851	$30,202
(Earnings) loss from discontinued operations, net of income tax benefit	—	—	(7,417)	—	(7,417)	(56,183)	(10,846)
Cumulative effect of change in accounting principle, net of income tax benefit(a)	—	—	—	—	—	—	(4,000)
Income tax provision (benefit)	903	(4,608)	12,886	(3,244)	12,886	15,339	8,033
Equity (income)/loss in long-term Investments(b)	(3,019)	(1,750)	(933)	(1,438)	(933)	1,485	(1,499)
Loss on early extinguishment of debt(c)	—	882	6,856	882	6,856	—	—
Interest expense	59,070	11,921	16,663	36,005	16,663	35,262	30,613
Disposition of assets and other gains	1,159	1	(3,734)	1,430	(3,734)	(4,508)	733
Depreciation and amortization(d)	84,116	14,051	49,623	45,771	49,623	80,940	50,746
Favorable lease amortization(e)	5,158	—	—	—	—	—	—
Management fee	2,997	645	2,919	1,673	2,919	5,000	4,583
Merger and acquisition costs	3,815	1,180	14,637	3,632	14,637	10,240	19,288
Adjusted EBITDA	$102,336	$14,159	$113,463	$61,853	$113,463	$166,426	$127,853
Rent(f)	96,590	21,845	78,195	54,568	78,195	131,195	94,077
Adjusted EBITDAR	$198,926	$36,004	$191,658	$116,421	$191,658	$297,621	$221,930

(a)                                  Excluded by AMCE because AMCE did not have a cumulative effect of change in accounting principle, net of income tax benefit, for the periods presented.

(b)                                 Included by AMCE as investment income.

(c)                                  Included by AMCE in other expense.

(d)                                 Includes pre-opening expense.

(e)                                  Recorded by Loews as rent and recorded by AMCE as depreciation and amortization.

(f)                                    Excludes favorable lease amortization.

(6)                                  Includes consolidated theatres only.

RISK FACTORS

While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or that may adversely affect our business.

Risks Related to Our Notes

Our substantial debt could adversely affect our operations and your investment in the notes.

We have a significant amount of debt. As of September 29, 2005, on a pro forma basis, we would have had outstanding $1,030.8 million of senior subordinated indebtedness, including the senior subordinated notes due 2016, and $1,168.6 million of other senior indebtedness, all of which other senior indebtedness is senior in right of payment to the senior subordinated notes due 2016. In addition, we would have had available $182.0 million of additional borrowing capacity under our new senior secured credit facility, all of which would also be senior to the senior subordinated notes due 2016. The senior subordinated notes due 2016 are also ranked junior to $106.7 million of indebtedness of Cinemex, a non-guarantor subsidiary, pursuant to its senior secured credit facility. Our subsidiaries that do not guarantee the notes (including Cinemex) would have had $222.5 million of liabilities, which would be structurally senior to the notes. See “—Your right to receive payments on these notes is junior to our new senior secured credit facility, our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of these notes are junior to all our guarantors’ existing senior indebtedness and possibly to all their future borrowings.” As of March 31, 2005, on a pro forma basis, we would also have had approximately $5.7 billion of undiscounted rental payments under operating leases (with initial base terms of between 10 and 25 years).

The amount of our indebtedness and lease and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

•                  increase our vulnerability to general adverse economic and industry conditions;

•                  limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•                  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

•                  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

•                  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

If we fail to make any required payment under our new senior secured credit facility or to comply with any of the financial and operating covenants included in the new senior secured credit facility, we would be in default. Lenders under our new senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the new senior secured credit facility and foreclose upon the stock of our subsidiaries, if pledged to secure the new senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the new senior secured credit facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the new senior secured credit facility or our other indebtedness, including these notes.

Our indebtedness under our new senior secured credit facility and our existing senior floating rate notes due 2010 bears interest at rates that fluctuate with changes in certain prevailing interest rates

(although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our new senior secured credit facility, and our existing senior floating rate notes due 2010 and other indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes, our new senior secured credit facility and our other outstanding debt instruments will not fully prohibit us or our subsidiaries from doing so. On September 29, 2005, on a pro forma basis, our new senior secured credit facility would have permitted additional borrowings thereunder of up to $182.0 million and all of those borrowings would rank senior to the notes and the guarantees. Moreover, none of our indentures, including the indenture governing the senior subordinated due 2016, impose any limitation on our incurrence of liabilities that are not considered “Indebtedness” under the indentures (such as operating leases), nor do they impose any limitation on liabilities incurred by subsidiaries, if any, that might be designated as “unrestricted subsidiaries.” If new debt or other liabilities are added to our and our subsidiaries’ current levels, the related risks that we and they now face could intensify. See “Description of Other Indebtedness—Our New Senior Secured Credit Facility.”

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

Our ability to make payments on and refinance our debt, including the notes, and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition, our $205.0 million in aggregate principal amount of senior floating rate notes due 2010, $212.8 million in aggregate principal amount of 9 1/2% senior subordinated notes due 2011, $250.0 million in aggregate principal amount of 8 5/8% senior fixed rate notes due 2012, $175.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2012 and $300.0 million in aggregate principal amount of 8% senior subordinated notes due 2014 all have an earlier maturity date than that of the senior subordinated due 2016, and we will be required to repay or refinance these notes prior to when the senior subordinated due 2016 come due. For the 52 weeks ended September 29, 2005, on a pro forma basis, we would have a deficiency of earnings to fixed charges of $151.0 million. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facility and these notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

Your right to receive payments on these notes is junior to our new senior secured credit facility, our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of these notes are junior to all our guarantors’ existing senior indebtedness and possibly to all their future borrowings.

The notes and the guarantees rank behind our new senior secured credit facility and all of our and the guarantors’ existing senior indebtedness and future borrowings (other than trade payables), except any indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, the holders of our senior indebtedness and that of our guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the notes or the guarantees.

In addition, the notes and the guarantees will also be effectively subordinated to any debt that is secured to the extent of the value of the property securing such debt.

In addition, all payment on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness in assets remaining after we and the guarantors have paid all of our senior debt. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of our senior debt.

As of September 29, 2005, on a pro forma basis, the notes and the guarantees would have been subordinated to $1,168.6 million of senior debt, and $182.0 million would have been available for borrowing as additional senior debt under our new senior secured credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

Our subsidiaries will only be required to guarantee the notes if they guarantee our other indebtedness, including our new senior secured credit facility, and in certain circumstances, their guarantees will be subject to automatic release.

Our existing and future subsidiaries will only be required to guarantee the notes if they guarantee other indebtedness of ours or any of the subsidiary guarantors, including our new senior secured credit facility. If a subsidiary guarantor is released from its guarantee of such other indebtedness for any reason whatsoever, or if such other guaranteed indebtedness is repaid in full or refinanced with other indebtedness that is not guaranteed by such subsidiary guarantor, then such subsidiary guarantor also will be released from its guarantee of the notes.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some of our subsidiaries (including all of our foreign subsidiaries) will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

On a pro forma basis on September 29, 2005, the notes would have been effectively junior to $222.5 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. On a pro forma basis, our non-guarantor subsidiaries generated approximately 9.0% of our consolidated revenues for the 52 weeks ended September 29, 2005 and held approximately 9.3% of our consolidated assets as of September 29, 2005.

The indenture governing the notes contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise.

The indenture governing the notes contains various covenants that limit our ability to, among other things:

•                  incur additional indebtedness;

•                  make restricted payments;

•                  engage in transactions with affiliates; and

•                  enter into business combinations.

These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

Although the indenture for the notes contains a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications.  Moreover, the indenture does not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered “Indebtedness” under the indenture (such as operating leases), nor does it impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might designated as “unrestricted subsidiaries” (as defined herein).  See “—Our substantial debt could adversely affect our operations and your investment in the notes. ”  Furthermore, there are no restrictions in the indenture on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us.  Also, although the indenture limits our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We must offer to repurchase the notes upon a change of control, which could also result in an event of default under our new senior secured credit facility.

The indenture governing the notes will require that, upon the occurrence of a “change of control,” as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain events involving a change of control will result in an event of default under our new senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our new senior secured credit facility or other indebtedness could result in an acceleration of such indebtedness.  We cannot assure you that we would have sufficient resources to repurchase any of the notes or pay our obligations if the indebtedness under our new senior secured credit facility or other indebtedness were accelerated upon the occurrence of a change of control. The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•                  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•                  was insolvent or rendered insolvent by reason of such incurrence; or

•                  was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•                  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•                  intended to hinder, delay or defraud creditors.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•                  the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets; or

•                  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•                  it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

There is no public trading market for the notes and the notes are subject to restrictions on transfer.

The notes are new issues of securities for which there are currently no established trading markets. We do not intend to have the notes or the exchange notes listed on a national securities exchange, although we expect that the notes will be eligible for trading in the PORTAL Market. In addition, although the initial purchasers of the notes have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. Furthermore, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because J.P. Morgan-Securities Inc. is our affiliate (and Credit Suisse First Boston LLC and Citigroup Global Markets Inc. may be an affiliate), J.P. Morgan Securities Inc. is (and Credit Suisse First Boston LLC and Citigroup Global Markets Inc. may be) required to deliver a current “market-making” prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of each of Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus.  If we are unable to maintain a current market-making prospectus, Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. may be required to discontinue market-making without notice.

While an application to have the notes accepted for trading in the PORTAL Market will be made, there can be no assurance that an active trading market for the notes will develop on the PORTAL Market or elsewhere. If an active market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. We cannot assure you as to the liquidity of the market for the notes or the prices at which you may be able to sell the notes.

In addition, the notes have not been registered under the Securities Act and will be subject to transfer restrictions in order to ensure compliance with federal and state securities laws. Under a registration rights agreement for the notes, we are obligated to use our commercially reasonable efforts to cause a registration statement covering the notes to be filed within 120 days after the consummation of the offering of the notes. Until that registration statement is declared effective, you may only offer to sell or sell the notes under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If such registration statement is not declared effective or ceases to be effective, your ability to transfer the notes will be restricted.

Risks Related to Our Industry

We depend upon the availability and popularity of motion pictures.

A significant disruption in the production of motion pictures, a lack of motion pictures or poor performance of motion pictures could adversely affect our business and operating results. Moreover, our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is generally seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons, and our results of operations will vary from period to period based upon the quantity and quality of the motion pictures that we show in our theatres. In 2005, box office revenues and attendance volume decreased due to the industry-wide lackluster performance of current films. If it continues, this decrease in box office revenues and attendance volume may adversely affect our operating results.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject to sometimes intense competition.

Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

•                  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

•                  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor’s theatres.

•                  Low barriers to entry.  We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

An industry-wide oversupply of screens has affected and may continue to affect the performance of some of our theatres.

In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there is an oversupply of screens in the U.S. and Canadian exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

We compete with other movie delivery methods, including network, cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public’s leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

General political, social and economic conditions can reduce our attendance.

Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 26% of AMCE’s revenues in fiscal 2005, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers’ discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Industry-wide conversion to electronic-based media may increase our costs.

The industry is in the early stages of conversion from film-based media to electronic-based media. There are a variety of constituencies associated with this anticipated change that may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. Should the conversion process rapidly accelerate, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from physical media to electronic media.

Risks Related to Our Business

If we consummate our planned Mergers, the integration of our operations may not benefit the combined business and may lead to higher operating costs.

We will begin to integrate Loews’ operations with AMC Entertainment’s existing operations shortly following the consummation of the Mergers. Successful integration of the two companies will depend upon our management’s ability to manage the combined operations effectively and to benefit from cost savings and operating efficiencies through, for example, the reduction of overhead and theatre-level costs.

Other risks that may result from the Mergers include:

•                  the difficulty of integrating the operations and personnel of AMC Entertainment and Loews;

•                  the potential disruption of both companies’ business;

•                  the diversion of management’s attention and other resources;

•                  the process of integrating may be more complex and require a longer time frame to achieve a successful integration;

•                  the possible inability of the companies to maintain uniform standards, controls, procedures and policies; and

•                  the possibility that the combined liabilities of AMC Entertainment and Loews may prove to be more burdensome than anticipated.

We cannot assure you that we will achieve the cost savings we anticipate from enhanced operating efficiencies following the Mergers, nor can we assure you that our one-time transition expenditures will not exceed $34.8 million.

We cannot assure you that we will achieve the cost savings we anticipate from enhanced operating efficiencies following the Mergers, that we will achieve these cost savings within the time we currently expect, or that our one-time transition expenditures that we anticipate we will need to incur to realize these cost savings will not exceed $34.8 million. The integration of two independent companies is a complex, costly and time-consuming process. Actual cost savings and transition expenditures may differ materially from our estimates due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount, (iii) an inability to terminate certain contracts and (iv) an inability to successfully integrate Loews into AMC Entertainment’s existing operations.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

On a pro forma basis, our gross capital expenditures aggregated to $127.0 million in fiscal 2005. We estimate that, on a pro forma basis, our net capital expenditures will aggregate to approximately $182.0 million (net of proceeds from proposed sale/leaseback transactions of approximately $29.0 million) in fiscal 2006 and to approximately $173.0 million in fiscal 2007. Actual capital expenditures in fiscal 2006 and fiscal 2007 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We face significant competition when trying to acquire theatres, and we may not be able to acquire theatres on terms favorable to us.

We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share after the Mergers, as well as our recent experiences in connection with the Mergers and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

•                  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

•                  the potential disruption of our ongoing business;

•                  the diversion of management’s attention and other resources;

•                  the possible inability of management to maintain uniform standards, controls, procedures and policies;

•                  the risks of entering markets in which we have little or no experience;

•                  the potential impairment of relationships with employees;

•                  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

•                  the possibility that the acquired theatres do not perform as expected.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

•                  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

•                  competition for site locations from both theatre companies and other businesses.

In addition, we typically require 18 to 24 months in the United States and Canada, and at least 32 months elsewhere, from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

We have had significant financial losses in recent years.

AMC Entertainment has reported net losses in each of the last seven fiscal years. AMC Entertainment’s cumulative net losses for the period were approximately $300.8 million. In addition, Loews and its subsidiaries emerged from bankruptcy in March 2002 after filing for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in February 2001. On a pro forma basis, our loss from continuing operations for the 52 weeks ended September 29, 2005 was $154.3 million. If we continue to experience such losses, we may be unable to meet our payment obligations while attempting to expand our circuit and withstand competitive pressures or adverse economic conditions.

We may suffer future impairment losses and lease termination charges.

The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter. AMC Entertainment’s impairment losses from continuing operations over this period aggregated to $166.4 million. Loews’ impairment losses aggregated $0 million in the period since it has emerged from bankruptcy. Beginning fiscal 1999 through September 29, 2005, AMC Entertainment also incurred lease termination charges aggregating $68.2 million and Loews incurred lease termination charges aggregating $0 million on older theatres that we disposed of or closed. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres.

Our international and Canadian operations are subject to fluctuating currency values.

We own, operate or have interests in megaplexes in Canada, Mexico, Argentina, Brazil, Chile, Uruguay, China (Hong Kong), France, Portugal, Spain and the United Kingdom. Because the results of operations and the financial position of Cinemex and our other foreign operations, including our foreign joint ventures, are reported in their respective local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, our financial results are impacted by currency fluctuations between the dollar and those local currencies. During the 52 weeks ended September 29, 2005, on a pro forma basis, revenues from our theatre operations outside the United States accounted for 10.3% of our total revenues. As a result of our international operations, we have risks from fluctuating currency values. As of September 29, 2005, a 10% fluctuation in the value of the United States dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive loss by approximately $0.9 million and $12.6 million, respectively. We do not currently hedge against foreign currency exchange rate risk.

Attendance levels at our international theatres depend on the market for local language films, and we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

Consumers in international markets may be less inclined to spend their leisure time attending movies than consumers in the United States and Canada. The fact that a movie produced in the United States and targeted at U.S. audiences is successful in the United States does not necessarily mean that it will be successful internationally. In addition, there is generally a smaller market for local language films, and the overall supply of these films may not be adequate to generate a sufficient attendance level at our international theatres. As a result of such factors, attendance levels at some of our foreign theatres may not be sufficient to permit us to operate them on a positive cash flow basis. In addition, because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets. As a result of these factors, attendance at some of our international theatres may not be sufficient to permit us to operate them profitably. For example, AMC Entertainment opened its first theatre in Japan during fiscal 1997 and since that time it has incurred pre-tax losses of $38.7 million, including a $5.0 million impairment charge in fiscal 2003. On June 30, 2005, AMC Entertainment sold one of its wholly-owned subsidiaries, Japan AMC Theatres Inc., including four of its five theatres in Japan. AMC Entertainment sold its remaining Japan theatre on September 1, 2005.

Our international theatres are subject to local industry structure and regulatory and trade practices, which may adversely affect our ability to operate at a profit.

Risks unique to local markets include:

•                  unexpected changes in tariffs and other trade barriers;

•                  changes in foreign government regulations;

•                  inflation;

•                  price, wage and exchange controls;

•                  reduced protection for intellectual property rights in some countries;

•                  licensing requirements;

•                  potential adverse tax consequences; and

•                  uncertain political and economic environments.

Such risks may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation and may adversely affect our ability to expand internationally.

We must comply with the ADA, which could entail significant cost.

Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations “reasonably accommodate” individuals with disabilities and that new construction or alterations made to “commercial facilities” conform to accessibility guidelines unless “structurally impracticable” for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

We will not be required to evaluate our internal controls over financial reporting under the standards required by Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008.

Upon the consummation of the Mergers, we will not be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008. Section 404 requires management of a reporting company to annually review, assess and disclose the effectiveness of a company’s internal controls over financial reporting and to provide an attestation by independent auditors, which addresses such assessments. Although we have been voluntarily disclosing certain information related to our internal controls in our filings with the SEC, we will not be subject to the formal requirements of Section 404 until our fiscal year ending in March 2008. Nevertheless, as a result of our disclosures in the past, we would undertake to notify investors of any changes to our internals controls, including any identification of a material weakness in those internal controls.

We are party to significant litigation.

We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot assure you that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. In addition, we are the plaintiff in a number of material lawsuits in which we seek the recovery of substantial payments. We are incurring significant legal fees in prosecuting these lawsuits, and we may not ultimately prevail in such lawsuits or be able to collect on such judgments if we do. In addition, the defense and prosecution of these claims divert the attention of our management and other personnel for significant periods of time. For a description of our legal proceedings, see “Business—Legal Proceedings.”

We may be subject to liability under environmental laws and regulations.

We own and operate facilities throughout the United States and in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

Our success is dependent in part on the efforts of key members of our management team. The loss of their services could materially adversely affect our business, financial condition, results of operations or prospects. We do not currently maintain key person life insurance on any of our key management. In addition, competition for skilled professionals is intense. The loss of any of these professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and profitably and could harm our ability to maintain our desired levels of service.

We may suffer material losses or damages, or be required to make material payments on existing lease and other guaranty obligations, concerning entities, businesses and assets Loews no longer owns as a result of the Loews Transactions, and we may not be able to collect on indemnities from the purchaser of our Canadian and German film exhibition operations in order to satisfy these losses, damages or payments.

We may suffer losses or damages as a result of claims asserted by third parties relating to the Canadian and German entities which Loews no longer owns as a result of the Loews Transactions. While we cannot predict at this time what claims third parties may potentially assert against us, or the frequency or magnitude of such claims, such claims may include matters related to Loews’ former ownership and operation of the Canadian and German entities and their respective businesses or assets (including matters related to the initial public offering of the Cineplex Galaxy Income Fund in Canada). In addition, Loews has guaranteed certain real property leases for theatres located in Canada and in Germany which Loews no longer owns following the Loews Transactions. The Canadian leases are long-term leases and contain options for additional terms which, if exercised, could extend the leases for substantial additional periods.

Under a purchase agreement for the Canadian transfer, Loews’ former investors have indemnified Loews for certain potential liabilities in connection with the sale of its Canadian and German entities, which indemnity is guaranteed by Cineplex Odeon Corporation, or COC, which was Loews’ wholly owned Canadian subsidiary, prior to its sale. It also contains provisions intended to restrict the activities of the purchaser of Canadian operations and COC and to cause the indemnifying party and COC collectively to hold a specified amount of assets. However, there can be no assurance that the assets available to satisfy these obligations will be sufficient. Moreover, the value of the assets required to be so held will be reduced significantly as of December 14, 2006. Accordingly, we may suffer damages or losses, or be required to make payments on outstanding guaranties, for which we may not be made whole under the indemnity. Such damages or losses, or required payments, may have a material adverse effect on our business, assets and results of operations.

We may not be able to generate additional ancillary revenues.

We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our domestic competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005, we contributed our cinema screen advertising business to NCM, in which we currently hold a 29% interest. As such, although we currently retain three board seats in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

We are controlled by the Sponsors, whose interests may not be aligned with yours.

Upon consummation of the Mergers, the Sponsors will have the power to control our affairs and policies. The Sponsors will also control the election of directors, the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The directors elected by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. The interests of the Sponsors could conflict with your interests in material respects. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. In addition, because the taking of certain significant actions require a majority vote of our Sponsors, a deadlock (i.e., equal votes for and against a matter) may occur. A deadlock would only occur if the former sponsors of AMC Entertainment, JPMP and Apollo, were to vote differently than both Bain Capital Partners and The Carlyle Group. If a deadlock occurs, the matter will be deemed not to have been approved, subject to applicable law, which may be harmful to us and conflict with your interests. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

AMC Entertainment Inc.

The following table sets forth certain of AMC Entertainment’s selected historical financial and operating data. AMC Entertainment’s selected financial data for the interim periods ended September 29, 2005 and September 30, 2004 have been derived from the unaudited consolidated financial statements for such periods incorporated by reference into this offering circular, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. AMC Entertainment’s selected financial data for the five fiscal years ended March 31, 2005 have been derived from the audited consolidated financial statements for such periods incorporated by reference into this offering circular.

On December 23, 2004, AMC Entertainment completed the Marquee Transactions in which Holdings acquired AMC Entertainment through a merger of AMC Entertainment and Marquee. Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with and into AMC Entertainment (the “Predecessor”) with AMC Entertainment as the surviving entity (the “Successor”). The merger was treated as a purchase with Marquee being the “accounting acquiror” in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004, the closing date of the merger. The consolidated financial statements presented below are those of the accounting acquiror from its inception on July 16, 2004 through September 29, 2005, and those of its Predecessor, AMC Entertainment, for all prior periods through the closing date of the merger.

The selected financial data presented herein should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” consolidated financial statements, including the notes thereto, and other historical financial information of AMC Entertainment, including the notes thereto, incorporated by reference into this offering circular.

	Twenty-Six Week Periods(7)			Years Ended(1)(4)(7)
				From
		From		Inception
		Inception		July 16,
	April 1, 2005	July 16, 2004	April 2, 2004	2004	April 2, 2004	52 Weeks		52 Weeks	52 Weeks
	through	through	through	through	through	Ended	53 Weeks	Ended	Ended
	September 29,	September 30,	September 30,	March 31,	December 23,	April 1,	Ended	March 28,	March 29,
	2005	2004(8)	2004(8)	2005(5)(8)	2004(5)(8)	2004(5)	April 3, 2003	2002	2001
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(thousands of dollars, except operating data)
Statement of Operations Data:
Revenues:
Admissions	$546,820	$—	$624,887	$306,942	$872,199	$1,171,180	$1,171,021	$853,791	$774,991
Concessions	217,012	—	240,032	120,566	337,603	447,244	458,877	348,438	327,101
Other revenue	47,887	—	53,372	25,392	84,166	104,015	103,701	81,334	70,093
Total revenues	811,719	—	918,291	452,900	1,293,968	1,722,439	1,733,599	1,283,563	1,172,185

Costs and Expenses:
Film exhibition costs	295,262	—	334,614	157,339	465,086	621,848	637,606	460,424	412,082
Concession costs	23,768	—	27,498	13,348	39,725	49,212	51,976	39,462	41,158
Operating expense	214,343	—	229,029	119,070	333,279	454,190	480,749	364,487	334,339
Rent	156,692	—	158,890	83,904	232,208	298,945	286,107	220,240	214,598
General and administrative:
Merger and acquisition costs	2,640	—	3,843	22,268	42,732	5,508	1,128	—	—
Management fee	1,000	—	—	500	—	—	—	—	—
Other(9)	18,161	—	30,506	14,716	33,908	56,500	66,215	36,335	31,014
Preopening expense	736	—	981	39	1,292	3,858	3,227	4,363	2,741
Theatre and other closure expense	980	—	10,321	1,267	10,758	4,068	5,416	2,124	24,169
Restructuring charge(10)	3,908	—	—	4,926	—	—	—	—	—
Depreciation and amortization	75,467	—	61,078	45,263	90,259	120,867	123,808	95,725	101,551
Impairment of long-lived assets	—	—	—	—	—	16,272	14,564	—	68,776
Disposition of assets and other gains	(770)	—	(2,395)	(302)	(2,715)	(2,590)	(1,385)	(1,821)	(664)
Total costs and expenses	792,187	—	854,365	462,338	1,246,532	1,628,678	1,669,411	1,221,339	1,229,764
Other expense (income)(6)	(6,047)	—	—	(6,778)	—	13,947	—	3,754	(9,996)

Twenty-Six Week Periods(7)	Years Ended(1)(4)(7)
From
From	Inception
Inception	July 16,
April 1, 2005	July 16, 2004	April 2, 2004	2004	April 2, 2004	52 Weeks	52 Weeks	52 Weeks
through	through	through	through	through	Ended	53 Weeks	Ended	Ended
September 29,	September 30,	September 30,	March 31,	December 23,	April 1,	Ended	March 28,	March 29,
2005	2004(8)	2004(8)	2005(5)(8)	2004(5)(8)	2004(5)	April 3, 2003	2002	2001
(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
(thousands of dollars, except operating data)
Interest expense:
Corporate borrowings	49,201	4,295	38,897	39,668	66,851	66,963	65,585	48,015	64,347
Capital and financing lease obligations	3,380	—	5,005	2,047	7,408	10,754	12,215	12,745	12,653
Investment income	(372)	(647)	(2,998)	(2,511)	(6,476)	(2,861)	(3,502)	(2,073)	(1,728)
Earnings (loss) from continuing operations before income taxes	(26,630)	(3,648)	23,022	(41,864)	(20,347)	4,958	(10,110)	(217)	(122,855)
Income tax provision (benefit)	(10,300)	—	14,300	(6,800)	15,000	11,000	10,000	2,700	(46,000)
Earnings (loss) from continuing operations	(16,330)	(3,648)	8,722	(35,064)	(35,347)	(6,042)	(20,110)	(2,917)	(76,855)
Earnings (loss) from discontinued operations, net of income tax benefit(2)	(22,094)	—	458	301	(531)	(4,672)	(9,436)	(7,461)	(13,302)
Cumulative effect of accounting changes(3)	—	—	—	—	—	—	—	—	(15,760)
Net earnings (loss)	$(38,424)	$(3,648)	$9,180	$(34,763)	$(35,878)	$(10,714)	$(29,546)	$(10,378)	$(105,917)
Preferred dividends	—	—	12,720	—	104,300	40,277	27,165	29,421	—
Net loss for shares of common stock	$(38,424)	$(3,648)	$(3,540)	$(34,763)	$(140,178)	$(50,991)	$(56,711)	$(39,799)	$(105,917)

Balance Sheet Data (at period end):
Cash and equivalents	$71,797	$70,949	$333,248	$244,412	$219,432	$34,075
Corporate borrowings	1,160,810	1,161,970	686,431	668,661	596,540	694,172
Other long-term liabilities	318,635	350,490	182,467	177,555	120,770	116,602
Capital and financing lease obligations	37,285	65,470	61,281	59,101	57,056	56,684
Stockholder’s equity (deficit)	861,034	900,966	280,604	279,719	255,415	(63,076)
Total assets	2,635,666	2,789,948	1,506,534	1,480,698	1,276,970	1,043,564
Cash Flow Data:
Net cash provided by (used in) operating activities	$22,915	$647	$(75,464)	$(58,560)	$141,654	$183,278	$128,747	$101,091	$43,458
Net cash provided by (used in) investing activities	(1,395)	(455,647)	(673,583)	(1,259,794)	(692,395)	(69,378)	(137,201)	(144,510)	(91,933)
Net cash provided by (used in) financing activities	(20,772)	455,000	642,842	1,387,456	614,744	(24,613)	33,437	228,879	(35,284)
Other Data:
Adjusted EBITDA(12)	$110,287	$—	$143,099	$72,469	$189,762	$250,471	$232,207	$163,057	$141,611
Adjusted EBITDAR(12)	266,979	—	301,989	156,373	421,970	549,416	518,314	383,297	356,209
Capital expenditures	(44,437)	—	(51,913)	(18,622)	(66,155)	(95,011)	(100,932)	(82,762)	(101,932)
Proceeds from sale/leasebacks	—	—	—	50,910	—	63,911	43,665	7,486	682
Ratio of earnings to fixed charges(11)	—	—	1.2	x	—	—	1.0	x	—	—	—
Operating Data (at period end):
Screen additions	16	—	32	—	44	114	95	146	115
Screen acquisitions	—	—	—	3,728	—	48	809	68	—
Screen dispositions	87	—	28	14	28	142	111	86	250
Average screens—continuing operations(13)	3,448	—	3,456	3,461	3,456	3,415	3,419	2,707	2,721
Number of screens operated	3,643	—	3,716	3,714	3,728	3,712	3,692	2,899	2,771
Number of theatres operated	242	—	248	247	249	250	257	181	180
Screens per theatre	15.1	—	15.0	15.0	15.0	14.8	14.4	16.0	15.4
Attendance (in thousands)—continuing operations(13)	79,655	—	93,997	45,953	131,026	182,467	193,194	153,749	147,966

(1)           There were no cash dividends declared on common stock during the last five fiscal years.

(2)           Fiscal 2004, 2003, 2002 and 2001 include losses from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. Fiscal 2006, 2005, 2004, 2003, 2002, and 2001 include losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006. During the 26 weeks ended September 29, 2005, the Successor includes a loss from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. Fiscal 2006, 2005, 2004, 2003, 2002, and 2001 include losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006. During the 26 weeks ended September 29, 2005, the Successor includes a loss from discontinued operations of $22,094 (net of income tax provision of $20,300) and during the 26 weeks ended September 30, 2004, the Predecessor includes earnings from discontinued operations of $458 (net of income tax provision of $0). During fiscal 2005 the Successor includes earnings from discontinued operations of $301 (net of income tax benefit of $0) and the Predecessor includes a loss from discontinued operations of $531 (net of income tax benefit of $0). Fiscal 2004 includes a $4,672 loss from discontinued operations (net of income tax benefit of $2,600), fiscal 2003 includes a $9,436 loss from discontinued operations including a charge for impairment of long-lived assets of $4,999 (net of income tax benefit of $700), fiscal 2002 includes a $7,461 loss from discontinued operations including a charge for impairment of long-lived assets of $4,668 (net of income tax benefit of $3,600) and fiscal 2001 includes a $13,302 loss from discontinued operations (net of income tax benefit of $0).

(3)           Fiscal 2001 includes a $15,760 cumulative effect of an accounting change related to revenue recognition for gift certificates and discounted theatre tickets (net of income tax benefit of $10,950).

(4)           Fiscal 2003 includes 53 weeks. All other years have 52 weeks.

(5)           AMC Entertainment acquired Gulf States Theatres on March 15, 2002 and GC Companies, Inc. on March 29, 2002, which significantly increased its size. In the Gulf States Theatres acquisition, AMC Entertainment acquired 5 theatres with 68 screens in the New Orleans area. In the GC Companies acquisition, it acquired 66 theatres with 621 screens throughout the United States. Accordingly, results of operations for the Successor period ended March 31, 2005 and Predecessor periods ended December 23, 2004, April 1, 2004 and April 3, 2003 are not comparable to its results for the prior fiscal years.

(6)           During the 26 weeks ended September 29, 2005, other expense (income) is composed of $6,047 of income related to the de-recognition of stored value card liabilities where management believes future redemption to be remote. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of AMC Entertainment’s 9 1/2% Senior Subordinated Notes due 2011. During fiscal 2004, other expense (income) is composed of losses recognized on the redemption of $200,000 of AMC Entertainment’s 9 1/2% Senior Subordinated Notes due 2009 and $83,400 of its 9 1/2% Senior Subordinated Notes due 2011. During fiscal 2002, other expense (income) is comprised of transaction expenses incurred in connection with the issuance of Preferred Stock. During fiscal 2001 other expense (income) includes non-cash income related to the extinguishment of gift certificate liabilities for multiple years of sales.

(7)           As a result of the Marquee Transactions, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004. Because of the application of purchase accounting, Successor and Predecessor periods are not prepared on comparable bases of accounting.

(8)           In connection with the Marquee Transactions, Marquee was formed on July 16, 2004, and issued debt and held the related proceeds from issuance of debt in escrow until the consummation of the Marquee Transactions. The Predecessor consolidated this merger entity in accordance with FIN 46(R). As a result, both the Predecessor and the Successor have recorded interest expense of $4,295, interest income of $647 and income tax benefit of $0 during the 26 weeks ended September 30, 2004 and both the Predecessor and Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 during fiscal 2005 related to Marquee.

(9)           Includes stock-based compensation of $747 and $5,345 for the 26 weeks ended September 29, 2005 and September 30, 2004 (Predecessor), respectively. Includes stock-based compensation of $1,201, $0, $8,727, $2,011, $442 and $0 during fiscal 2005 Successor, fiscal 2005 Predecessor, fiscal 2004, 2003, 2002 and 2001, respectively.

(10)         Restructuring charges relate to one-time termination benefits and other costs related to the displacement of approximately 200 associates in connection with an organizational restructuring, which was completed to create a simplified organizational structure, and contribution of assets by NCN to NCM. This organizational restructuring was substantially completed as of September 29, 2005.

(11)         AMCE had a deficiency of earnings to fixed charges for the 26 weeks ended September 29, 2005 (Successor) and from inception on July 16, 2004 through September 30, 2004 of $26.7 million and $3.6 million, respectively. AMCE had a deficiency of earnings to fixed charges for the Successor period from inception on July 16, 2004 through March 31, 2005 of $41.9 million. AMCE had a deficiency of earnings to fixed charges for the Predecessor Period from April 2, 2004 through December 23, 2004 of $20.0 million. AMCE had a deficiency of earnings to fixed charges for fiscal years 2003, 2002, and 2001 of $13.0 million, $1.6 million and $122.9 million, respectively. Earnings consist of earnings (loss) from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capital interest, and undistributed equity in losses of joint ventures. Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense.

(12)         Adjusted EBITDA is defined as net earnings (loss), as adjusted for the items summarized in the table below. Adjusted EBITDAR is defined as Adjusted EBITDA, as adjusted for rent. Adjusted EBITDA and Adjusted EBITDAR are not measurements of AMC Entertainment’s financial performance or liquidity under GAAP and should not be considered as alternatives to net earnings (loss), operating income or any other performance measures derived in accordance with GAAP. See “Use of Non-GAAP Financial Information.” Adjusted EBITDA and Adjusted EBITDAR are calculated as follows:

	Twenty-Six Week Periods			Fiscal Years Ended
	April 1, 2005 through September 29, 2005	From Inception July 16, 2004 through September 30, 2004	April 2, 2004 through September 30, 2004	From Inception July 16, 2004 through March 31, 2005(5)(8)	April 2, 2004 through December 23, 2004(5)(8)	April 1, 2004(4)	April 3, 2003(3)(4)	March 28, 2002	March 29, 2001
							(restated)
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(thousands of dollars)
Net earnings (loss)	$(38,424)	$(3,648)	$9,180	$(34,763)	$(35,878)	$(10,714)	$(29,546)	$(10,378)	$(105,917)
Cumulative effect of accounting change	—	—	—	—	—	—	—	—	15,760
(Earnings) loss from discontinued operations, net of income tax benefit	22,094	—	(458)	(301)	531	4,672	9,436	7,461	13,302
Income tax provision (benefit)	(10,300)	—	14,300	(6,800)	15,000	11,000	10,000	2,700	(46,000)
Investment income	(372)	(647)	(2,998)	(2,511)	(6,476)	(2,861)	(3,502)	(2,073)	(1,728)
Interest expense	52,581	4,295	43,902	41,715	74,259	77,717	77,800	60,760	77,000
Other expense (income)(a)	—	—	—	(33)	—	13,947	—	3,754	(7,379)
Disposition of assets and other gains	(770)	—	(2,395)	(302)	(2,715)	(2,590)	(1,385)	(1,821)	(664)
Impairment of long-lived assets	—	—	—	—	—	16,272	14,564	—	68,776
Depreciation and amortization	75,467	—	61,078	45,263	90,259	120,867	123,808	95,725	101,551
Restructuring charge(b)	3,908	—	—	4,926	—	—	—	—	—
Theatre and other closure expense	980	—	10,321	1,267	10,758	4,068	5,416	2,124	24,169
Preopening expense	736	—	981	39	1,292	3,858	3,227	4,363	2,741
Stock-based and special compensation expense	747	—	5,345	1,201	—	8,727	21,261	442	—
Management fee	1,000	—	—	500	—	—	—	—	—
Merger and acquisition costs	2,640	—	3,843	22,268	42,732	5,508	1,128	—	—
Adjusted EBITDA	$110,287	$—	$143,099	$72,469	$189,762	$250,471	$232,207	$163,057	$141,611
Rent	156,692	—	158,890	83,904	232,208	298,945	286,107	220,240	214,598
Adjusted EBITDAR	$266,979	$—	$301,989	$156,373	$421,970	$549,416	$518,314	$383,297	$356,209

(a)           During the 26 weeks ended September 29, 2005, other expense (income) is composed of $6,047 of income related to the de-recognition of stored value card liabilities where management believes future redemption to be remote. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of AMC Entertainment’s 9 1/2% Senior Subordinated Notes due 2011. During fiscal 2004, other expense (income) is composed of losses recognized on the redemption of $200,000 of AMC Entertainment’s 9 1/2% Senior Subordinated Notes due 2009 and $83,400 of its 9 1/2% Senior Subordinated Notes due 2011. During fiscal 2002, other expense (income) is comprised of transaction expenses incurred in connection with the issuance of Preferred Stock. During fiscal 2001 other expense (income) includes non-cash income related to the extinguishment of gift certificate liabilities for multiple years of sales. AMC Entertainment’s definition of Adjusted EBITDA includes income related to the derecognition of stored value card liabilities, excludes gains and losses related to the redemption of its Senior Subordinated Notes due 2011 and 2009, excludes transaction expenses incurred in connection with the issuance of Preferred Stock and includes $2,617 in 2001 related to the extinguishment of gift certificate liabilities for one year of sales.

(b)           Restructuring charges relate to one-time termination benefits and other costs related to the displacement of approximately 200 associates in connection with an organizational restructuring, which was completed to create a simplified organizational structure, and contribution of assets by NCN to NCM. This organizational restructuring was substantially completed as of September 29, 2005.

(13)         Includes consolidated theatres only.

Loews Cineplex Entertainment Corporation

The following table sets forth Loews’ selected historical and operating data. The selected financial data presented for the two years ended February 28, 2002, the one month ended March 31, 2002, the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004 and the five months ended December 31, 2004 are derived from Loews’ audited combined consolidated financial statements. The selected financial data presented for the seven months ended July 31, 2004, the two months ended September 30, 2004 and the nine months ended September 30, 2005 are derived from Loews’ unaudited condensed combined consolidated financial statements, which, in the opinion of management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods. Loews’ financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. Loews has consolidated Magic Johnson Theatres for all periods. Loews has reflected the financial position and results of its former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of its former investors.

During the period from February 15, 2001 through March 21, 2002, Loews operated under the protection of Chapter 11 of the U.S. Bankruptcy Code. For accounting purposes, it has accounted for the reorganization as of March 31, 2002. Accordingly, Loews’ historical financial information for all periods through March 31, 2002 reflects the financial results of operations of its Pre-Bankruptcy Predecessor Company (prior to reorganization), and its historical financial information for the period April 1, 2002 through July 31, 2004 reflects that of its Predecessor Company (post-reorganization, pre-Loews Transactions). Loews’ results of operations during the reorganization period were significantly affected by its bankruptcy proceedings and are therefore not comparable in all respects with our results for other periods presented.

On July 30, 2004, LCE Holdings, a company formed by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. For accounting purposes and consistent with its reporting periods, Loews has used July 31, 2004 as the effective date of those transactions. Based on this event, Loews has reported its operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company. The Predecessor Company periods and the Successor Company period have different bases of accounting and are therefore not comparable.

The selected financial data presented herein should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” consolidated financial statements, including the notes thereto, and other historical financial information of Loews, including the notes thereto.

	Successor		Predecessor	Successor	Predecessor			Pre-Bankruptcy
	Nine months ended September 30,	Period August 1, to September 30,	Period January 1, to	Period August 1, to December 31,	Period January 1, to July 31,	Year ended December 31,	Period April 1, to December 31,	March 1 to March 31,	Year Ended February 28 or 29,
	2005	2004	July 31, 2004	2004	2004	2003	2002(b)	2002	2002	2001
	(thousands of dollars, except operating data)		(thousands of dollars, except operating data)		(thousands of dollars, except operating data)			(thousands of dollars, except operating data)
Statement of Operations Data:
Revenues
Box office	$428,129	$85,147	$384,814	$237,545	$384,814	$628,643	$475,505	$52,514	$600,725	$628,851
Concessions	180,039	33,384	156,646	94,884	156,646	253,406	192,353	20,869	224,289	241,034
Other	32,440	8,281	25,820	23,609	25,820	46,189	36,657	2,158	31,139	35,383
Total operating revenues	640,608	126,812	567,280	356,038	567,280	928,238	704,515	75,541	856,153	905,268

Expenses
Theatre operations and other expenses	483,235	100,694	404,674	264,608	404,674	681,493	517,017	55,187	652,944	714,132
Cost of concessions	27,341	5,184	23,365	13,948	23,365	35,460	27,574	2,609	35,080	39,061
General and administrative	39,666	8,600	43,334	20,934	43,334	60,099	55,942	3,906	42,186	50,369
Depreciation and amortization	84,116	14,051	49,623	45,771	49,623	80,940	50,746	6,010	108,823	124,119
Restructuring charges(1)	—	—	—	—	—	—	—	1,445	9,549	12,653
(Gain)/Loss on sale/disposal of theatres(1)	1,159	1	(3,734)	1,430	(3,734)	(4,508)	733	—	33,810	240,609
Total operating expense	635,517	128,530	517,262	346,691	517,262	853,484	652,012	69,157	882,392	1,180,943

Income/(loss) from operations	5,091	(1,718)	50,018	9,347	50,018	74,754	52,503	6,384	(26,239)	(275,675)
Interest expense, net	59,070	11,921	16,663	36,005	16,663	35,262	30,613	3,914	60,866	98,601
Loss on early extinguishment of debt	—	882	6,856	882	6,856	—	—	—	—	—
Equity (income)/loss in long-term investments(2)	(3,019)	(1,750)	(933)	(1,438)	(933)	1,485	(1,499)	(85)	1,748	8,385
Reorganization costs(1)	—	—	—	—	—	—	—	2,573	96,497	42,146
Income/(loss) before income taxes, extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(50,960)	(12,771)	27,432	(26,102)	27,432	38,007	23,389	(18)	(185,350)	(424,807)
Income tax expense/(benefit)	903	(4,608)	12,886	(3,244)	12,886	15,339	8,033	199	2,550	3,598
Income/(loss) before extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(51,863)	(8,163)	14,546	(22,858)	14,546	22,668	15,356	(217)	(187,900)	(428,405)
Discontinued operations, net of tax(3)	—	—	7,417	—	7,417	56,183	10,846	—	—	—
Extraordinary gain, net of tax(4)	—	—	—	—	—	—	—	474,290	—	—
Cumulative effect of change in accounting principle, net of tax(5)	—	—	—	—	—	—	4,000	—	—	(7,841)
Net income/(loss)	$(51,863)	$(8,163)	$21,963	$(22,858)	$21,963	$78,851	$30,202	$474,073	$(187,900)	$(436,246)

Balance Sheet Data (at period end):
Cash and equivalents	$48,951	$	$	$71,015	$	$139,425	$95,643	$	$61,168	$47,200
Corporate borrowings	1,044,465			1,037,907		429,865	610,084		753,882	744,590
Other long-term liabilities(7)(8)	90,902			113,290		247,221	62,392		638,817	—
Capital and financing lease obligations	27,266			28,033		22,249	23,126		23,709	35,387
Stockholders’ equity/(deficit)	358,037			405,390		683,384	606,341		(15,547)	176,097
Total assets(8)	1,665,807			1,751,958		1,597,319	1,517,374		1,579,719	—
Cash Flow Data:
Net cash provided by (used in) operating activities(6)	$20,775	$(19,161)	75,226	38,097	75,226	88,959	64,347	(46,747)	60,631	(43,231)
Net cash provided by (used in) investing activities	(44,442)	(1,314,448)	174,302	(1,323,877)	174,302	(31,226)	(34,057)	3,416	(53,254)	(148,226)
Net cash provided by (used in) financing activities	1,279	1,192,657	(217,984)	1,187,060	(217,984)	(12,114)	10,311	73,272	6,067	206,922
Other Data:
Capital Expenditures	$(39,567)	$(8,733)	$(36,638)	$(17,205)	$(36,638)	$(40,895)	$(31,478)	$(1,512)	$(55,888)	$(150,859)
Proceeds from sale/leasebacks	—	—	—	—	—	—	—	—	—	—
Operating Data (at period end):
Screen additions	37	—	12	51	12	59	118	20	148	204
Screen acquisitions	—	—	12	—	12	—	349	—	—	—
Screen dispositions	28	12	50	26	50	48	72	11	263	567
Average screens—continuing operations(9)	1,799	1,789	1,798	1,798	1,806	1,834	1,908	1,988	2,081	2,372
Number of screens operated	2,227	2,181	2,193	2,218	2,193	2,219	2,208	2,457	2,448	2,563
Number of theatres operated	200	197	200	201	200	207	211	261	262	294
Screens per theatre	11.1	11.1	11.0	11.0	11.0	10.7	10.5	9.4	9.3	8.7
Attendance (in thousands)—continuing operations(9)	70,130	14,601	65,967	39,850	65,967	106,797	80,711	8,846	99,251	110,969

(1)                                See the notes to Loews’ combined consolidated financial statements with respect to its bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” and its restructuring charges, (gain)/loss on sale/disposal of theatres and reorganization costs.

(2)                                Includes the financial results of Loeks-Star Partners for all periods prior to April 2, 2002 under the equity method of accounting based on Loews’ 50% interest in the partnership and on a consolidated basis for all periods from April 2, 2002, the date Loeks-Star Partners became an entity under common control. Also includes the financial results of Magic Johnson Theatres for all periods prior to April 1, 2002 under the equity method of accounting based on Loews’ 50% interest in the partnership and on a consolidated basis from April 1, 2002, as a result of its adoption of FIN 46(R).

(3)                                The balances reported for discontinued operations for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of Loews’ Canadian operations, which management decided to sell during 2004 and was sold to its former investors as part of the Loews Transactions.

(4)                                Represents the extraordinary gain, net of tax, resulting from the extinguishment of liabilities subject to compromise in connection with Loews’ reorganization.

(5)                                Represents a one-time charge in fiscal year 2001 to reflect the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” regarding the accounting for advance sales and a one-time charge for the nine months ended December 31, 2002 to reflect the adoption of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” See further discussion in the notes to Loews’ combined consolidated financial statements for the respective periods.

(6)                                Cash provided by/(used in) operating activities includes the payment of restructuring charges, bankruptcy claims and reorganization costs, as follows (in thousands):

	Successor		Predecessor	Successor	Predecessor			Pre-Bankruptcy Predecessor
	Nine months ended September 30,	Period August 1, to September 30,	Period January 1, to	Period August 1, to December 31,	Period January 1, to July 31,	Year ended December 31,	Period April 1, to December 31,	March 1 to March 31,	Year Ended February 28 or 29,
	2005	2004	July 31, 2004	2004	2004	2003	2002(b)	2002	2002	2001
Restructuring charges paid during the period)	$8	$4	$13	$17	$13	$3,065	$9,817	$32	$1,549	$12,653
Payment of bankruptcy claims	—	—	—	—	—	—	—	45,000	—	—
Reorganization claims paid during the period	283	144	522	352	522	3,210	20,278	6,009	21,913	3,852
Total	$291	$148	$535	$369	$535	$6,275	$30,095	$51,041	$23,462	$16,505

(7)                                  Includes liabilities subject to compromise of $540,933 as of February 28, 2002. Additionally, no total liability information is provided for the year ended February 28, 2001 (see note (8) below for details). There were no liabilities subject to compromise for any other periods reported.

(8)                                  EITF 97-10, “The Effect of Lessee Involvement in Asset Construction”, deems a lessee to be the owner of an asset during the construction period if certain criteria are met, and requires that both the cost of construction of the asset and the related obligations be recognized on the lessee’s balance sheet during the construction period. Loews has concluded that it was the owner, for GAAP purposes, of two build-to-suit theatre projects that were part of large multi-tenant properties constructed during fiscal years 2000 and 2001—one in Manhattan (an 828,000 square foot building of which its theatre occupies 95,000 square feet) and the other in Boston (a 950,006 square foot building of which its theatre occupies 113,000 square feet). As a result, Loews would be required to restate its balance sheets as of February 29, 2000 and February 28, 2001, the period during which construction was ongoing, to increase its long-term assets and obligations to include the capitalized costs associated with the entire mixed-use developments as of each period-end. However, Loews is unable to obtain the information required, without unreasonable effort and/or expense, to record these costs and related obligations, and it is therefore unable to report its total assets and total liabilities at its year-end 2000 and 2001. The assets and related obligations would have been removed from Loews’ balance sheets in the second and third quarters of 2001, as if a sale and leaseback of each project had occurred when construction was completed and the lease term began. There would have been no income statement or cash flow impact as the obligations would directly offset the related assets at that time, and there is no balance sheet impact for any subsequent period.

(9)                                  Includes consolidated theatres only.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

The following discussion addresses our pro forma liquidity and capital resources. For information regarding the historical results of operations, critical accounting policies and historical liquidity and capital resources, among other things, of AMC Entertainment and Loews, see their respective sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Cash Flows from Investing Activities

On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, the parent of Loews, pursuant to which LCE Holdings will merge with Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews will merge with AMC Entertainment, with AMC Entertainment continuing after the merger. The transactions are expected to close late in our fourth fiscal quarter of 2006 and are subject to the satisfaction of customary closing conditions for transactions of this type, including antitrust approval and completion of financing to refinance our existing amended credit facility and Loews’ senior secured credit facility. Upon completion of the Merger Transactions, the existing stockholders of Holdings would hold approximately 60% of its outstanding capital stock, and the current stockholders of LCE Holdings, including affiliates of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, would hold approximately 40% of the outstanding capital stock. We expect to pay costs and incur expenses related to the Mergers Transactions of approximately $80.0 million, including costs related to one-time separation benefits. See “Sources and Uses of Funds.” Consideration paid to Loews shareholders will be in the form of capital stock and is not expected to require significant cash outlays.

On a pro forma basis, our gross capital expenditures aggregated $127.0 million in fiscal 2005. We estimate that, on a pro forma basis, our net capital expenditures will aggregate to approximately $182.0 million (net of proceeds from proposed sale/leaseback transactions of approximately $29.0 million) in fiscal 2006 and to approximately $173.0 million in fiscal 2007. Actual capital expenditures in fiscal 2006 and fiscal 2007 may differ materially from our estimates. We may have to seek additional financing or issue additional debt or equity securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

AMC Entertainment and Loews plan to refinance their senior credit facilities in connection with the closing of the Mergers. See “—Cash Flows from Financing Activities.” The Mergers will not constitute a change of control for purposes of the outstanding senior notes of Marquee Holdings Inc., the Existing AMCE Senior Notes or the Existing AMCE Subordinated Notes. Under the terms of the indenture governing the Existing Loews Subordinated Notes, the merger of Loews and AMC Entertainment would constitute a change of control of Loews. As a result, concurrently with the offering of the notes, Loews will complete the Tender Offer for all $315.0 million aggregate principal amount of the Existing Loews Subordinated Notes. Completion of the Tender Offer is a condition to the offering of the notes. If the Tender Offer is not completed prior to the consummation of the Mergers, we will be required to offer to purchase all of the Existing Loews Subordinated Notes.

On July 29, 2005, Loews received a distribution from Megabox of approximately $11.9 million (12.3 billion South Korean won), net of local withholding taxes.

In December 2005, Loews sold its 50% interest in Megabox, which generated approximately $78.4 million (79.5 billion South Korean won), net of local withholding taxes. Loews holds the proceeds of the sale in cash on its balance sheet and may use it to reduce outstanding debt in the future.

Cash Flows from Financing Activities

In connection with the Merger Transactions, we will enter into a new senior secured credit facility, issue the notes, acquire Loews’ Cinemex operations in Mexico, which are financed by the Cinemex term loan facility, assume additional capital and financing lease obligations and acquire international joint venture interests in Spain. A discussion of the new obligations related to the Merger Transactions is as follows:

New Senior Secured Credit Facility

Concurrently with the consummation of the Mergers, we intend to enter into an $850.0 million senior secured credit facility comprised of a $650.0 million term loan facility with a maturity of seven years and a $200.0 million revolving credit facility with a maturity of six years. We refer to this credit facility as the “new senior secured credit facility.” This new senior secured credit facility will replace AMCE’s previous amended credit facility, which we entered into as of March 26, 2004 and was scheduled to mature on April 9, 2009, and Loews’ credit facility, which was entered into as of July 30, 2004 and was scheduled to mature on July 30, 2010 (with respect to the revolving loan facility thereunder) and July 30, 2011 (with respect to the term loan facility thereunder). As of September 29, 2005, on a pro forma basis, we would have $650.0 million of outstanding term loans under the new senior secured credit facility and no amounts outstanding under the revolving credit facility and would have issued approximately $18.0 million in letters of credit, leaving borrowing capacity under the revolving credit facility of approximately $182.0 million. We expect that all obligations under the new senior secured credit facility will be unconditionally guaranteed by, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries.

The revolving credit facility will include borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

We expect the borrowings under the new senior secured credit facility to bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. We expect that the initial applicable margin for borrowings under the revolving credit facility to be 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings and the initial applicable margin for borrowings under the term loan facility to be 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the new senior secured credit facility, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.375% (subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit fees. For more information regarding our new senior secured credit facility, including with respect to mandatory prepayments, amortization, security, covenants and events of default, see “Description of Other Indebtedness—Our New Senior Secured Credit Facility.”

Debt Securities

In addition to the senior subordinated notes due 2016, our $205.0 million in aggregate principal amount of senior floating rate notes due 2010 (the “Notes due 2010”), $250.0 million in aggregate principal amount of 8 5/8% senior fixed rate notes due 2012 (the “Senior Notes due 2012”), $212.8 million in aggregate principal amount of 9 1/2% senior subordinated notes due 2011 (the “Notes due 2011”), $175.0 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2012 (the “Subordinated Notes due 2012”), $300.0 million in aggregate principal amount of 8% senior subordinated notes due 2014 (the “Notes due 2014”), and the portion of the Existing Loews Subordinated Notes not tendered in the Tender Offer will remain in place after the consummation of the Merger Transactions.

The indentures relating to our outstanding notes, including the senior subordinated notes due 2016, allow us, or will allow us, to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our new senior secured credit facility. The indentures also allow us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture, both at the time of the event (under the indenture for the Notes due 2011) and after giving effect thereto on a pro forma basis (under each indenture). If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the credit facility, no more than $100.0 million of new “permitted indebtedness” under the terms of each of the indentures relating to the Notes due 2011, the Senior Notes due 2012, the Subordinated Notes due 2012, the Notes due 2014 and the senior subordinated notes due 2016.

The indentures relating to all of the above-described notes (other than the Existing Loews Subordinated Notes) also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets, and require us to make an offer to purchase the notes upon the occurrence of a change in control, as defined in the indentures. Upon a change of control (as defined in the indentures), we would be required to make an offer to repurchase all of the outstanding Notes due 2011, the Subordinated Notes due 2012, the Notes due 2014, the Notes due 2010, the Senior Notes due 2012 and the senior subordinated notes due 2016 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. For additional information relating to covenants contained in the indentures governing the notes, see Note 6 to our Consolidated Financial Statements included in our Form 8-K filed on October 7, 2005.

Cinemex Credit Facility

In August 2004, Cadena Mexicana de Exhibición S.A. de C.V., a wholly-owned subsidiary of Cinemex and an indirect wholly-owned subsidiary of Loews, entered into a new senior secured credit facility, which will also remain in place after the consummation of the Merger Transactions. The initial amount drawn under the Cinemex senior secured credit facility was one billion Mexican pesos (approximately $90.0 million as of August 16, 2004). Cinemex drew the peso equivalent of $10.0 million in August 2005 under the delayed draw feature of its senior secured credit facility. The Cinemex senior secured credit facility also includes an available revolving credit line of the peso equivalent of $25.0 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the revolving credit facility portions of the new senior secured credit facility are peso-denominated debt). All obligations of Cadena Mexicana under the Cinemex senior secured credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries.

The Cinemex borrowings are non-recourse to Loews, and thus, will be non-recourse to the combined company. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Interbank Equilibrium Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of September 30, 2005 was 11.48%. This rate was adjusted to 8.5% on $78.7 million of the Cinemex borrowings by an interest rate swap entered into on July 28, 2003 and was redesignated as a hedge of the Cinemex senior secured credit facility on August 16, 2004. The interest rate on the remaining $28.0 million of the Cinemex borrowings was adjusted to 9.89% by an interest rate swap entered into on August 5, 2005 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for Loews for additional information related to these interest rate swaps). The Cinemex term loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in installments ranging from 10% to 30% per annum over the five-year period.

The Cinemex senior secured credit facility contains customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana’s subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cadena Mexicana senior secured credit facility rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The senior secured credit facility also includes certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement. These covenants began for the quarter ended September 30, 2004. Consummation of the Mergers would not constitute an event of default under the Cinemex senior secured credit facility.

The Cinemex senior secured credit facility has five financial covenants:

(a)                                  a Total Net Debt/EBITDA Ratio of Total Net Debt to trailing four quarter EBITDA not to exceed (i) 3.50:1.00 for each fiscal quarter beginning with the closing date through July 26, 2006, (ii) 3.25:1.00 for each fiscal quarter from August 26, 2006 through July 26, 2007 and (iii) 3.00:1.00 for each fiscal quarter from August 26, 2007 through July 26, 2009;

(b)                                 a Total Net Debt/Capital Ratio of Total Net Debt to Consolidated Net Worth not to exceed (i) 2.00:1.00 for each fiscal quarter beginning with the closing date through July 26, 2007 and (ii) 1.75:1.00 for each fiscal quarter from August 26, 2007 through July 26, 2009;

(c)                                  an Interest Coverage Ratio of trailing four quarter EBITDA to Consolidated Interest Expense not to fall below (i) 3.00:1.00 for each fiscal quarter beginning with the closing date through July 26, 2007 and (ii) 3.25:1.00 for each fiscal quarter from August 26, 2007 through July 26, 2009;

(d)                                 a True-Lease/Adjusted Leverage Ratio of Total Net Debt plus eight times the Consolidated Rental Expense for the trailing four quarters to trailing four quarters Consolidated EBITDA plus trailing four quarters Consolidated Rental Expense, not to equal or exceed 5.00:1.00 for any fiscal quarter; and

(e)                                  Consolidated Net Worth during the term of the agreement will not be less than 750 million pesos plus 50% of the Consolidated Net Profits for the immediately preceding year. In each case the various ratios noted above are to be tested on the last day of each fiscal quarter and computed for Cinemex and its consolidated subsidiaries.

Cinemex was in compliance with the financial covenants as of September 30, 2005.

Capital and Financing Lease Obligations

In connection with the Mergers, we will become the obligor on approximately $26.5 million in additional capital and financing lease obligations assumed from Loews.

On September 29, 2005, we received approximately $6.6 million additional construction allowance from our landlord Entertainment Properties Trust related to three of our Canadian theatres which resulted in the termination of the financing lease obligations at these locations of approximately $31.0 million, the disposition of approximately $16.0 million of net book value building assets related to these locations and a deferred gain of $22.1 million. The deferred gain will be amortized as a reduction of rent expense over the remaining terms of the leases.

Commitments and Contingencies

Pro forma minimum annual cash payments required under existing capital and financing lease obligations, maturities of, and interest on, corporate borrowings, future minimum rental payments and under existing operating leases, FF&E and leasehold purchase provisions, capital related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of March 31, 2005 are as follows:

	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings	Interest Payments on Corporate Borrowings(1)	Minimum Operating Lease Payments	Capital Related Betterments(2)	Pension Funding(3)	Total Commitments(4)
	(thousands of dollars)
2006	$12,864	$6,576	$188,993	$398,189	$85,689	$1,400	$693,711
2007	13,360	6,612	188,538	429,707	39,147	—	677,364
2008	12,620	27,073	186,275	426,437	39,147	—	691,552
2009	12,232	34,047	183,065	419,475	5,260	—	654,079
2010	12,263	52,412	178,019	412,749	5,260	—	660,703
Thereafter	121,837	2,085,311	466,233	3,576,777	—	—	6,250,158
Total	$185,176	$2,212,031	$1,391,123	$5,663,334	$174,503	$1,400	$9,627,567

(1)                                  Interest rates on our Senior Floating Rate Notes due 2010 and term loans under our new senior secured credit facility are variable. We have utilized an expected rate based on the three month LIBOR rate as of December 19, 2005 of 4.25% for purposes of estimating our interest on the 2010 Notes and an expected rate based on the three month LIBOR rate as of December 19, 2005 of 4.25% for purposes of estimating our interest on the term loans under our new senior secured credit facility. For the computation of the initial interest rate on the senior subordinated notes due 2016, we have assumed a fixed rate.

(2)                                  Does not include $79.9 million of planned, but non-committed, capital investment for Cinemex over the next five years or any planned, non-committed capital expenditures in the United States.

(3)                                  We fund our pension plan such that the plan is 90% funded. While we anticipate funding the plan after fiscal 2005, the funding amount is currently unknown. Our retiree health plan is not funded.

(4)                                  Does not include AMCE and Loews historical or future management fees or Loews’ guarantees of certain real property leases for theatres located in Canada and Germany which Loews no longer owns following the Loews Transactions.

We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures currently and for at least the next 12 months and enable us to maintain compliance with covenants related to the amended credit facility and the notes. We are considering various options with respect to the utilization of cash and equivalents in excess of our anticipated operating needs. Such options might include, but are not limited to, acquisitions of theatres or theatre companies, repayment of corporate borrowings or payments of dividends on our common stock.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Deferred Tax Assets

On a pro forma basis, full valuation allowance has been established for the AMCE U.S. tax jurisdiction deferred tax asset in conjunction with the Merger Transactions. Although AMCE’s operations supported the recorded value of these deferred tax assets in AMCE’s historical financial statements, our analysis of the pro forma historical and projected results of the combined company make it more likely than not we will not be able to realize the value of these deferred tax assets. Accordingly, we have adjusted the unaudited pro forma condensed consolidated balance sheet to reflect the valuation allowance of $68.2 million. However, as this is an unusual one-time charge related to this transaction no adjustment has been reflected in the unaudited pro forma condensed consolidated statement of operations. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page P-1 for additional discussion.

MANAGEMENT

Our business and affairs are managed by the board of directors of Holdings. The board of directors of Holdings consists of nine members. Pursuant to a stockholders agreement to be entered into by Holdings, the Sponsors, the other co-investors party thereto and any additional investor that becomes a party thereto, two members of the board of directors of Holdings are designated by each of JPMP and Apollo, one member of the board of directors of Holdings is designated by each of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors and one member of the board of directors of Holdings is designated by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, voting together, so long as such designee is consented to by each of Bain Capital Partners and The Carlyle Group. See “Related Party Transactions.” In addition, Peter C. Brown, our chief executive officer, is a director of Holdings. The composition of the board of directors of the Company is the same as Holdings.

The following table sets forth certain information regarding our directors, executive officers and key employees immediately upon completion of the Mergers:

Name	Position(s) Held
Peter C. Brown	Chairman of the Board, Chief Executive Officer and Director (AMCE and American Multi-Cinema, Inc.); President (AMCE)

Michael R. Hannon	Director (AMCE)

Stephen P. Murray	Director (AMCE)

Stan Parker	Director (AMCE)

Aaron J. Stone	Director (AMCE)

John Connaughton	Director (AMCE)

Michael Connelly	Director (AMCE)

Benjamin Coughlin	Director (AMCE)

Travis Reid	Director (AMCE)

Philip M. Singleton	Executive Vice President (AMCE); President, Chief Operating Officer and Director (American Multi-Cinema, Inc.)

Craig R. Ramsey	Executive Vice President and Chief Financial Officer (AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)

Richard T. Walsh	Executive Vice President (AMCE); Chairman (AMC Film Programming, a division of American Multi-Cinema, Inc.)

John D. McDonald	Executive Vice President, North American Operations (American Multi-Cinema, Inc.)

Kevin M. Connor	Senior Vice President, General Counsel and Secretary (AMCE and American Multi-Cinema, Inc.)

Mark A. McDonald	Executive Vice President, International Operations (AMC Entertainment International, Inc.)

Chris A. Cox	Vice President and Chief Accounting Officer (AMCE and American Multi-Cinema, Inc.)

Terry W. Crawford	Vice President and Treasurer (AMCE and American Multi-Cinema, Inc.)

All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

Mr. Peter C. Brown has served as a Director of AMCE and American Multi-Cinema, Inc., a subsidiary of AMCE, since November 12, 1992, as Chairman of the Board and Chief Executive Officer of AMCE since July 1999 and as President of AMCE since January 1997. Mr. Brown served as Co-Chairman of the Board of AMCE from May 1998 through July 1999 and as Executive Vice President of AMCE from August 1994 to January 1997. Mr. Brown is also Chairman of the Board, Chief Executive Officer and a Director of American Multi-Cinema, Inc. Mr. Brown is on the Board of Directors for Midway Games, Inc., a leading developer and publisher of interactive video game entertainment. Mr. Brown is a graduate of the University of Kansas.

Mr. Michael R. Hannon has served as a Director of AMCE since December 23, 2004. Mr. Hannon serves as Partner of J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners in 1988, Mr. Hannon worked at Morgan Stanley & Co. Mr. Hannon is also a Director of NuVox Communications, Hanley-Wood, Ascend Media, Olympus Media and College Sports Television (CSTV Networks, Inc.). Mr. Hannon holds a B.A. degree from Yale University and an M.B.A. degree from Columbia Business School.

Mr. Stephen P. Murray has served as a Director of AMCE since December 23, 2004. Mr. Murray serves as Partner of J.P. Morgan Partners, LLC and is the head of J.P. Morgan Partners’ buyout and growth equity investment activity and a member of its investment committee. In addition, Mr. Murray focuses on investments in consumer, retail and services; financial services; and healthcare infrastructure. Prior to joining J.P. Morgan Partners, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Currently, Mr. Murray serves on the board of directors of AMC Entertainment, Inc., Cabela’s Incorporated, Erisk Holdings, Inc., Jetro JMDH Holdings, Inc., La Petite Academy, MedQuest Associates, Inc., National Surgical Care, Inc., Pinnacle Foods Corporation, Strongwood Insurance Holdings Company, USA.NET, Warner Chilcott and Zoots. Mr. Murray holds a B.A. from Boston College and an M.B.A. from Columbia Business School.

Mr. Stan Parker has served as a Director of AMCE since December 23, 2004. Mr. Parker is a Partner of Apollo Management, L.P. which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds. Prior to joining Apollo Management in 2000, Mr. Parker worked in the Financial Entrepreneurs Group at Salomon Smith Barney. Mr. Parker is also a Director of Affinion Group Holdings and United Agri Products. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania.

Mr. Aaron J. Stone has served as a Director of AMCE since December 23, 2004. Mr. Stone is a Partner of Apollo Management, L.P. which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Stone is also a Director of Educate Inc., Hughes Network Systems LLC, Intelstat, Ltd and Skyterra Communications Inc. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone holds an A.B. Degree from Harvard College.

Mr. John Connaughton will become a Director of AMCE upon the closing of the Mergers. Mr. Connaughton joined Bain Capital in 1989. He has been a Managing Director since 1997. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company where he consulted in the medical, consumer products and business service industries. Mr. Connaughton received an M.B.A. from Harvard Business School where he was a Baker Scholar. He received a B.S. from the University of Virginia. Mr. Connaughton is also a member of the Boards of Directors of ProSiebenSat.1 Media AG,

Warner Chilcott Holdings Co., Ltd., Warner Music Group, MC Acquisition Corp., Epoch Senior Living, SunGard Data Systems and Boston Celtics.

Mr. Michael Connelly will become a Director of AMCE upon the closing of the Mergers. Mr. Connelly is a Managing Director of The Carlyle Group focused on U.S. buyout transactions in the telecommunications and media sectors. Prior to joining The Carlyle Group, Mr. Connelly spent more than 25 years in the investment banking and banking industries in the communications sectors. Most recently he was a Managing Director at Credit Suisse First Boston and prior to that a Managing Director at Donaldson, Lufkin & Jenrette in the Media and Telecommunications Group. Before DLJ, he was in the Mergers and Acquisitions Group at The First Boston Corporation. He began his career at The Bank of Boston where he focused on media credits and financial restructurings. Mr. Connelly received his M.B.A. from The Wharton School at the University of Pennsylvania and his undergraduate degree at Georgetown University, where he is a member of the Board of Regents. Mr. Connelly is also a member of the Board of Directors of Pan Am Sat.

Mr. Benjamin Coughlin will become a Director of AMCE upon the closing of the Mergers. Mr. Coughlin joined Spectrum Equity Investors in 1997 and has been a Managing Director since 2005. Prior to Spectrum Equity Investors, Mr. Coughlin worked as an Associate at Apax Partners in Munich, Germany, where he was involved with later-stage and buyout opportunities in the technology and information services industries. At Spectrum Equity Investors, Mr. Coughlin focuses on buyout investments in the media, information services and communications industries. Mr. Coughlin graduated from Harvard College with a bachelor’s degree, cum laude, in Economics, where he was also a John Harvard Scholar. He is also a member of the Boards of Directors of Apprise Media, Canon Communications and CBD Media LLC.

Mr. Travis Reid will become a Director of AMCE following the closing of the Mergers. Prior thereto, Mr. Reid served as President, Chief Executive Officer and a director of Loews since April 2002. Mr. Reid has been in the film exhibition industry for 30 years. Prior to 2002, Mr. Reid was President, North American Operations of Loews beginning May 1998. Mr. Reid served as President of Loews Theatres beginning October 1996 and for the preceding year served as Executive Vice President, Film Buying of Loews Theatres. Prior to joining Loews in 1991, Mr. Reid held senior film buying positions at General Cinema Corp., Cineamerica Theatres, Century Theatres and Theatre Management Inc. He began his career at age 20 at a drive-in movie theatre in California. Mr. Reid holds a B.S. in Business Administration from California State University at Hayward. Mr. Reid is also a director of Fandango.

Mr. Philip M. Singleton was elected President of American Multi-Cinema, Inc. on January 10, 1997 and has served as Chief Operating Officer of American Multi-Cinema, Inc. since November 14, 1991. Mr. Singleton has served as Executive Vice President of AMCE since August 3, 1994. Mr. Singleton has served as a Director of American Multi-Cinema, Inc. since November 12, 1992.

Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Prior thereto, Mr. Ramsey served as Executive Vice President, Chief Financial Officer and Secretary of AMCE and American Multi-Cinema, Inc. effective April 19, 2002. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMCE and American Multi-Cinema, Inc. from August 20, 1998 until May 13, 2002. Mr. Ramsey has served as a Director of American Multi-Cinema, Inc. since September 28, 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. effective October 15, 1999. Mr. Ramsey served as Vice President, Finance from January 17, 1997 to October 15, 1999 and prior thereto served as Director of Information Systems and Director of Financial Reporting since joining American Multi-Cinema, Inc. on February 1, 1995.

Mr. Richard T. Walsh has served as Executive Vice President of AMCE and Chairman, AMC Film Programming, a division of American Multi-Cinema, Inc., since November 9, 2001. Prior thereto,

Mr. Walsh served as Executive Vice President, Film Operations, AMC Film, from September 29, 1999 to November 9, 2001 and as Senior Vice President in charge of operations for the West Division of AMC from July 1, 1994 to September 29, 1999.

Mr. John D. McDonald has served as Executive Vice President, North America Operations of American Multi-Cinema, Inc. since October 1, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Corporate Operations from November 9, 1995 until his promotion to Executive Vice President on October 1, 1998.

Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Prior thereto, Mr. Connor served as Senior Vice President, Legal of AMCE and American Multi-Cinema, Inc. beginning November 6, 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1, 1995.

Mr. Mark A. McDonald has served as Executive Vice President, International Operations of AMC Entertainment International, Inc., a subsidiary of AMCE, since December 7, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 9, 1995 until his appointment as Executive Vice President in December 1998.

Mr. Chris A. Cox has served as Vice President and Chief Accounting Officer of AMCE and American Multi- Cinema, Inc. since May 13, 2002. Prior thereto, Mr. Cox served as Vice President and Controller of American Multi- Cinema, Inc. from November 28, 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000.

Mr. Terry W. Crawford has served as Vice President and Treasurer of AMCE and American Multi-Cinema, Inc. since April 1, 2005. Prior thereto, Mr. Crawford served as Vice President and Assistant Treasurer of AMCE and American Multi- Cinema, Inc. from December 23, 2004 until April 1, 2005. Previously, Mr. Crawford served as Vice President, Assistant Treasurer and Assistant Secretary of AMCE from May 13, 2002 until December 23, 2004 and American Multi-Cinema, Inc. from January 24, 2000 until December 23, 2004. Mr. Crawford served as Assistant Treasurer and Assistant Secretary of AMCE from September 14, 2001 until May 13, 2002 and AMC from November 11, 1999 until January 24, 2004. Mr. Crawford served as Assistant Secretary of AMCE from March 27, 1997 until September 14, 2001 and American Multi-Cinema, Inc. from March 21, 1997 until November 11, 1999.

Employment Contracts

We will maintain employment agreements with Messrs. Peter C. Brown, Philip M. Singleton, Craig R. Ramsey, Richard T. Walsh, John D. McDonald and other less senior officers. The terms of such employment agreements have not changed in any material respect from the employment agreements that existed prior to the Mergers.

Messrs. Peter C. Brown, Philip M. Singleton, Craig R. Ramsey, Richard T. Walsh and John D. McDonald receive the following annual salaries pursuant to their employment contracts: Mr. Brown—$750,100; Mr. Singleton—$482,200; Mr. Ramsey—$341,400; Mr. Walsh—$348,300; and Mr. McDonald—$321,600. The employment agreements provide for discretionary bonuses, an automobile allowance, reimbursement of reasonable travel and entertainment expenses and other benefits offered from time to time to other executive officers. The employment agreement of Mr. Brown has a term of five years, that of Mr. Singleton has a term of three years and those of Mr. Ramsey, Mr. Walsh and Mr. McDonald have terms of two years. On the anniversary date of each employment agreement, one year will be added to its term, so that each employment agreement always has a five-year, three-year or two-year term, as the case may be, as of each anniversary date. Each employment agreement generally terminates without severance if such employee is terminated for cause or upon such employee’s retirement or resignation without good reason, each as defined in his respective employment agreement. We will pay the employee a pro rata portion of the bonus he would otherwise be eligible to receive upon termination by reason of the employee’s retirement after reaching age 65. If any of Messrs. Ramsey, Walsh or McDonald dies or is terminated without cause or following his disability or terminates his agreement subsequent to specified changes in his responsibilities, annual base salary or benefits following a change of control, each as defined in the agreement, he will be entitled to receive a lump sum cash payment equal to two years annual base salary. If either Mr. Brown or Mr. Singleton dies or is terminated without cause or following his disability or terminates his agreement for good reason or following a change of control, each as defined in the employee’s respective agreement, he will be entitled to receive a lump sum cash payment equal to five times for Mr. Brown and three times for Mr. Singleton, of the sum of such employee’s then annual base salary and annual bonus such employee would be entitled to receive as if the target level had been obtained, and he will have the right to require Holdings to purchase from him all or any portion of his vested options and shares of Holdings common stock (the “put right”), in exchange for payment for shares equal to the fair market value of Holdings stock and payment for options equal to the excess of such fair market value over the option exercise price, in each case less applicable withholding. The amounts payable by us under these employment agreements, assuming termination by reason of a change of control (and in the case of Messrs. Ramsey, Walsh and McDonald, assuming specified changes in their employment terms following a change of control) (and excluding amounts payable by Holdings in connection with the put right) as of September 29, 2005, were as follows: Mr. Brown—$6,376,000; Mr. Singleton—$2,459,000; Mr. Ramsey—$682,800; Mr. Walsh—$696,600; and Mr. McDonald—$643,200.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We seek to ensure that all transactions with related parties are fair, reasonable and in our best interest. In this regard, generally our board of directors or one of our committees reviews material transactions between us and related parties to determine that, in their best business judgment, such transactions meet that standard. We believe that each of these transactions was on terms at least as favorable to us as could have been obtained from an unaffiliated third party. Set forth below is a description of certain transactions which have occurred since March 31, 2005.

Following consummation of the Mergers, Holdings will be owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.784%); Apollo (20.784%);Bain Capital Partners (15.090%); The Carlyle Group (15.090%); Spectrum Equity Investors (9.764%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.899%); Co-Investment Partners, L.P. (3.899%); Caisse de Depot et Placement du Quebec (3.120%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.730%); SSB Capital Partners (Master Fund) I, L.P. (1.950%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P. and CSFB Credit Opportunities Fund (Helios), L.P. (1.560%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.780%); Screen Investors 2004, LLC (0.150%); and members of management (0.400%)(1).

For a description of certain employment agreements between us and Messrs. Peter C. Brown, Philip M. Singleton, John D. McDonald, Richard T. Walsh and Craig R. Ramsey, see “Management—Employment Contracts.”

Governance Agreements

In connection with the Mergers, Holdings, the Sponsors and the other former continuing stockholders of Holdings, as applicable, will enter into various agreements defining the rights of Holdings’ stockholders with respect to voting, governance and ownership and transfer of the stock of Holdings, including a Second Amended and Restated Certificate of Incorporation of Holdings, a Second Amended and Restated Stockholders Agreement, a Voting Agreement among Holdings and the former continuing stockholders of Holdings, a Voting Agreement among Holdings and the former stockholders of LCE Holdings and an Amended and Restated Management Stockholders Agreement among Holdings and certain members of management of Holdings who are stockholders of Holdings (collectively, the “Governance Agreements”).

The Governance Agreements will provide that the Board of Directors for Holdings and our company will consist of up to nine directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be the Chief Executive Officer of Holdings, one of whom shall be designated by The Carlyle Group, one of whom shall be designated by Bain Capital Partners, one of whom shall be designated by Spectrum Equity Investors and one of whom shall be designated by Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors, voting together, so long as such designee is consented to by each of Bain Capital Partners and The Carlyle Group. Each of the directors respectively designated by JPMP, Apollo, The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors shall have three votes on all matters placed before the Board of Directors of Holdings and AMCE and each other director will have one vote each. The number of directors respectively designated by the Sponsors will be reduced upon transfers by such Sponsors of ownership in Holdings below certain thresholds.

(1)                                  All percentage ownerships are approximate.

The Voting Agreement among Holdings and the former continuing stockholders of Holdings will provide that, until fifth anniversary of the Merger (“Blockout Period”), the former continuing stockholders of Holdings (other than Apollo and JPMP) will generally vote their voting shares of capital stock of Holdings in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Holdings and the former stockholders of LCE Holdings will further provide that during the Blockout Period, the former LCE Holdings stockholders will generally vote their voting shares of capital stock of Holdings on any matter as directed by any two of The Carlyle Group, Bain Capital Partners and Spectrum Equity Investors, except in certain specified instances. In addition, certain actions of Holdings and/or actions of ours, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10.0 million, the settlement of claims or litigation in excess of $2.5 million, an initial public offering of Holdings, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5.0 million or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, The Carlyle Group or Bain Capital Partners or (ii) Spectrum Equity Investors and (a) either JPMP or Apollo and (b) either The Carlyle Group or Bain Capital Partners (the “Requisite Stockholder Majority”) if at such time they hold at least a majority of Holdings’ voting shares.

Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Holdings or AMCE (an “IPO”), the Governance Agreements will prohibit the Sponsors and the other former stockholders of Holdings from transferring any of their interests in Holdings, other than certain permitted transfers to affiliates or to persons approved of by the Sponsors. Following the end of the Blockout Period, the Sponsors may transfer their shares subject to the rights described below.

The Governance Agreements will set forth additional transfer provisions for the Sponsors and the other former stockholders of Holdings with respect to the interests in Holdings, including the following:

Right of first offer.  After the Blockout Date and prior to an IPO, Holdings and, in the event Holdings does not exercise its right of first offer, each of its stockholders, has a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Holdings that a stockholder is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

Drag-along rights.  If, prior to an IPO, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Holdings to an independent third party in a bona fide arm’s-length transaction or series of transactions that results in a sale of all or substantially all of Holdings or us, such Sponsors may elect to require each of the other stockholders of Holdings to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

Tag-along rights.  Subject to the right of first offer described above, if any stockholder proposes to transfer shares of Holdings held by it, then such stockholder shall give notice to each other stockholder, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

Participant rights.  On or prior to an IPO, the Sponsors have the pro rata right to subscribe to any issuance by Holdings or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

The Governance Agreements will also provide for certain registration rights in the event of an initial public offering of Holdings, including the following:

Demand rights.  Subject to the consent of at least two of any of JPMP, Apollo, The Carlyle Group and Bain Capital Partners during the first two years following an IPO, each Sponsor has the right at any time following an IPO to make a written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Holdings’ expense, subject to certain limitations. Subject to the same consent requirement, the non-Sponsor stockholders of Holdings as a group shall have the right at any time following an IPO to make one written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200 million.

Piggyback rights.  If Holdings at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Holdings for sale to the public under the Securities Act, Holdings shall give written notice of the proposed registration to each stockholder, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

Holdback agreements.  Each stockholder has agreed that it will not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of the IPO) after the effective date of any registration statement filed by Holdings in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Continuing Service Agreement

In connection with the termination of his current employment agreement with Loews, we will pay Mr. Travis Reid severance of $87,500 per month for 18 months following the closing of the Mergers, a lump sum payment of $1,575,000, and will provide outplacement assistance and automobile benefits through December 31, 2006.  In addition, in order to facilitate integration following the Mergers, we have entered into an agreement with Mr. Reid, whereby Mr. Reid will provide certain transitional consulting services to our company and report to Mr. Peter C. Brown, our Chief Executive Officer.  Pursuant to the continuing service agreement, which may be terminated by us or Mr. Reid at any time, we will pay Mr. Reid a consulting fee for each month of service at the following rate:  $50,000 for each of the first four months, $33,333 for each of the next four months and $16,667 for any month thereafter.  Mr. Reid will also be granted an option to acquire 600 shares of a new class of  common stock of Holdings on terms substantially similar to the terms of Holdings options and shares currently held by our employees. If Mr. Reid terminates the continuing service agreement prior to December 31, 2006, for a period of six months thereafter, Mr. Reid will have the right to require Holdings to purchase, and Holdings will have the right to require Mr. Reid to sell, on one occasion, all shares of common stock of Holdings that Mr. Reid receives in the Mergers in exchange for payment of $600,000. The continuing service agreement is not intended to create an employment relationship between Mr. Reid and our company and his services will be provided on an independent contractor basis.

Amended and Restated Fee Agreement

In connection with the Mergers, Holdings, AMCE and the Sponsors will enter into an Amended and Restated Fee Agreement, which provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor’s respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the fee agreement will provide for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE’s corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will have the option to elect to receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date.

The fee agreement also will provide that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

OUR NEW SENIOR SECURED CREDIT FACILITY

The new senior secured credit facility will be provided by a syndicate of banks and other financial institutions and will provide financing of up to $850.0 million, consisting of a

•                  $650.0 million term loan facility with a maturity of seven years; and

•                  $200.0 million revolving credit facility with a maturity of six years.

The revolving credit facility will include borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

We expect the borrowings under the new senior secured credit facility to bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. We expect that the initial applicable margin for borrowings under the revolving credit facility to be 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings and the initial applicable margin for borrowings under the term loan facility to be 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the new senior secured credit facility, we will be required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.375% (subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit fees.

Prepayments

We expect the new senior secured credit facility will require us to prepay outstanding term loans, subject to certain exceptions, with:

•                  after our first full fiscal year after the closing, 50% of our excess cash flow if our net senior secured leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

•                  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, subject to certain exceptions and limitations; and

•                  100% of the net proceeds of any incurrence of debt other than debt permitted under the new senior secured credit facility.

We may voluntarily repay outstanding loans under the new senior secured credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

We expect the term loan facility to amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the new senior secured credit facility.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from the date of the closing of the new senior secured credit facility.

Guarantee and Security

We expect all obligations under the new senior secured credit facility will be unconditionally guaranteed by, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries.

We also expect all obligations under the new senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), will be secured by substantially all of our assets as well as those of each subsidiary guarantor, including, but not limited to, the following, and subject to certain exceptions:

•                  a pledge of 100% of the equity interests of substantially all of our domestic subsidiaries and 65% of the equity interests of our “first-tier” foreign subsidiaries; and

•                  a security interest in substantially all of our tangible and intangible assets as well as those of each subsidiary guarantor.

Certain Covenants and Events of Default

The new senior secured credit facility will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•                  sell assets;

•                  incur additional indebtedness;

•                  prepay other indebtedness (including the notes);

•                  pay dividends and distributions or repurchase our capital stock;

•                  create liens on assets;

•                  make investments;

•                  make certain acquisitions;

•                  engage in mergers or consolidations;

•                  engage in certain transactions with affiliates;

•                  amend certain charter documents and material agreements governing our subordinated indebtedness, including the notes;

•                  change the business conducted by us and our subsidiaries; and

•                  enter into agreements that restrict dividends from subsidiaries.

In addition, the new senior secured credit facility will require us, commencing with the fiscal quarter ended September 30, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The new senior secured credit facility also will contain certain customary affirmative covenants and events of default.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Loews’ financial condition and results of operations should be read together with Loews’ financial statements and related notes included elsewhere in this exhibit. This discussion was filed by Loews on Form S-4 on July 25, 2005.

Overview

Loews Cineplex Entertainment Corporation (“we”, “us” and “our”) is a major film exhibition company with operations in the U.S., Mexico, Spain and South Korea. We operate theatres under the Loews Theatres, Cineplex Odeon and Star Theatres names in the U.S. and Cinemex in Mexico. Our significant joint ventures operate theatres under the Magic Johnson Theatres, Universal Cineplex, Megabox and Yelmo Cineplex names. As of March 31, 2005, we owned, or had an interest in, and operated 200 theatres with 2,222 screens in 18 states and the District of Columbia, Mexico, Spain and South Korea. Our principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; Seoul in South Korea; and Madrid and Barcelona in Spain.

Recent Developments

On June 20, 2005, our parent holding company, LCE Holdings, Inc. entered into a definitive merger agreement with Marquee Holdings Inc., the holding company of AMC Entertainment Inc., one of the world’s leading film exhibition companies. If the transactions described in the merger agreement are consummated, they would result in the combination of the businesses of Loews and AMC, the merger of LCE Holdings, Inc. with and into Marquee Holdings, Inc. with Marquee Holdings, Inc. continuing as the holding company of the merged businesses, and the merger of Loews Cineplex Entertainment Corporation, the issuer of the outstanding notes and the notes offered hereby, and AMC Entertainment Inc., with AMC Entertainment Inc. continuing after the merger. Completion of the merger is subject to the satisfaction of customary closing conditions for transactions of this type. While we have not yet determined whether the merger, if it closes, would require a change of control repurchase offer of our senior subordinated notes, AMC has secured commitments to refinance our notes to the extent that such an offer is required under our indenture.

Each of the parties to the merger agreement has made customary representations, warranties and covenants, including, among others, (i) to conduct their respective businesses in the ordinary course prior to consummation of the merger, (ii) to use reasonable best efforts to obtain regulatory approval, including antitrust approval under the Hart-Scott-Rodino Act and (iii) to cooperate in connection with the refinancing of the senior credit facilities of AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation. Each of the respective controlling stockholders of Marquee Holdings Inc. and LCE Holdings, Inc. has given its consent to the Merger and the Merger Agreement, and each has entered into a consent and support agreement pursuant to which such stockholders agreed to approve the Merger and take certain other actions to support the transactions contemplated by the Merger Agreement.

If the merger is consummated, our Sponsors and certain members of our management would receive approximately 40% of the outstanding common stock of Marquee Holdings, Inc., the surviving holding company, in exchange for their equity in LCE Holdings, Inc. Upon the consummation of a merger, the shareholders of Marquee Holdings Inc., the surviving holding company, would enter into a stockholders agreement that would provide for the governance of Marquee Holdings Inc. The current owners of Marquee Holdings Inc. would be entitled to appoint five directors with a majority of the votes of the board of directors. The current owners of LCE Holdings, Inc. would be entitled to appoint four directors. The terms of the stockholders agreement would also require the consent of a specified majority of the stockholders in order to approve many types of transactions. We expect that the surviving operating company would be called AMC Entertainment Inc. and would be headquartered in Kansas City, Missouri. We also expect that Peter C. Brown, the Chairman of the Board, Chief Executive Officer and President of Marquee Holdings Inc., would remain in these roles in the surviving holding company. You can find more information about AMC’s management team in AMC’s public filings available at www.sec.gov.

The Transactions

On July 30, 2004, LCE Holdings, Inc., a company formed by investment funds affiliated with Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors, which we refer to as our Sponsors, acquired 100% of the capital stock of our company and, indirectly, Cinemex for an aggregate purchase price of approximately $1.5 billion. The purchase of our company and Cinemex was financed with borrowings by Loews under a senior secured credit facility, the issuance of the outstanding notes and cash equity investments by the Sponsors. Prior to the closing, we sold all of our Canadian and German film exhibition operations to our former investors, who indemnified us for certain potential liabilities in connection with those sales.

Revenues

We generate revenues primarily from box office receipts, concession sales and other revenue sources including screen advertising sales, promotional activities and theatre management fees. Attendance levels and changes in average admission and concession revenues per patron affect our revenues. Attendance is primarily affected by the commercial appeal of the films released during the period reported and the level of marketing and promotion by film studios and distributors. Historically, the major film distributors released those films that they anticipated would be the most successful during the summer and holiday seasons. Consequently, our revenue during the first and third quarters is typically lower. Average admissions per patron are affected by the mix of film types (i.e., each film’s appeal to certain audiences, such as children, teens or young adults) and established ticket prices. Average concession revenues per patron are affected by concession product mix, concession prices and the mix of film types. We generate other revenues related to theatre operations from such sources as on-screen and in-lobby advertising and sponsorships, the leasing of our theatres for motion picture premieres, screenings, private parties and corporate events and from game machines and ATMs in some of our theatre lobbies.

Expenses

The largest expenses of operating our theatres are film rental fees and theatre leasing expense. Other significant expenses include marketing and advertising, salaries and wages, concession product costs, insurance, utilities, maintenance and other occupancy related charges. Certain operating costs, such as film rental costs, salaries and wages and concession costs, vary directly with changes in revenues and attendance levels. Film rental fees are based on the related box office receipts at either mutually agreed-upon firm terms or estimates of the final settlement, depending upon our film licensing arrangement with a distributor for a particular film. We purchase concession supplies to replace units sold. Although theatre salaries and wages include a fixed cost component, these expenses vary in relation to revenues as theatre staffing levels are adjusted to handle fluctuations in attendance. Conversely, lease expenses are primarily a fixed cost at the theatre level, as our theatre leases generally require a fixed monthly minimum rent payment. Many of our theatre leases also include a percentage rent clause whereby the landlord is paid an additional amount of rent based upon revenues over a specified threshold. Certain of our leases provide for percentage rent only.

General and administrative expenses are related primarily to costs associated with executive and corporate management and the oversight of our business, and include functions such as film buying, marketing and promotions, operations and concession management, accounting and financial reporting, legal, treasury, internal audit, safety and security, construction and design, real estate development and administration, human resources and information systems. Our general and administrative costs also include payroll, occupancy costs related to our corporate office in New York City, professional fees (such as audit and legal fees) and travel and related costs. Our general and administrative staffing and associated costs are maintained at a level that we deem appropriate to manage and support the size and nature of our theatre portfolio and our business activities.

Attributable EBITDA and Debt

Our consolidated financial statements incorporate the operating results of our partnerships to the extent of our equity share as required by the equity method of accounting. However, covenants included in our senior secured credit agreement and in the indenture for our notes are based on our Attributable EBITDA. EBITDA represents income/(loss) before income from discontinued operations, cumulative effect of a change in accounting principle, loss on early extinguishment of debt, interest expense, income taxes and depreciation and amortization. Attributable EBITDA represents the combined consolidated EBITDA of our wholly owned operations, plus or minus certain adjustments to EBITDA required under the terms of the note indenture, plus our 50% share of our joint ventures’ EBITDA in the U.S., South Korea and Spain, as reported to us by those joint ventures, and 100% of the EBITDA of our Magic Johnson Theatres joint venture. EBITDA and Attributable EBITDA are not presentations made in accordance with generally accepted accounting principles, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. We believe that these measures provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements and because certain covenants in our borrowing arrangements are tied to similar measures. Attributable EBITDA is a material component of these covenants. For instance, our senior secured credit facility contains financial covenant ratios, specifically, total leverage and interest coverage ratios, and the indenture governing the notes contains limitations on our ability to borrow and to make certain payments, in each case that are calculated by reference to Attributable EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facility could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in our senior secured credit facility and indenture, our ability to pay dividends is restricted by a formula based on the amount of Attributable EBITDA. We believe that Attributable EBITDA is a key indicator of our operating performance, because it shows our ability to realize free cash flow at a theatre level, whether the theatre is held by us or through one of our joint ventures. Attributable EBITDA reflects how our management analyzes our operating performance. Furthermore, our budgeting process is based on Attributable EBITDA measures.

Additionally, our senior secured credit agreement and the covenants included in the indenture for our notes require us to include 50% of each partnership’s debt in our debt amounts for covenant purposes, which we refer to as “Attributable Debt.” Attributable Debt is not a GAAP term. Management uses Attributable Debt as a measure to monitor our compliance with our debt agreements.

While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. We do not control the decision-making for our international joint ventures, and our ability to transfer cash from these and our U.S. joint venture is restricted. In addition, our joint ventures do not guarantee our debt, and will not be bound by the covenants contained in our credit agreement or note indenture. The debt of our joint ventures is non-recourse to us.

Discontinued Operations

In January 2004, our management committed to a plan to sell our interest in Cineplex Odeon Corporation, or COC, our former wholly owned subsidiary (comprising our Canadian operations, including our interest in the Cineplex Galaxy Limited Partnership). As a result of that decision, we have reported COC’s financial position as of December 31, 2003 and results of operations for the three months ended March 31, 2004, the seven months ended July 31, 2004, the year ended December 31, 2003 and the nine months ended December 31, 2002 as discontinued operations. COC generated total revenue of $58.7 million, $159.7 million, $198.5 million and $130.9 million and income before taxes of $0.7 million, $12.1 million, $74.5 million and $15.5 million for the three months ended March 31, 2004, the seven months ended July 31, 2004, the year ended December 31, 2003 and the nine months ended December 31, 2002, respectively.

On July 30, 2004, as a condition to, and immediately prior to, the closing of the Transactions, we sold 100% of our shares of capital stock of COC to affiliates of our former investors for a cash purchase price of $205.9 million. We used the proceeds from this sale to repay debt outstanding under our old credit facilities. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

Results of Operations

On July 30, 2004, LCE Holdings, Inc, a company formed by our Sponsors, acquired 100% of the capital stock of our company and, indirectly, Cinemex. For all accounting purposes and consistent with our reporting periods, we have used July 31, 2004 as the effective date of the Transactions. Based on this event, we have reported operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company. Each period has a different basis of accounting and as a result they are not comparable. As a result, for purposes of presenting a comparison of our 2004 results to prior periods, we have presented our 2004 results as the mathematical addition of our operating results for the seven months ended July 31, 2004 to our operating results for the five months ended December 31, 2004. We believe that this presentation provides the most meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved.

Three Months Ended March 31, 2005 Compared to the Three Months Ended March 31, 2004

Total operating revenues. Total operating revenues for the three months ended March 31, 2005 decreased $7.2 million, or 3.4%, to $202.5 million from $209.7 million for the three months ended March 31, 2004.

Specific factors affecting the major components of our total operating revenues are discussed below.

Box office revenue. Box office revenue for the three months ended March 31, 2005 decreased $6.4 million, or 4.5%, to $136.2 million from $142.6 million for the three months ended March 31, 2004. This decrease in box office revenue was due primarily to a decrease in attendance volume ($10.7 million) during the period, a decrease in box office revenue from closed theatres ($1.7 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.3 million). These decreases in box office revenue, which total $12.7 million, were partially offset by an increase in average revenue per patron ($3.6 million) during the period and an increase in box office revenue from the operation of new theatres ($2.7 million). Attendance decreased approximately 1.4 million patrons, or 5.7%, for the three months ended March 31, 2005 as compared to the same period in the prior year. Comparing theatres open for the full three months in both periods presented attendance decreased by 1.8 million patrons or 7.6%, for the three months ended March 31, 2005 as compared to the same period in the prior year due primarily to product mix as experienced in the industry as a whole. For the three months ended March 31, 2005 industry attendance decreased by approximately 3%. This decrease in attendance can be attributed to the strong performance of film shown during the three months ended March 31, 2004 including The Passion of the Christ and The Lord of the Rings: Return of the King.

Concession revenue. Concession revenues for the three months ended March 31, 2005 increased $0.2 million, or 0.3%, to $56.9 million from $56.7 million for the three months ended March 31, 2004. This increase in concession revenue was due primarily to an increase in concession revenue per patron ($3.6 million) during the period and an increase in concession revenue from the operation of new theatres ($1.7 million). These increases in concession revenue, which aggregated $5.3 million, were offset by a decrease in attendance volume during the period ($4.3 million), a decrease in concession revenue from closed theatres ($0.6 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.2 million).

Other revenues. Other revenues for the three months ended March 31, 2005 decreased $1.1 million, or 10.1%, to $9.3 million from $10.4 million for the three months ended March 31, 2004. This decrease in other revenue was due primarily to decreases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($0.9 million), a decrease in other revenue from closed theatres ($0.1 million), a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.1 million) and a decrease in attendance volume ($0.1 million). These decreases in other revenue, which aggregated $1.2 million, were partially offset by an increase in other revenues from the operation of new theatres ($0.1 million).

Theatre operations and other expenses. Theatre operations and other expenses for the three months ended March 31, 2005 decreased $0.4 million, or 0.2%, to $155.5 million from $155.9 million for the three months ended March 31, 2004. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs associated with a decrease in attendance volume ($5.7 million), a decrease in operating costs related to closed theatres ($2.3 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.3 million). These decreases in theatre operations and other expenses, which aggregated $8.3 million, were offset by increases in operating costs related to incremental costs associated with the operation of new theatres ($3.4 million), the additional costs associated with ticket price increases ($1.8 million), an increase in film rental costs related to an increase in film rental percentage ($1.0 million) and an increase in various other theatre operating expense items ($1.7 million). Theatre operations and other expenses, as a percentage of total revenues, increased to 76.7% for the three months ended March 31, 2005 as compared to 74.3% for the three months ended March 31, 2004. This increase is the result of theatre operations and other expenses being relatively flat for the three months ended March 31, 2005 as compared to the three months ended March 31, 2004, but box office revenue for the same periods having decreased by approximately $6 million.

Specific factors affecting the major components of theatre operations and other expenses are discussed below:

Film costs. Film costs decreased $1.6 million, or 2.5% for the three months ended March 31, 2005 to $63.3 million from $65.0 million for the three months ended March 31, 2004. This decrease in film costs was due primarily to a decrease in film costs and accruals as a result of the decrease in attendance ($4.9 million), a decrease in film costs associated with closed theatres ($0.7 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.1 million). These decreases, which aggregated $5.7 million were partially offset by increases in film rental payments resulting from ticket price increases ($1.7 million), increased film costs associated with the operation of new theatres ($1.3 million) and increased film costs as a result of an increase in film rental percentage split primarily related to film product mix ($1.1 million). Film costs as a percentage of box office revenue were 46.5% for the three months ended March 31, 2005 as compared to 45.6% for the same period in the prior year.

Rent expense. Rent expense increased $0.6 million for the three months ended March 31, 2005 to $30.2 million from $29.6 million for the three months ended March 31, 2004. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres.

Cost of concessions. Cost of concessions for the three months ended March 31, 2005 increased $0.2 million, or 1.9%, to $8.7 million from $8.5 million for the three months ended March 31, 2004. This increase in cost of concessions was due primarily to an increase in product costs and the timing related to certain promotional programs ($0.6 million) and the incremental costs associated with the operation of new theatres ($0.3 million). This increase in cost of concessions, which aggregated $0.9 million, was partially offset by lower costs associated with the decrease in attendance volume ($0.6 million) and a decrease in the cost of concessions from closed theatres ($0.1 million). Cost of concessions, as a percentage of concession revenues, increased slightly to 15.2% for the three months ended March 31, 2005 as compared to 15.0% for the three months ended March 31, 2004.

General and administrative costs. General and administrative costs for the three months ended March 31, 2005 decreased $3.7 million, or 23.5%, to $12.1 million from $15.8 million for the three months ended March 31, 2004. This decrease in general and administrative costs was due primarily to a decrease in professional and legal fees from those related to potential merger and acquisition transactions which we incurred during the first quarter of 2004 ($3.5 million) and a decrease in the management fee payable to our current sponsors compared to the amount payable to our former investors ($0.3 million). This decrease in general and administrative expenses was partially offset by an increase in costs associated with our day-to-day home office operations ($0.1 million). General and administrative expenses, as a percentage of total revenues, decreased to 6.0% for the three months ended March 31, 2005 as compared to 7.5% for the three months ended March 31, 2004.

Depreciation and amortization. Depreciation and amortization costs for the three months ended March 31, 2005 increased $5.1 million, or 23.4%, to $26.9 million from $21.8 million for the three months ended March 31, 2004. This increase in depreciation and amortization was due primarily to incremental depreciation related to investment in new depreciable assets related to new builds and the revaluation of our depreciable assets as a result of the closing of the Transactions ($5.2 million). This increase was partially offset by the effect of foreign currency exchange rates on our international operations ($0.1 million).

Income from operations. Our operating income for the three months ended March 31, 2005 decreased $8.4 million to a loss of $0.6 million from income of $7.8 million for the three months ended March 31, 2004. This decrease in operating income was due to the aggregate effect of all the factors described above.

Interest expense. Interest expense for the three months ended March 31, 2005 increased $10.5 million, or 144.0%, to $17.7 million from $7.2 million for the three months ended March 31, 2004. This increase in our interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing we undertook in order to effect the Transactions and an overall increase in the average interest rate paid on our outstanding debt.

Income tax expense. Income tax expense for the three months ended March 31, 2005 decreased $3.1 million to a net benefit of $0.1 million from expense of $3.0 million for the three months ended March 31, 2004. The decrease was driven by the reduction in book income and Mexican inflationary adjustments. The effective tax rate for the three months ended March 31, 2005 was a benefit of approximately 1% as compared to expense of approximately 149% for three months ended March 31,2004. The change in the effective rate between the periods is primarily a result of the impact of Mexican inflationary adjustments and other permanent differences, offset by a valuation allowance against the U.S. deferred tax asset, since it was determined more likely than not that the deferred tax assets would not be realized.

Net Loss. Net loss increased $16.5 million to a loss of $17.1 million for the three months ended March 31, 2005 from a loss of $0.6 million for the three months ended March 31, 2004. This increase in our net loss was due to the aggregate effect of all the factors described above and the income from discontinued operations that had been included in the three months ended March 31, 2004. Net loss, excluding discontinued operations, increased by $16.1 million to a loss of $17.1 million for the three months ended March 31, 2005 as compared to a loss of $1.0 million for the three months ended March 31, 2004 due to the aggregate effect of the items noted above.

Attributable EBITDA. Our attributable EBITDA for the three months ended March 31, 2005 decreased $7.1 million, or 16.9%, to $34.8 million from $41.9 million for the three months ended March 31, 2004. This decrease in Attributable EBITDA was due primarily to decreases in our wholly owned EBITDA in the U.S. ($4.5 million) and Mexico ($2.1 million) which was due to the aggregate effect of all the factors described above and decreases in our 50% share of the operating results of our joint ventures in Spain ($0.1 million) and South Korea ($0.4 million).

The reconciliation of net income/(loss) to each of EBITDA and Attributable EBITDA is shown below:

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2005
	(in thousands)
Net income/(loss) before discontinued operations	$(970)	$(17,069)
Depreciation and amortization	21,803	26,905
Interest expense, net	7,237	17,655
Income tax expense/(benefit)	2,958	(113)
EBITDA	31,028	27,378
Adjustments to EBITDA
Management fee	1,251	999
(Gain)/loss on sale/disposal of theatres	(47)	—
Straight-line rent accrual in excess of cash	1,505	1,895
Transaction related expenses	3,969	476
Equity (income)/loss in long-term investments	(1,425)	(1,080)
Our share of partnership EBITDA	5,588	5,115
Attributable EBITDA	$41,869	$34,783

Combined Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Total operating revenues. Total operating revenues for the year ended December 31, 2004 decreased $4.9 million, or 0.5%, to $923.3 million from $928.2 million for the year ended December 31, 2003.

Specific factors affecting the major components of our total operating revenues are discussed below.

Box office revenue. Box office revenue for the year ended December 31, 2004 decreased $6.2 million, or 0.9%, to $622.4 million from $628.6 million for the year ended December 31, 2003. This decrease in box office revenue was due primarily to a decrease in attendance volume ($8.1 million) during the period, a decrease in box office revenue from closed theatres ($9.6 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($3.2 million). These decreases in box office revenue, which total $20.9 million, were partially offset by an increase in average revenue per patron ($9.6 million) during the period and an increase in box office revenue from the operation of new theatres ($5.1 million). Attendance decreased approximately 1.0 million patrons, or 0.9%, for the year ended December 31, 2004 as compared to the same period in the prior year primarily due to film product mix. Comparing theatres opened for a full year in both periods presented, attendance decreased by 1.4 million patrons, or 1.4%, for the year ended December 31, 2004 primarily due to the impact of competitive new builds and film product mix. However, our decrease in attendance was less than the 2.4% decrease experienced by the theatre exhibition industry as a whole for the year ended December 31, 2004.

Concession revenue. Concession revenues for the year ended December 31, 2004 decreased $1.9 million, or 0.7%, to $251.5 million from $253.4 million for the year ended December 31, 2003. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($3.3 million), a decrease in concession revenue from closed theatres ($3.9 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($1.9 million). These decreases in concession revenue, which aggregated $9.1 million, were partially offset by an increase in concession revenue per patron ($3.6 million) during the period and an increase in concession revenue from the operation of new theatres ($3.6 million).

Other revenues. Other revenues for the year ended December 31, 2004 increased $3.2 million, or 7.0%, to $49.4 million from $46.2 million for the year ended December 31, 2003. This increase was due primarily to increases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($4.2 million), an increase in other revenues from the operation of new theatres ($0.2 million) and increases in other sources of revenue ($0.6 million). These increases in other revenues, which aggregated $5.0 million, were partially offset by a decrease in other revenues from closed theatres ($0.8 million), a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($0.8 million) and a decrease in attendance volume ($0.2 million).

Theatre operations and other expenses. Theatre operations and other expenses for the year ended December 31, 2004 decreased $12.2 million, or 1.8%, to $669.3 million from $681.5 million for the year ended December 31, 2003. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs related to closed theatres ($12.4 million), a decrease in operating costs associated with a decrease in attendance volume ($4.6 million), a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($3.4 million), a decrease in film rental costs related to a decrease in film rental percentage ($1.3 million) and a decrease in various other theatre operating expense items ($0.6 million). These decreases in theatre operations and other expenses, which aggregated $22.3 million, were partially offset by increases in operating costs related to incremental costs associated with the operation of new theatres ($5.5 million) and the additional costs associated with ticket price increases ($4.6 million). Theatre operations and other expenses, as a percentage of total revenues, improved to 72.4% for the year ended December 31, 2004 as compared to 73.4% for the year ended December 31, 2003.

Specific factors affecting the major components of theatre operations and other expenses are discussed below:

Film costs. Film costs decreased $4.3 million, or 1.4% for the year ended December 31, 2004 to $299.9 million from $304.2 million for the year ended December 31, 2003. This decrease in film costs was due primarily to a decrease in film costs associated with closed theatres ($4.6 million), a decrease in film costs or accruals as a result of the decrease in attendance ($3.9 million), a decrease in the film percentage split ($1.3 million) and a decrease due to the effect of foreign currency exchange rates with respect to our international operations ($1.3 million). These decreases, which aggregated $11.1 million were partially offset by increases in film rental payments resulting from ticket price increases ($4.6 million) and increased film costs associated with the operation of new theatres ($2.2 million). Film costs as a percentage of box office revenue were 48.2% for the year ended December 31, 2004 as compared to 48.4% for the same period in the prior year.

Rent expense. Rent expense increased $0.7 million for the year ended December 31, 2004 to $120.2 million from $119.5 million for the year ended December 31, 2003. This increase in rent expense is due primarily to leasing costs associated with new theatres which were partially offset by a decrease in leasing costs associated with closed theatres.

Cost of concessions. Cost of concessions for the year ended December 31, 2004 increased $1.9 million, or 5.2%, to $37.3 million from $35.5 million for the year ended December 31, 2003. This increase in cost of concessions was due primarily to an increase in product costs and the costs associated with certain promotional programs ($2.3 million) and the incremental costs associated with the operation of new theatres ($0.9 million). This increase in cost of concessions, which aggregated $3.2 million, was partially offset by a decrease in cost of concession from closed theatres ($0.5 million), lower costs associated with the decrease in attendance volume ($0.4 million) and the effect of foreign currency exchange rates with respect to our international operations ($0.4 million). Cost of concessions, as a percentage of concession revenues, increased to 14.8% for the year ended December 31, 2004 as compared to 14.0% for the year ended December 31, 2003 primarily as a result of increases in product costs which were not passed along to patrons through increased selling prices.

General and administrative costs. General and administrative costs for the year ended December 31, 2004 increased $4.2 million, or 6.9%, to $64.3 million from $60.1 million for the year ended December 31, 2003. The increase in general and administrative costs was due primarily to an increase in various corporate expenses associated with the Transactions ($8.0 million), including the payment of success bonuses related to the Transactions. This increase in general and administrative expenses was partially offset by a decrease in salary and benefit costs and legal fees associated with our day to day operations ($3.0 million), a decrease in the management fee paid to our shareholders ($0.4 million) and the effect of changes in exchange rates with respect to our international operations ($0.4 million). General and administrative expenses, as a percentage of total revenues, increased to 7.0% for the year ended December 31, 2004 as compared to 6.5% for the year ended December 31, 2003.

Depreciation and amortization. Depreciation and amortization costs for the year ended December 31, 2004 on a combined basis increased $14.5 million, or 17.9%, to $95.4 million from $80.9 million for the year ended December 31, 2003. This increase in depreciation and amortization was due primarily to incremental depreciation related to investment in new depreciable assets related to new builds and the revaluation of our depreciable assets as a result of the closing of the Transactions ($15.5 million). This increase was partially offset by the effect of foreign currency exchange rates with respect to our international operations ($1.0 million).

Gain/loss on sale/disposal of theatres. The gain on sale/disposal of theatres for the year ended December 31, 2004 decreased $2.2 million to $2.3 million from $4.5 million for the year ended December 31, 2003. The gain for the year ended December 31, 2004 was due primarily to the sale of one theatre property in the state of New York and the gain for the year ended December 31, 2003 was due primarily to the sale of two theatre properties located in Massachusetts and Minnesota.

Income from Operations. Our operating income for the combined year ended December 31, 2004 decreased $15.4 million, or 20.6%, to $59.4 million from $74.8 million for the year ended December 31, 2003. This decrease in operating income was due to the aggregate effect of all the factors described above.

Interest expense. Interest expense for the combined year ended December 31, 2004 increased $17.4 million, or 49.4%, to $52.7 million from $35.3 million for the year ended December 31, 2003. This increase in our interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing we undertook in order to effect the Transactions and an overall increase in the average interest rate paid on our outstanding debt.

Loss on early extinguishment of debt. Loss on early extinguishment of debt for the year ended December 31, 2004 was $7.7 million. This is due primarily to the write-off of the deferred financing fees on our former term and priority secured loans in the U.S. and the credit facility in Mexico that were repaid at the time of the Transactions. We did not record any loss on early extinguishment of debt for the year ended December 31, 2003.

Discontinued operations. Income from discontinued operations for the year ended December 31, 2004 decreased $48.8 million to $7.4 million for the year ended December 31, 2004 from $56.2 million for the year ended December 31, 2003. A portion of the decrease is attributable to the year ended December 2004 including only seven months of the operating results of our Canadian film exhibition business, which was sold to affiliates of our former shareholders. The remaining portion of the decrease in income from discontinued operations is the result of a gain that had been recorded during 2003 related to the sale of a portion of the interest in our Canadian theatre operations to the Cineplex Galaxy Income Fund.

Income tax expense. Income tax expense for the year ended December 31, 2004 decreased $5.7 million to $9.6 million from $15.3 million for the year ended December 31, 2003. The decrease was driven by the reduction of book income offset by an increase in non-deductible expenses. As a result of combining the predecessor and successor periods to obtain a full year ended December 31, 2004, the effective rates of 12.4% and 47.0% for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively, are not meaningful for comparison to the effective rate of 40.4% for the year ended December 31, 2003.

Net Income. Net income decreased $79.8 million to a loss of $0.9 million for the combined year ended December 31, 2004 from income of $78.9 million for the year ended December 31, 2003. This decrease in net income was due to the aggregate effect of all the factors described above. Net income, excluding discontinued operations, decreased by $31.0 million to a loss of $8.3 million for the year ended December 31, 2004 on a combined period basis as compared to income of $22.7 million for the year ended December 31, 2003 due to the aggregate effect of the items noted above.

Attributable EBITDA. Our attributable EBITDA for the year ended December 31, 2004 increased $12.1 million, or 6.4%, to $202.8 million from $190.7 million for the year ended December 31, 2003. This increase in Attributable EBITDA was due primarily to increases in EBITDA in the U.S. ($9.2 million) and Mexico ($0.6 million) resulting from our 50% share of the improved operating results of our joint ventures in Spain ($1.7 million) and South Korea ($0.6 million).

The reconciliation of net income (loss) before discontinued operations and cumulative effect of a change in accounting principle to each of EBITDA and Attributable EBITDA is shown below (in thousands).

	Year Ended December 31, 2003	Combined Twelve Months Ended December 31, 2004
Net income/(loss)	$78,851	$(895)

Net income/(loss) before discontinued operations and cumulative effect of a change in accounting principle	$22,668	$(8,312)
Depreciation and amortization	80,940	95,394
Interest expense	35,262	52,668
Loss on early extinguishment of debt	—	7,738
Income tax expense	15,339	9,642
EBITDA	$154,209	$157,130

Adjustments to EBITDA:
Management fee	$5,000	$4,592
(Gain)/loss on sale/disposal of theatres	(4,508)	(2,304)
Equity (income)/loss in long-term investments	1,485	(2,371)
Straight-line rent accrual in excess of cash	6,021	6,870
Transaction related expenses	10,240	18,269
Our share of partnership EBITDA	18,235	20,620
Attributable EBITDA	$190,682	$202,806

Year Ended December 31, 2003 Compared to the Nine Months Ended December 31, 2002

During 2001, we filed for protection under U.S. Bankruptcy laws. We emerged from bankruptcy on March 21, 2002. However, for accounting purposes and consistent with our reporting periods, we have used March 31, 2002 as the effective date of the reorganization and fresh-start adjustments. Accordingly, we have reported operating results for the period from April 1, 2002 through December 31, 2002, as all financial information prior to that date pertains to a different basis of accounting and is therefore not comparable.

Total operating revenues. Total operating revenues for the year ended December 31, 2003 increased $223.7 million, or 31.8%, to $928.2 million from $704.5 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($209.4 million) is related to our operating results for the first quarter of 2003. The exclusion of this period allows for the comparison of our operations for the same periods (nine months ended December 31, 2003 to the nine months ended December 31, 2002). Excluding this increase, total operating revenues increased $14.3 million, or 2.0%, when compared to the prior period.

Specific factors affecting the major components of our total operating revenues are discussed below.

Box office revenue. Box office revenue for the year ended December 31, 2003 increased $153.1 million, or 32.2%, to $628.6 million from $475.5 million for the period from April 1, 2002 to December 31, 2002. A portion of this increase ($143.8 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our box office revenue for the period from April 1, 2003 through December 31, 2003 increased $9.3 million, or 2.0%, as compared to the same period in the prior year. This $9.3 million increase in box office revenue was due primarily to increases resulting from the inclusion of Cinemex for the full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 in the prior period ($9.8 million), revenues from the operation of new theatres ($5.1 million) and an increase in average revenue per patron ($14.7 million). These increases in box office revenue, which total $29.6 million, were partially offset by a decrease in attendance ($11.7 million) during the period and a decrease in box office revenue from closed theatres ($8.6 million).

Concession revenue. Concession revenue for the year ended December 31, 2003 increased $61.1 million, or 31.7%, to $253.4 million from $192.4 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($56.3 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our concession revenue for the period from April 1, 2003 through December 31, 2003 increased $4.8 million, or 2.5% as compared to the same period in the prior year. This $4.8 million increase in concession revenue was due primarily to the inclusion of Cinemex for a full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 for the prior period ($6.9 million), revenues from the operation of new theatres ($1.7 million) and an increase in concession revenue per patron ($3.8 million). These increases in concession revenue, which aggregated $12.4 million, were partially offset by a decrease in attendance volume ($4.6 million), and a decrease in concession revenue from closed theatres ($3.0 million).

Other revenues. Other revenues for the year ended December 31, 2003 increased $9.5 million, or 26.0%, to $46.2 million from $36.7 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($9.3 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our other revenues for the period from April 1, 2003 through December 31, 2003 increased $0.2 million as compared to the same period in the prior year.

Theatre operations and other expenses. Theatre operations and other expenses for the year ended December 31, 2003 increased $164.5 million, or 31.8%, to $681.5 million from $517.0 million for the period from April 1, 2002 to December 31, 2002. A portion of this increase ($159.0 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our theatre operations and other expenses for the period from April 1, 2003 through December 31, 2003 increased $5.5 million as compared to the same period in the prior year. This $5.5 million increase in theatre operating and other expenses was due primarily to the inclusion of Cinemex for a full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 for the prior period ($9.0 million), incremental costs associated with the operation of new theatres ($5.2 million), the additional costs associated with ticket price increases ($7.4 million) and increases at various other theatre level operating costs ($0.4 million). These increases in theatre operations and other expenses, which aggregated $22.0 million were partially offset by decreases in operating costs related to closed theatres ($9.7 million), a decrease in operating costs associated with a decrease in attendance volume ($6.8 million). Theatre operating and other expenses, as a percentage of total revenues, improved to 72.7% for the nine month period from April 1, 2003 to December 31, 2003 as compared 73.4% for the nine month period from April 1, 2002 to December 31, 2002.

Specific factors affecting the major components of theatre operations and other expenses are discussed below:

Film costs. Film costs increased $68.1 million, or 28.8% for the year ended December 31, 2003 to $304.2 million from $236.1 million for the nine months ended December 31, 2002. A portion of this increase ($65.6 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our film costs for the period from April 1, 2003 through December 31, 2003 increased $2.5 million, or 1.1%, as compared to the same period in the prior year. This $2.5 million increase in film costs was due primarily to increases resulting from the inclusion of Cinemex for the full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 in the prior year ($3.6 million), an increase in film rental payments resulting from ticket price increases ($7.4 million) and increased film costs associated with the operation of new theatres ($2.6 million). These increases in film costs, which aggregated $13.6 million, were partially offset by a decrease in film costs or accruals as a result of the decrease in attendance ($5.9 million), decreases in film costs associated with closed theatres ($4.2 million) and a decrease in the film rental percentage split ($0.9 million). Film costs as a percentage of box office revenue were 49.2% for the nine months ended December 31, 2003 as compared to 49.6% for the same period in the prior year.

Rent expense. Rent expense increased $32.5 million for the year ended December 31, 2003 to $119.5 million from $87.0 million for the nine months ended December 31, 2002. A portion of this increase ($33.7 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our rent expense for the period from April 1, 2003 through December 31, 2003 decreased $1.2 million as compared to the same period in the prior year. This decrease in rent expense is due primarily to a decrease in leasing costs associated with closed theatres, which was partially offset by leasing costs associated with new theatres.

Cost of concessions. Cost of concessions for the year ended December 31, 2003 increased $7.9 million, or 28.6%, to $35.5 million from $27.6 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($8.1 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our cost of concessions for the period from April 1, 2003 through December 31, 2003 decreased $0.2 million as compared to the same period in the prior year. This $0.2 million decrease in cost of concessions was due primarily to a decrease in concession revenue from closed theatres ($0.4 million) and lower costs associated with a decrease in attendance volume ($0.6 million). These changes were partially offset by the inclusion of Cinemex for a full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 for the prior period ($0.6 million) and incremental costs associated with the operation of new theatres ($0.2 million). Cost of concessions, as a percentage of concession revenues, improved to 13.9% for the nine month period from April 1, 2003 to December 31, 2003 as compared 14.3% for the nine month period from April 1, 2002 to December 31, 2002.

General and administrative costs. General and administrative costs for the year ended December 31, 2003 increased $4.2 million, or 7.4%, to $60.1 million from $55.9 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($13.2 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our general and administrative costs for the period from April 1, 2003 through December 31, 2003 decreased $9.0 million, or 16.2%, as compared to the same period in the prior year. This $9.0 million decrease in general and administrative costs was due primarily to a decrease in transaction related expenses, such as merger and acquisition related costs, financing costs and professional and legal fees related to the acquisition of Cinemex in the prior year. General and administrative expenses, as a percentage of total revenues, improved to 6.5% for the nine month period from April 1, 2003 to December 31, 2003 as compared 7.9% for the nine month period from April 1, 2002 to December 31, 2002.

Depreciation and amortization. Depreciation and amortization costs for the year ended December 31, 2003 increased $30.2 million, or 59.5%, to $80.9 million from $50.7 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($18.4 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our general and administrative costs for the period from April 1, 2003 through December 31, 2003 increased $11.8 million, or 23.2%, as compared to the same period in the prior year. This increase in depreciation and amortization was due primarily to the inclusion of Cinemex for a full nine month period in 2003 as compared to the period from June 20, 2002 (date of acquisition) through December 31, 2002 for the prior period ($9.6 million) and incremental depreciation related to investment in new depreciable assets related to new builds ($2.2 million).

Gain/loss on sale/disposal of theatres. We reported a gain on sale or disposal of theatres for the year ended December 31, 2003 of $4.5 million. A portion of this gain ($1.7 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, we reported a gain of $2.8 million related to the recording of the sale of a theatre property in Massachusetts in 2003. We reported a loss of $0.7 million for the nine month period from April 1, 2002 to December 31, 2002 related to the sale of properties in New York and Arizona.

Income/(Loss) from Operations. Our operating income for the year ended December 31, 2003 increased $22.3 million, or 42.4%, to $74.8 million from $52.5 million for the nine-month period from April 1, 2003 to December 31, 2002. A portion of this increase ($12.4 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our operating income for the period from April 1, 2003 through December 31, 2003 increased $9.9 million as compared to the same period in the prior year. This increase in operating income was due to the aggregate effect of all the factors described above.

Interest expense. Interest expense for the year ended December 31, 2003 increased $4.6 million, or 15.2%, to $35.3 million from $30.6 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of our interest expense ($8.9 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, our interest expense for the period from April 1, 2003 through December 31, 2003 decreased $4.3 million, or 14.0%, as compared to the same period in the prior year. This decrease in our interest expense was due primarily to decreases in interest rates and decreases in the level of outstanding borrowings.

Discontinued operations. Income from discontinued operations for the year ended December 31, 2003 increased $45.4 million to $56.2 million from $10.8 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of our discontinued operations ($2.4 million) is related to our operating results for the first quarter of 2003. Excluding the impact noted above, income from discontinued operations for the period from April 1, 2003 through December 31, 2003 increased $43.0 million as compared to the same period in the prior year. The increase in income from discontinued operations is the result of the gain on the sale of a portion of the interest in our Canadian theatre operations to the Cineplex Galaxy Income Fund during 2003. We decided to sell our remaining interest in the Canadian theatre operations as part of the Transactions.

Income tax expense. Income tax expense for the year ended December 31, 2003 increased $7.3 million to $15.3 million for the year ended December 31, 2003 from $8.0 million for the nine months ended December 31, 2002. Our effective tax rate for the year ended December 31, 2003 was 40.4% as compared to 34.3% for the period from April 1, 2002 to December 31, 2002. This increase in the effective tax rate is due to the tax provision of Cinemex.

Net Income. Net income increased $48.6 million to $78.9 million for the year ended December 31, 2003 from $30.2 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of our results is related to our net income of $3.4 million for the first quarter of 2003. Excluding the impact noted above, net income for the period from April 1, 2003 through December 31, 2003 increased $49.2 million as compared to the same period in the prior year. This increase in net income was due to the aggregate effect of all the factors described above. Net income for the nine months ended December 31, 2003, excluding discontinued operations, increased by $2.8 million to income of $22.2 million as compared to net income of $19.4 million the prior period due to the aggregate effect of the items noted above, as well as a non-recurring $4.0 million gain in the 2002 period related to a change in accounting principle due to our adoption of Financial Interpretation Number (“FIN”) 46(R) “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.”

Attributable EBITDA. Our Attributable EBITDA for the year ended December 31, 2003 increased $47.6 million, or 33.3%, to $190.7 million from $143.1 million for the nine-month period from April 1, 2002 to December 31, 2002. A portion of this increase ($37.6 million) related to the Attributable EBITDA for the first quarter of 2003. Excluding the impact noted above, our Attributable EBITDA for the period from April 1, 2003 through December 31, 2003 increased $10.0 million, or 7.0%, as compared to the same period in the prior year. This increase of $10.0 million in Attributable EBITDA was due primarily to increases in EBITDA in the U.S. ($3.5 million) and Mexico ($2.8 million) resulting from improved operating results and to improved results from the operations of our joint ventures in Spain ($1.7 million) and South Korea ($2.0 million).

The reconciliation of net income (loss) before discontinued operations and cumulative effect of a change in accounting principle to each of EBITDA and Attributable EBITDA is shown below (in thousands).

	Nine Months Ended December 31, 2002	Year Ended December 31, 2003
Net income/(loss)	$30,202	$78,851

Net income/(loss) before discontinued operations and cumulative effect of a change in accounting principle	$15,356	$22,668
Depreciation and amortization	50,746	80,940
Interest expense	30,613	35,262
Income tax expense	8,033	15,339
EBITDA	$104,748	$154,209

Adjustments to EBITDA:
Management fee	$4,583	$5,000
(Gain)/loss on sale/disposal of theatres	733	(4,508)
Equity (income)/loss in long-term investments	(1,499)	1,485
Straight-line rent accrual in excess of cash	5,401	6,021
Transaction related expenses	19,288	10,240
Our share of partnership EBITDA	9,833	18,235
Attributable EBITDA	$143,087	$190,682

Liquidity and Capital Resources

Cash flows

We generate cash flows from our theatre operations. Our cash flow is generated primarily from the sale of admission tickets, concession sales and other revenue including advertising and promotional income. Generally, this provides us with positive working capital, which is consistent with our industry, since cash revenues are generally collected in advance of payment of our operating expenses. Our operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios.

Based on our current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under our revolving credit facilities will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for the short-term and long-term. Additionally, we believe that our credit facilities in the U.S. and Mexico will be adequate to fund our long-term capital requirements and needs. However, our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control, including but not limited to film product that is available. Any future theatre construction and renovation, acquisitions, investment in joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all. From time to time we may also acquire a portion of our notes in market transactions depending on market conditions and our liquidity requirements.

Operating Cash Flows. Net cash used in operating activities, as reflected in our statement of cash flows, was $5.9 million and $3.0 million for the three months ended March 31, 2005 and 2004, respectively. Cash used in operating activities for the three months ended March 31, 2005 was due primarily to a decrease in revenues from the operations of our theatres, changes in our working capital related to the timing of payments to various vendors and payment of semi-annual interest on our senior subordinated notes on February 1, 2005. Cash used in operating activities for the three months ended March 31, 2004 was a result of changes in our working capital related to the timing of payments to various vendors. Net cash provided by operating activities was $38.1 million and $75.2 million for the five months ended December 31, 2004 and the seven months ended July 31, 2004, respectively. Cash provided by operating activities for the five months ended December 31, 2004 was a result of changes in our operating activities and changes in our working capital related to the timing of payments to various vendors. Cash provided by operating activities for the seven months ended July 31, 2004 was a result of an increase in revenues from the operations of our theatres and changes in our working capital related to the timing of payments to various vendors. This increase was offset by increased operating costs related to the increase in revenues.

Net cash provided by operating activities was $89.0 million for the year ended December 31, 2003 and $64.3 million for the nine months ended December 31, 2002, respectively. Cash provided by operating activities for the year ended December 31, 2003 was a result of an increase in box office revenue, concession revenue and miscellaneous income from the operations of our theatres. This increase in revenue was offset by increased operating costs related to the increase in revenues as well as changes in our working capital related to the timing of payments to various service providers and payments made related to restructuring and reorganization related costs. Cash provided by operations for the nine months ended December 31, 2002 was related to an increase in our revenues from box office results from the strong slate of movies released during 2002 and from changes in working capital as a result of the timing of payments to various service providers. These increases were offset by the payment of restructuring and reorganization related costs during the period.

Investing Cash Flows. Net cash used in investing activities, as reflected in our statement of cash flows, was $5.2 million and $16.6 million for the three months ended March 31, 2005 and 2004, respectively. Cash used in investing activities for the three months ended March 31, 2005 ($5.2 million) was due primarily to capital expenditures related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications. Cash used in investing activities for the three months ended March 31, 2004 ($16.6 million) was due primarily to capital expenditures related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications. Net cash used in investing activities, as reflected in our statement of cash flows, was $1,323.9 million for the five months ended December 31, 2004 and cash provided by investing activities was $174.3 million for the seven months ended July 31, 2004. Cash used in investing activities for the five months ended December 31, 2004 was due primarily to payments made to our former shareholders at the time of the Transactions ($1,305.9 million), capital expenditures related to the construction of one theatre location comprising 12 screens in the U.S. ($17.2 million) and payments made as a result of the Transactions ($3.2 million). This use of cash was partially offset by the proceeds from the sale of assets, which included one theatre location with 14 screens ($2.4 million). Cash provided by investing activities for the seven months ended July 31, 2004 was due primarily to the proceeds from the sale of COC ($205.9 million) and the proceeds from the sale of assets, which included one theatre location with five screens ($7.4 million). These sources of cash were partially offset by capital expenditures related to the construction of one theatre location comprising 12 screens in Mexico ($36.6 million) and investment in/advances to partnerships ($2.4 million).

Net cash used in investing activities was $31.2 million for the year ended December 31, 2003 and $34.1 million for the nine months ended December 31, 2002. Net cash provided by investing activities for the year ended December 31, 2003 was due primarily to the proceeds from asset sales, which included three theatre locations with 12 screens ($13.7 million). These sources of cash were partially offset by capital expenditures ($40.9 million) and investment in/advances to partnerships ($4.1 million). Net cash used in investing activities for the nine months ended December 31, 2002, was due primarily to capital expenditures ($31.5 million), investment in our Megabox joint venture to increase our ownership interest to 50% ($20.6 million) and payments made related to the acquisition of Cinemex and Loeks-Star Partners ($3.5 million), partially offset by unrestricted cash from acquisitions ($16.2 million) and proceeds from asset sales, which included one theatre location with six screens ($5.2 million).

Financing Cash Flows. Net cash used in financing activities, as reflected in our statement of cash flows, was $8.3 million and $6.9 million for the three months ended March 31, 2005 and 2004, respectively. Cash used in financing activities for the three months ended March 31, 2005 was due primarily to prepayments of debt related to our senior secured credit facility in the U.S. ($8.0 million). Cash used in financing activities for the three months ended March 31, 2004 was due primarily to payments made on our former term loan ($5.4 million) and priority secured credit agreement ($1.2 million). Net cash provided by financing activities, as reflected in our statement of cash flows, was $1,187.1 million for the five months ended December 31, 2004 and net cash used in financing activities was $218.0 million for the seven months ended July 31, 2004. Cash provided by financing activities for the five months ended December 31, 2004 was due primarily to the proceeds received from equity contributions from our Sponsors ($421.7 million), and the proceeds from our senior secured credit facility ($630.0 million), the notes ($315.0 million), the new Cinemex term loan ($90.0 million) and amounts drawn under our revolving credit facility ($7.3 million). These sources of cash were partially offset by repayment of our former term loan ($92.3 million), Mexican credit facility ($87.7 million) and priority secured credit agreement ($28.7 million), payments on amounts previously drawn under our revolving credit facilities ($7.3 million) and scheduled payments of amounts due under our senior secured credit facility ($1.6 million), and the payment of Transaction related expenses ($17.4 million) and debt issuance costs ($41.6 million). Cash used in financing activities for the seven months ended July 31, 2004 was due primarily to payments made on our former term loan ($215.0 million) and priority secured credit agreement ($2.4 million).

Net cash used in financing activities for the year ended December 31, 2003 was $12.1 million and net cash provided by financing activities was $10.3 million for the nine months ended December 31, 2002. Net cash used in financing activities for the year ended December 31, 2003 was due primarily to the repayment of debt ($174.3 million) and the payment of deferred financing fees ($1.8 million) partially offset by a return of capital from the sale of a minority interest in Cineplex Galaxy ($163.5 million) and an equity contribution ($0.5 million). Net cash provided by financing activities for the nine months ended December 31, 2002 was due primarily to borrowings from the Cinemex credit facilities ($95.8 million), an equity contribution from our former investors ($20.6 million) and the sale of common stock ($2.2 million) partially offset by repayment of debt ($83.7 million) and a return of capital paid by Cinemex to our former investors ($24.5 million).

Availability of Cash from Cinemex, International and Domestic Joint Ventures

The ability of Cinemex, Yelmo and Megabox to pay dividends or make other transfers of funds to us will depend on these entities’ operating results, will be subject to applicable laws and restrictions contained in agreements governing the debt of these entities and in the case of Yelmo and Megabox, will be subject to restrictions contained in shareholder or joint venture agreements governing the operations of these joint ventures. We have reinvested our share of the operating cash flows generated by Yelmo and Megabox into those entities in the past. However, we continue to evaluate potential repatriation opportunities through dividend distributions and other ways of monetizing our investments in these foreign joint ventures. Additionally, the agreement of our joint venture partners in Yelmo and Megabox is effectively required in order for those entities to make dividend or other transfer payments to us. We periodically review the performance of each of our joint ventures and reassess their roles in our long-range plans.

In October 2004, the American Jobs Creation Act of 2004 (the “AJCA”) was passed. The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. The Company is currently evaluating the AJCA and is not yet in a position to decide whether, or to what extent, it might repatriate foreign earnings to the U.S. The Company expects to finalize its assessment sometime in 2005.

Our domestic joint ventures are generally required by their respective joint venture agreements to make distributions of excess cash, as defined, to the joint venture partners. Two of our domestic joint venture partners have made equal distributions to each partner totaling $1.8 million, $1.4 million and $0.3 million for the year ended December 31, 2003, year ended December 31, 2004 and the three months ended March 31, 2005. These distributions are made from the joint ventures’ equity and have no impact on our share of the joint ventures’ EBITDA. Our remaining domestic joint venture has made no distributions for all periods presented as a result of its operating performance.

Capital Expenditures

We fund the cost of our capital expenditures through internally generated cash flows, cash on hand and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions, construction of new theatres, adding new screens to existing theatres, upgrading our theatre facilities and general systems upgrades. During the five months ended December 31, 2004, the seven months ended July 31, 2004, the year ended December 31, 2003 and the nine months ended December 31, 2002 we had $17.2 million, $36.6 million, $40.9 million, and $31.5 million, respectively, in capital expenditures. We intend to continue to grow our theatre circuit through selective new building, the expansion of existing theatres and acquisitions.

(in millions)	Total Capital Expenditures	New Build Capital Expenditure	Maintenance and Upgrade Capital Expenditures
Twelve months ended December 31, 2004	$53.8	$42.1	$11.7
Year ended December 31, 2003	$40.9	$23.1	$17.8	(a)
Nine months ended December 31, 2002	$31.5	$27.0	$4.5

(a)                  includes $5.5 million related to MIS upgrades.

We also invest capital to upgrade and maintain our existing theatres and our information systems. The nature of this capital spending includes the replacement and/or upgrade of projection and sound equipment, concession stands and equipment, seats, HVAC equipment, information systems and applications and other projects. These capital projects are anticipated and budgeted on an annual basis or in some cases are determined as needs arise in our day-to-day operations. Over the past three years we have expended, on average, approximately $11.3 million on maintenance and upgrade capital projects. We believe that this level of spending is generally indicative of the amount of our annual capital spending on maintenance and upgrade capital projects.

As of March 31, 2005, we had aggregate capital commitments in the U.S. of $104.4 million primarily related to the completion of construction of six theatre properties (comprising 94 screens) and the expansion of two theatre properties (comprising 9 screens). We expect to complete construction and to open these theatres during the period from 2005 to 2006.

Additionally, as of March 31, 2005, Cinemex had planned capital investments (but not contractual obligations) of $79.9 million related to eight theatre properties (comprising 98 screens). We expect to complete construction and to open these theatres during the next five years.

U.S. Credit Facility

In connection with our acquisition by our Sponsors we repaid all amounts outstanding under our former term loan due February 29, 2008 ($92.3 million) and our priority secured credit facility due March 31, 2007 ($28.7 million).

On July 30, 2004, we entered into a $730 million senior secured credit facility with Citicorp North America, Inc., as administrative agent. This credit facility is comprised of two tranches: (i) a $630 million term loan and (ii) a $100 million revolving credit facility, including letter of credit and swing line sub-facilities. The proceeds of the term loan were used to fund the payment of a portion of the purchase price paid to our former investors. This facility is guaranteed by our parent and by all of our existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Credit Agreement (we had no unrestricted subsidiaries as of December 31, 2004), and is collateralized by a perfected security interest in substantially all of our assets and the assets of our direct and indirect restricted domestic subsidiaries, including a pledge of 100% of our capital stock, the capital stock of each of our restricted domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries that are directly owned by us or one of our restricted domestic subsidiaries. The term loan amortizes 1% per annum in equal quarterly installments commencing on December 31, 2004 and the maturity date is July 30, 2011. The term loan bears interest at a rate of: (i) the base rate or a eurodollar rate plus (ii) an applicable margin based on our Adjusted Leverage Ratio (as defined in the credit agreement). The maturity date of the revolving credit facility is July 30, 2010. The revolving credit facility bears interest at a rate of: (i) the base rate or a eurodollar rate plus (ii) an applicable margin based on our Adjusted Leverage Ratio (as defined in the credit agreement). At March 31, 2005, we had not drawn against the revolving credit facility. The term loan bore interest at a weighted average rate of 4.85% at March 31, 2005 and interest is payable on the earlier of the maturity of the LIBOR contract(s) then in effect or on a quarterly basis.

Our senior secured credit facility also had a $100 million delayed draw term loan, which could have been used to refinance the Cinemex credit facility noted below. The delayed draw term loan had a termination date of January 30, 2005 but was terminated concurrently with the repayment of the existing Cinemex credit facility in August 2004 (see below for details).

Additionally, as of March 31, 2005, we had $6.0 million in stand-by letters of credit issued under our revolving credit facility to support our commitments with respect to certain contractual obligations. As of March 31, 2005, we had additional availability of $94.0 million under our revolving credit facility.

Senior Subordinated Notes

On July 30, 2004, we issued $315 million of 9% senior subordinated notes due 2014, our outstanding notes, in a private placement. The outstanding notes are unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt (as defined in the indenture). The outstanding notes are pari passu in right of payment with any of our future senior subordinated indebtedness. These notes carry an interest rate of 9% and interest is payable semi-annually on each of February 1st and August 1st and mature on August 1, 2014. We used the proceeds of the outstanding notes to fund the payment of a portion of the purchase price to our former investors. The outstanding notes are guaranteed by all of our existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the indenture (we had no unrestricted subsidiaries as of March 31, 2005).

Covenants

Our senior secured credit facility and the indenture include customary affirmative and negative covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures, (xii) certain reporting requirements and (xiii) interest hedging requirements. Additionally, our senior secured credit facility includes financial performance covenants, including: (i) a Consolidated Adjusted Leverage Ratio (as defined therein) and (ii) a Consolidated Adjusted Interest Coverage Ratio (as defined therein). Compliance with the financial performance covenants is not tested until the quarter ended March 31, 2005.

Our senior secured facility has two financial covenants, (a) a Maximum Consolidated Adjusted Leverage Ratio of Consolidated Adjusted Debt to trailing four quarter Adjusted Annualized Pro Forma EBITDAR not to exceed (i) 7.25:1.00 for each fiscal quarter beginning with March 31, 2005 through December 31, 2005, (ii) 7.00:1.00 for each fiscal quarter in 2006, (iii) 6.50:1.00 for each fiscal quarter in 2007, (iv) 6.25:1.00 for each fiscal quarter in 2008, (v) 5.75:1.00 for each fiscal quarter in 2009, (vi) 5.50:1.00 for each fiscal quarter in 2010, and (vii) 5.25:1.00 for the fiscal quarters ending March 31, 2011 and June 30, 2011, and (b) a Consolidated Adjusted Interest Coverage Ratio of trailing four quarters Adjusted Annualized Pro Forma EBITDA to Consolidated Adjusted Interest Charges, not to fall below (i) 1.75:1.00 for each fiscal quarter beginning with March 31, 2005 through December 31, 2005, (ii) 1.85:1.00 for each fiscal quarter in 2006, (iii) 2.00:1.00 for each fiscal quarter in 2007, (iv) 2.25:1.00 for each fiscal quarter in 2008, (v) 2.50:1.00 for each fiscal quarter beginning with March 31, 2009 through June 30, 2011. In each case the Consolidated Adjusted Leverage and Consolidated Adjusted Interest Coverage Ratios are to be tested on the last day of each fiscal quarter and computed for us and our consolidated subsidiaries. We were in compliance with both these financial covenants as of March 31, 2005. Our Consolidated Adjusted Leverage Ratio was 6.26:1.00 and our Consolidated Adjusted Interest Coverage Ratio was 2.94:1.00 as of March 31, 2005. Our senior secured credit facility also limits the amount of capital expenditures we can make during each year the facility is in place. To the extent permitted, the difference between our actual capital expenditures in any year and the allowable amount, may be carried forward to the next succeeding year.

Commitments for Replacement Financing

If we consummate a merger with AMC Entertainment Inc., we would be required to repay all amounts outstanding under our existing $730 million U.S. senior secured credit facility and AMC would be required to repay all amounts outstanding under its existing senior secured credit facility. To refinance these existing senior secured credit facilities, AMC, as the surviving company in the merger, would enter into a new senior secured credit facility pursuant to the terms and conditions of the binding commitments that AMC has received from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and Credit Suisse, Cayman Islands Branch. As the terms of the surviving company’s new credit agreement have not been agreed upon, they may differ significantly from those set forth herein, however we expect that the new credit facilities will consist of senior secured financing of up to $850 million, comprised of a $650 million term loan facility and a $200 million revolving credit facility. We expect that the initial interest rate on the $650 million term loan facility would be equal to LIBOR plus 2.50% or a base rate plus 1.50% and the initial interest rate on the $200 million revolving credit facility would be LIBOR plus 1.75% or a base rate plus 0.75%. The interest rate on the new term loan would initially be 0.25% higher than the rate on the term loan under our existing U.S. senior secured credit facility. The interest rate on the new revolving credit facility would be 1.00% lower than the rate on our existing revolving credit facility. We expect that the new $850 million senior secured credit facility would have affirmative covenants that are substantially consistent with the covenants in the existing Loews and AMC senior secured credit facilities and would have negative covenants that are consistent with the covenants in the existing Loews or AMC senior secured credit facilities. We expect that the baskets for permitted amounts under the new covenants would be adjusted as appropriate to reflect the combined size of the surviving entity. We expect that the new term loan facility of the surviving company would not be subject to any financial covenants. The new revolving credit facility would include a covenant that the combined company maintain a ratio of net senior secured debt to the EBITDA of the combined company and its subsidiaries that does not exceed 3.25x. We would also have a $325 million senior secured bridge loan facility available to us. The surviving company may only borrow under the $325 million bridge loan if it is required to make an offer to repurchase the existing Loews senior subordinated notes following the consummation of the merger. If the surviving company has to draw on the bridge facility, the initial interest rate on the drawn amount would be equal to the lesser of 10% or the yield at the time on AMC’s outstanding 8% Senior Subordinated Notes due 2014. The interest rate on the bridge facility would increase by 0.75% every six months following the draw, up to a cap of 12%, or 12.5% depending on the rating assigned to the surviving company’s debt.

Cinemex Credit Facility

Subsequent to our acquisition by our Sponsors, Cinemex repaid its former term loan due December 26, 2007 ($89.5 million).

On August 16, 2004, Cadena Mexicana S.A. de C.V., a wholly-owned subsidiary of Cinemex, entered into a new senior secured credit facility. The initial amount drawn under the Cinemex senior secured credit facility was one billion Mexican pesos (approximately $90 million as of August 16, 2004). The Cinemex senior secured credit facility also includes a term loan with a one-year delay draw option of the peso equivalent of $10 million with Banco Inbursa, S.A., Scotiabank Inverlat, S.A. and Banco Nacional de Mexico, S.A. and an available revolving credit line of the peso equivalent of $25 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the term loan and the revolving credit facility portions of the new senior secured credit facility are peso denominated debt). All obligations of Cadena Mexicana under the Cinemex senior secured credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries, as defined.

The Cinemex borrowings are non-recourse to Loews. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of March 31, 2005 was 11.27%. This rate was adjusted to 8.5% by an interest rate swap entered into on July 28, 2003 (see “Interest Rate Risk” below for additional information related to this interest rate swap). The Cinemex term loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in installments ranging from 10% to 30% per annum over the five-year period.

The Cinemex senior secured credit facility contains customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana’s subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cadena Mexicana senior secured credit facility rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The facility also includes certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement. These covenants began for the quarter ended September 30, 2004. Consummation of our merger with AMC Entertainment Inc. would not constitute an event of default under the Cinemex senior secured credit facility.

The Cinemex senior secured credit facility has five financial covenants, (a) a Total Net Debt/EBITDA Ratio of Total Net Debt to trailing four quarter EBITDA not to exceed (i) 3.50:1.00 for each fiscal quarter beginning with the closing date through July 26, 2006, (ii) 3.25:1.00 for each fiscal quarter ending with July 26, 2007 and (iii) 3.00:1.00 for each fiscal quarter from August 26, 2007 through July 26, 2009, (b) a Total Net Debt/Net Worth Ratio of Total Net Debt to Consolidated Net Worth not to exceed (i) 2.00:1.00 for each fiscal quarter beginning with the closing date through July 26, 2007 and (ii) 1.75:1.00 for each fiscal quarter from August 26, 2007 through July 26, 2009, (c) an Interest Coverage Ratio of trailing four quarter EBITDA to Consolidated Interest Expense not to fall below (i) 3.00:1.00 for each fiscal quarter beginning with the closing date through July 26, 2007 and (ii) 3.25:1.00 for each fiscal quarter from August 26, 2007 through July 26, 2009, (d) a True-Lease Adjusted Leverage Ratio of Total Net Debt plus eight times the Consolidated Rental Expense for the trailing four quarters to trailing four quarters Consolidated EBITDA plus trailing four quarters Consolidated Rental Expense, not to equal or exceed 5.00:1.00 for any fiscal quarter, and (e) Minimum Consolidated Net Worth for the trailing four quarters will not be less than 750 million pesos plus 50% of the Consolidated Net Income for the immediately preceding year. In each case the various ratios noted above are to be tested on the last day of each fiscal quarter and computed for Cinemex and its consolidated subsidiaries. Cinemex was in compliance with the financial covenants as of March 31, 2005. Cinemex’s financial covenant ratios as of March 31, 2005 were as follows: (i) Total Net Debt to Consolidated EBITDA Ratio–2.00:1.00, (ii) Total Net Debt to Consolidated Net Worth Ratio—0.57:1.00, (iii) Interest Coverage Ratio—4.43:1.00, (iv) True-Lease Adjusted Leverage Ration—3.45:1.00 and (v) Minimum Consolidated Net Worth Ratio–1.93:1.00.

International Joint Ventures

We have no contractual obligation to provide capital or credit support to our international joint ventures, Yelmo and Megabox.

Yelmo has a local standalone reducing credit facility of 40.0 million euros (approximately $51.7 million), which was fully drawn as of March 31, 2005. This facility matures in August 2007. In March 2004, the Yelmo credit agreement was amended to waive a default by Yelmo in its minimum EBITDA covenant for the fiscal year ended December 31, 2003. Also, pursuant to this amendment, Yelmo’s maximum debt to EBITDA ratio was increased and its ability to pay dividends restricted through the period ending December 31, 2005. The Yelmo borrowings are non-recourse to us.

Megabox has several stand-alone credit facilities totaling 37 billion Korean won (approximately $36.1 million), of which $1.2 million was drawn as of March 31, 2005. The Megabox borrowings are non-recourse to us.

Guarantees and Indemnification Obligations

We have agreements with certain vendors, financial institutions, lessors and service providers pursuant to which we have agreed to indemnify the other party for certain matters, such as acts and omissions made by us, our employees, agents or representatives.

We have agreements with each of our directors and executive officers to indemnify such director or executive officer, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been our director or officer.

In November 2003, Cineplex Galaxy Income Fund, or the Fund, a Canadian income trust, was established to indirectly hold substantially all the assets of COC and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by one of our former investors. On November 26, 2003, the Fund completed an initial public offering of Fund units in Canada. As a result of these transactions we, through COC, indirectly owned 44.4% of the Fund and in connection with the offering we agreed to indemnify the Fund, the holders of Fund units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC’s assets and the offering. Our total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy term loan facility that was put in place in connection with the offering. In connection with the sale of COC to affiliates of our former investors, these affiliates have agreed to indemnify us for any and all liabilities resulting from our indemnification obligations.

In January 2004, we issued a corporate guaranty on behalf of our former German partnership, for certain acquisition related costs that the partnership was required to pay. In April 2004, we made an additional contribution of $1.2 million to our former German partnership, which we believed would satisfy a significant portion of the guaranty. Additionally, a subsidiary of ours is guarantor of several of the theatre leases of this partnership. In connection with the sale of our interest in this partnership to affiliates of our former investors, these affiliates have agreed to indemnify us for any and all liabilities resulting from our indemnification obligations.

Based upon our historical experience and information known as of March 31, 2005, we believe the potential liability related to these guarantees and indemnities is not material.

Future Obligations

We conduct a significant part of our operations in leased premises. Our leases generally provide for minimum rent and many of our leases also include percentage rent based upon sales volume. Our leases may also include escalation clauses, guarantees and certain other restrictions, and may require us to pay a portion of real estate taxes and other property operating expenses. Lease terms generally range from 15 to 25 years and contain various renewal options, generally in intervals of five to ten years.

The following table provides an estimate, as of March 31, 2005, of our existing contractual cash obligations, excluding any obligations of our joint ventures, over the next several years including our existing debt, leases and capital commitments and other obligations. It includes our future anticipated lease costs under existing leases through the initial lease term but excluding renewable option periods that are exercisable in the future. Certain of our leases have early termination rights; however, in the following table we assume these rights will not be exercised.

We estimate that our contractual cash obligations over the next several years will be as follows:

	Payments Due by Period (in thousands)
	Current (a)	2-3 Years	4-5 Years	After 5 Years	Total
Debt (b)(c)	$76	$31,585	$86,059	$911,925	$1,029,645
Capital lease obligations (d)	2,554	6,836	7,119	37,619	54,128
Operating leases	81,492	229,393	219,352	1,017,499	1,547,736
Capital commitments and other (e)	36,623	67,774	—	—	104,397
Total contractual cash obligations	$120,745	$335,588	$312,530	$1,967,043	$2,735,906

(a)                   Represents the period from April 1, 2005 through December 31, 2005.

(b)                  Represents obligations under our senior secured credit facility, the notes, the Cinemex senior credit facility and a mortgage, in each case excluding interest payments. The timing of a portion of these payments may be accelerated due to the fact that we are required to make annual payments under our senior secured credit facility related to excess cash flow, as defined in our senior secured credit agreement.

(c)                   Reflects an $8.0 million prepayment of our senior secured credit facility which reduces the scheduled 2005 and 2006 payments by a like amount.

(d)                  Capital lease obligations include interest payments of $26.3 million.

(e)                   Does not include $79.9 million of planned, but non-committed, capital investment for Cinemex over the next five years or any planned, non-committed capital expenditures in the U.S.

In addition to these cash obligations, as of March 31, 2005, we had $6.0 million in standby letters of credit issued under our credit facility to support our commitments with respect to theatre leases and our workers’ compensation insurance.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and other relevant market prices.

Interest Rate Risk

As of March 31, 2005, we had long-term debt or other obligations (including current maturities) of $1,057.4 million, of which $620.4 million was variable rate debt. An increase or decrease in interest rates on our variable rate debt would affect interest costs related to our debt. For comparative purposes, for every change of 0.125% in interest rates, our interest costs on our variable rate debt would change by approximately $0.8 million per year.

On July 28, 2003, Cinemex entered into an interest rate swap agreement with a maturity of December 26, 2007 to manage its exposure to interest rate movements by effectively converting its previous long-term senior secured credit facility from a variable to a fixed rate. Although this senior secured facility was repaid on August 13, 2004, the swap agreement remains outstanding and was redesignated as a hedge of the Cinemex Term Loan.

The face amount of the interest rate swap on March 31, 2005 was 950 million Mexican pesos ($87.3 million). The swap agreement provides for the exchange of variable rate payments for fixed rate payments without the effect of leverage and without the exchange of the underlying face amount. The variable rate is based on the 28-day TIIE rate and the fixed rate is 8.5%. The fair market value of the interest rate swap was $4.1 million as of March 31, 2005.

On October 28, 2004, we entered into an interest rate cap as a hedge of a portion of our floating rate debt. This hedge caps the interest rate at a maximum of 6% on $125 million of notional amount of debt for two years. Below the cap of 6% we continue to pay the actual prevailing interest rate on the underlying debt. The fair market value of this interest rate cap was immaterial as of March 31, 2005.

We are exposed to credit loss in the event of non-performance by the counterparty to our interest rate swap agreements. However, we do not anticipate non-performance by the counterparty.

Market Rate Risk

As of March 31, 2005, we had $315 million of outstanding notes. Increases in market interest rates would generally cause a decrease in the fair value of the notes and a decrease in market interest rates would generally cause an increase in the fair value of the notes.

Foreign Currency Exchange Risk

We are also exposed to market risk arising from changes in foreign currency exchange rates as a result of our operations in Mexico, Spain and South Korea. Accounting principles generally accepted in the U.S. require that subsidiaries use the currency of the primary economic environment in which they operate as their functional currency. We report, as a component of other comprehensive income, foreign currency translation adjustments relating to currency fluctuations between the U.S. dollar and the functional currency of our Mexican operations and our international joint ventures.

Critical Accounting Policies and Estimates

New Accounting Principles

We adopted FIN 46(R) on January 1, 2004. FIN 46(R) requires the identification of our participation in variable interest entities, or VIEs, which are entities with a level of invested equity that is not sufficient to fund future activities in a manner permitting the entity to operate on a stand-alone basis or whose equity holders lack certain characteristics of a controlling financial interest. For entities identified as VIEs, FIN 46(R) sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIEs, if any, bears a majority of the risk to its expected losses, or stands to gain from a majority of its expected returns, and is, therefore, deemed the primary beneficiary of the VIE.

Based on the criteria set forth in FIN 46(R), we evaluated all of our joint venture investments and concluded that our investment in Magic Johnson Theatres previously accounted for under the equity method of accounting, met the definition of a VIE and that we were the primary beneficiary of Magic Johnson Theatres. Accordingly, we have consolidated Magic Johnson Theatres for all periods beginning April 1, 2002. Prior to adopting FIN 46(R), we had recorded 100% of the losses of Magic Johnson Theatres as required by EITF 99-10, “Percentages Used to Determine the Amount of Equity Method Losses.” This accounting treatment was required because we are committed to provide additional funding for the partnership’s day-to-day operations and we are required to guarantee a portion of the partnership’s minimum lease commitments. We recognized an adjustment of $4.0 million due to the cumulative effect of the change in accounting principle related to the consolidation of Magic Johnson Theatres.

In December 2003, the Financial Accounting Standards Board (“FASB”) published SFAS No. 132R, a revision to SFAS No. 132 Employers’ Disclosure about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88 and 106. SFAS No. 132R requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The provisions of SFAS No. 132 remained in effect until the provisions of SFAS No. 132R were adopted. The adoption of SFAS No. 132R had no impact on our operating results or financial position as it was related to disclosure only.

On January 12, 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, (“FSP No. 106-1”) in response to a new law regarding prescription drug benefits under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. However, certain accounting issues related to the federal subsidy remain unclear and significant uncertainties may exist which impair a plan sponsor’s ability to evaluate the direct effects of the new law. We have elected to defer recognition while evaluating the new law and the pending issuance of authoritative guidance. In May 2004, the FASB issued FSP No. 106-2 which provides accounting guidance for this new subsidy. We sponsor a postretirement benefit plan which may benefit from the subsidy and as a result, we are currently evaluating the impact of FSP No. 106-2, which we are required to adopt in 2005.

In December 2004, the FASB issued Statement No. 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment”, which replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supercedes Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires that such transactions be accounted for using a fair value-based method. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

In April 2005, the SEC approved a new rule delaying the effective date of SFAS No. 123(R) for public companies until the first fiscal year beginning after June 15, 2005. As such, the Company will be required to apply SFAS No. 123(R) beginning in 2006. Until such implementation, the Company will continue to apply the disclosure-only requirements of SFAS No. 123 and will apply intrinsic value accounting for its employee stock options that defines compensation cost for stock options, if any, as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. Management is in the process of determining whether SFAS No. 123(R) will have a material impact on the results of operations or financial position of the Company.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 is an interpretation of SFAS 143, “Asset Retirement Obligations”, which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is not expected to have a material impact on our results of operations or financial position.

Significant Accounting Policies and Estimates

We prepare our financial statements in conformity with accounting principles generally accepted in the U.S., which require management to make estimates, judgments and assumptions that we believe are reasonable based on the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Film Rental Costs

Film rental costs are recorded when revenue is earned and are based upon the terms of the respective film license agreements. In some cases the final film cost is dependent upon the performance of the film over its duration of play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Management’s estimates of the ultimate settlement of the film costs related to these types of films are based on historical trends for similar films and film performance expectations. These estimates may be modified to reflect changes in film performance from week-to-week. Film costs and the related film costs payable are adjusted to the final film settlement in the period we settle with the distributors. Actual settlement of these film costs could differ from the related estimates.

Leases

We conduct a significant portion of our operations in leased property. These theatre leases generally provide for the payment of fixed monthly rent, property taxes, common area maintenance, insurance and repairs. Certain of these leases provide for escalating lease payments over the terms of the leases. Additionally, certain leases also contain contingent rental fees based on a percentage of revenues. At our option, we can renew a substantial portion of our theatre leases, at the then fair market rental rate, for various periods with the maximum renewal period generally totaling 15 to 20 years. For financial statement purposes, the total amount of base rents over the fixed initial term of the leases is charged to expense utilizing the straight-line method. Rental expense in excess of the lease payments is recorded as a deferred rental liability.

Loss on Sale/Disposal of Theatres

Costs associated with theatre closures are recognized when management determines to dispose of a non-performing or non-strategic theatre property. These costs generally include the net book value of the related asset, and payments due under lease agreements to landlords, if applicable.

Long-Lived Assets

We continuously assess the recoverability of our long-lived assets by determining whether the carrying value of these balances over the remaining life can be recovered through undiscounted projected cash flows associated with these assets. Generally, this is determined on a theatre-by-theatre basis for theatre related assets. In making our assessment, we also consider the useful lives of our assets, the competitive landscape in which those assets operate, the introduction of new technologies within the industry and other factors affecting the sustainability of asset cash flows. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. Absent estimates of fair value from alternative sources (published pricing, third-party valuations, etc.) our estimate of fair value is based on discounted future cash flows. While we believe our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the evaluation.

Goodwill and indefinite lived intangible assets are reviewed and tested for impairment annually at December 31, and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. We determine the fair value of each reporting unit using discounted cash flow analysis and compare such values to the respective reporting unit’s carrying amount. This impairment test is accomplished by comparing the fair value of our U.S. and Mexican reporting units to their carrying amount.

Income Taxes

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates that we expect to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The probable utilization of these future tax attributes is also separately assessed based on existing facts and circumstances and allowances, if any, are assessed and adjusted during each reporting period. The recoverability of deferred income taxes is dependent upon our ability to generate future taxable income in the relevant taxing jurisdictions. Projections of future taxable income require considerable management judgement about future attendance levels, revenues and expenses.

In October 2004, the American Jobs Creation Act of 2004 (the “AJCA”) was passed. The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. We are currently evaluating the AJCA and are not yet in a position to decide whether, or to what extent, we might repatriate foreign earnings to the U.S. We expect to finalize our assessment sometime in 2005.

ITEM 2.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

The following discussion and analysis of Loews financial condition and results of operations should be read together with Loews’ financial statements and related notes included elsewhere in this exhibit. This discussion was filed by Loews on its Quarterly Report on Form 10-Q on October 31, 2005.

Overview

Loews Cineplex Entertainment Corporation (“we”, “us” and “our”) is a major film exhibition company with operations in the U.S., Mexico, Spain and South Korea. We operate theatres under the Loews Theatres, Cineplex Odeon, Star Theatres and Magic Johnson Theatres names in the U.S. and Cinemex in Mexico. Our significant joint ventures operate theatres under the Universal Cineplex, Megabox and Yelmo Cineplex names. As of September 30, 2005, we owned, or had an interest in, and operated 200 theatres with 2,227 screens in 18 states and the District of Columbia, Mexico, Spain and South Korea. Our principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; Seoul in South Korea; and Madrid and Barcelona in Spain.

Recent Events

On June 20, 2005, LCE Holdings, Inc., our parent company, entered into a definitive merger agreement with Marquee Holdings Inc., the holding company of AMC Entertainment Inc. (“AMC”), one of the world’s leading film exhibition companies. If the transactions described in the merger agreement are consummated, they would result in the combination of the businesses of us and AMC, the merger of LCE Holdings, Inc. with and into Marquee Holdings, Inc. with Marquee Holdings, Inc. continuing as the holding company of the merged businesses, and the merger of us and AMC Entertainment Inc., with AMC Entertainment Inc. continuing after the merger. The merger is expected to close sometime late in 2005 or early in 2006. Completion of the merger is subject to the satisfaction of customary closing conditions for transactions of this type including antitrust approval and completion of financing to refinance our U.S. senior secured credit facility and the senior secured credit facility of AMC Entertainment Inc.

Each of the parties to the merger agreement has made customary representations, warranties and covenants, including, among others, (i) to conduct their respective businesses in the ordinary course prior to consummation of the merger, (ii) to use reasonable best efforts to obtain regulatory approval, including antitrust approval under the Hart-Scott-Rodino Act and (iii) to cooperate in connection with the refinancing of the senior credit facilities of AMC Entertainment Inc. and Loews Cineplex Entertainment Corporation. Each of the respective controlling stockholders of Marquee Holdings Inc. and LCE Holdings, Inc. has given its consent to the Merger and the Merger Agreement, and each has entered into a consent and support agreement pursuant to which such stockholders agreed to approve the Merger and take certain other actions to support the transactions contemplated by the Merger Agreement.

If the merger is consummated, our Sponsors and certain members of our management would receive approximately 40% of the outstanding common stock of Marquee Holdings Inc., the surviving holding company, in exchange for their equity in LCE Holdings, Inc. Upon the consummation of a merger, the shareholders of Marquee Holdings Inc., the surviving holding company, would enter into a stockholders agreement that would provide for the governance of Marquee Holdings Inc. The current owners of Marquee Holdings Inc. would be entitled to appoint five directors with a majority of the votes of the board of directors. The current owners of LCE Holdings, Inc. would be entitled to appoint four directors. The terms of the stockholders agreement would also require the consent of a specified majority of the stockholders in order to approve many types of transactions. We expect that the surviving company would be called AMC Entertainment Inc. and would be headquartered in Kansas City, Missouri. We also expect that Peter C. Brown, the Chairman of the Board, Chief Executive Office and President of Marquee Holdings Inc. would remain in these roles in the surviving holding company.

Under the terms of the indenture governing our senior subordinated notes, our merger with AMC would constitute a change of control. Because we will not meet certain conditions in the indenture, upon consummation of the merger, we will be required to give the holders of our senior subordinated notes an opportunity to sell the notes to us at a price of 101% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest and additional interest (as defined in the indenture), if any, to the date of the repurchase. AMC has secured commitments to finance this repurchase offer.

On September 12, 2005, our exchange offer of $315 million new senior subordinated notes due 2014 for an equal amount of our $315 million outstanding senior subordinated notes due 2014 closed, with 100% of the previously outstanding notes accepting our offer to exchange. The terms and conditions of the new senior subordinated notes are identical to those of the outstanding senior subordinated notes (i.e., interest rate, maturity date, payment schedule, etc.). The exchange offer did not have a material impact on our results of operations or financial position.

You can find more information about AMC in their public filings available at www.sec.gov.

The July 2004 Transactions

On July 30, 2004, LCE Holdings, Inc., a company formed by investment funds affiliated with Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors, which we refer to as our Sponsors, acquired 100% of the capital stock of our company and, indirectly, Grupo Cinemex S.A. de C.V., or Cinemex, for an aggregate purchase price of approximately $1.5 billion. The purchase of our company and Cinemex was financed with borrowings by Loews under a senior secured credit facility, the issuance of our senior subordinated notes and cash equity investments by the Sponsors. Prior to the closing, we sold all of our Canadian and German film exhibition operations to our former investors, who indemnified us for certain potential liabilities in connection with those sales. We refer to these and other related transactions collectively as the “Transactions”.

Revenues

We generate revenues primarily from box office receipts, concession sales and other revenue sources including screen advertising sales, promotional activities and theatre management fees. Attendance levels and changes in average admission and concession revenues per patron affect our revenues. Attendance is primarily affected by the commercial appeal of the films released during the period reported and the level of marketing and promotion by film studios and distributors. Historically, the major film distributors released those films that they anticipated would be the most successful during the summer and holiday seasons. Consequently, our revenue during the first and third quarters is typically lower. Average admissions per patron are affected by the mix of film types (i.e., each film’s appeal to certain audiences, such as children, teens or young adults) and established ticket prices. Average concession revenues per patron are affected by concession product mix, concession prices and the mix of film types. We generate other revenues related to theatre operations from such sources as on-screen and in-lobby advertising and sponsorships, the leasing of our theatres for motion picture premieres, screenings, private parties and corporate events and from game machines and ATMs in some of our theatre lobbies.

Expenses

The largest expenses of operating our theatres are film rental fees and theatre leasing expense. Other significant expenses include marketing and advertising, salaries and wages, concession product costs, insurance, utilities, maintenance and other occupancy related charges. Certain operating costs, such as film rental costs, salaries and wages and concession costs, vary directly with changes in revenues and attendance levels. Film rental fees are based on the related box office receipts at either mutually agreed-upon firm terms or estimates of the final settlement, depending upon our film licensing arrangement with a distributor for a particular film. We purchase concession supplies to replace units sold. Although theatre salaries and wages include a fixed cost component, these expenses vary in relation to revenues as theatre staffing levels are adjusted to handle fluctuations in attendance. Conversely, lease expenses are primarily a fixed cost at the theatre level, as our theatre leases generally require a fixed monthly minimum rent payment. Many of our theatre leases also include a percentage rent clause whereby the landlord is paid an additional amount of rent based upon revenues over a specified threshold. Certain of our leases provide for percentage rent only.

General and administrative expenses are related primarily to costs associated with executive and corporate management and the oversight of our business, and include functions such as film buying, marketing and promotions, operations and concession management, accounting and financial reporting, legal, treasury, internal audit, safety and security, construction and design, real estate development and administration, human resources and information systems. Our general and administrative costs also include payroll, occupancy costs related to our corporate office in New York City, professional fees (such as audit and legal fees) and travel and related costs. Our general and administrative staffing and associated costs are maintained at a level that we deem appropriate to manage and support the size and nature of our theatre portfolio and our business activities.

Attributable EBITDA and Debt

Our consolidated financial statements incorporate the operating results of our partnerships to the extent of our equity share as required by the equity method of accounting. However, covenants included in our senior secured credit agreement and in the indenture for our senior subordinated notes are based on our Attributable EBITDA. EBITDA represents income/(loss) before income from discontinued operations, cumulative effect of a change in accounting principle, loss on early extinguishment of debt, interest expense, income taxes and depreciation and amortization. Attributable EBITDA represents the combined consolidated EBITDA of our wholly owned operations, plus or minus certain adjustments to EBITDA required under the terms of the note indenture, plus our 50% share of our joint ventures’ EBITDA in the U.S., South Korea and Spain, as reported to us by those joint ventures, and 100% of the EBITDA of our Magic Johnson Theatres joint venture. EBITDA and Attributable EBITDA are not presentations made in accordance with generally accepted accounting principles, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. We believe that these measures provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements and because certain covenants in our borrowing arrangements are tied to similar measures. Attributable EBITDA is a material component of these covenants. For instance, our senior secured credit facility contains financial covenant ratios, specifically, total leverage and interest coverage ratios, and the indenture governing our senior subordinated notes contains limitations on our ability to borrow and to make certain payments, in each case that are calculated by reference to Attributable EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facility could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing our senior subordinated notes would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payments covenants contained in our senior secured credit facility and indenture, our ability to pay dividends is restricted by a formula based on the amount of Attributable EBITDA. We believe that Attributable EBITDA is a key indicator of our operating performance, because it shows our ability to realize free cash flow at a theatre level, whether the theatre is held by us or through one of our joint ventures. Attributable EBITDA reflects how our management analyzes our operating performance. Furthermore, our budgeting process is based on Attributable EBITDA measures.

Additionally, our senior secured credit agreement and the covenants included in the indenture for our senior subordinated notes require us to include 50% of each partnership’s debt in our debt amounts for covenant purposes, which we refer to as “Attributable Debt.” Attributable Debt is not a GAAP term. Management uses Attributable Debt as a measure to monitor our compliance with our debt agreements.

While our management uses these measures, they are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. We do not control the decision-making for our international joint ventures, and our ability to transfer cash from these and our U.S. joint ventures is restricted. In addition, our joint ventures do not guarantee our debt, and will not be bound by the covenants contained in our credit agreement or note indenture. The debt of our joint ventures is non-recourse to us.

Discontinued Operations

In January 2004, Company management committed to a plan to sell Cineplex Odeon Corporation (“COC”), the Company’s wholly owned subsidiary (comprising its Canadian operations, including its interest in the Cineplex Galaxy Limited Partnership), to Onex and OCM Cinema. This transaction closed on July 30, 2004. As a result of that decision, the Company has reported COC’s results of operations for the one and seven months ended July 31, 2004 as discontinued operations. COC generated total revenue of $33.2 million and $159.7 million and income before taxes of $9.0 million and $12.1 million for the one and seven months ended July 31, 2004, respectively.

On July 30, 2004, as a condition to, and immediately prior to, the closing of the Transactions, we sold 100% of our shares of capital stock of COC to affiliates of our former investors for a cash purchase price of $205.9 million. We used the proceeds from this sale to repay debt outstanding under our old credit facilities. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

Results of Operations

On July 30, 2004, LCE Holdings, Inc, a company formed by our Sponsors, acquired 100% of the capital stock of our company and, indirectly, Cinemex. For all accounting purposes and consistent with our reporting periods, we have used July 31, 2004 as the effective date of the Transactions. Based on this event, we have reported operating results and financial position for all periods presented from January 1, 2004 through July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company. Each period has a different basis of accounting and, as a result, they are not comparable. As a result, for purposes of presenting a comparison of our 2005 results to prior periods, we have presented the three and nine months ended September 30, 2004 as the mathematical addition of our operating results for the one and seven months ended July 31, 2004 to the operating results for the two months ended September 30, 2004. We believe that this presentation provides more meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved.

Three Months Ended September 30, 2005 Compared to the Combined Three Months Ended September 30, 2004

Total operating revenues. Total operating revenues for the three months ended September 30, 2005 decreased $16.8 million, or 7.0%, to $222.1 million from $238.9 million for the three months ended September 30, 2004.

Specific factors affecting the major components of our total operating revenues are discussed below.

Box office revenue. Box office revenue for the three months ended September 30, 2005 decreased $13.7 million, or 8.5%, to $148.2 million from $161.9 million for the three months ended September 30, 2004. This decrease in box office revenue was due primarily to a decrease in attendance volume ($24.2 million) during the period and a decrease in box office revenue from closed theatres ($1.9 million). These decreases in box office revenue, which total $26.1 million, were partially offset by an increase in average revenue per patron ($6.9 million) during the period, an increase in box office revenue from the operation of new theatres ($4.1 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($1.4 million). Attendance decreased approximately 3.6 million patrons, or 12.9%, for the three months ended September 30, 2005 as compared to the same period in the prior year. This decrease in attendance can be attributed to the industry-wide lackluster performance of current films and the strong performance of films shown during the three months ended September 30, 2004 including Spider-Man 2 and The Bourne Supremacy.

Concession revenue. Concession revenue for the three months ended September 30, 2005 decreased $1.8 million, or 2.9%, to $61.6 million from $63.4 million for the three months ended September 30, 2004. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($9.5 million) and a decrease in concession revenue from closed theatres ($0.7 million). These decreases in concession revenue, which aggregated $10.2 million, were offset by an increase in concession revenue per patron ($5.4 million) during the period, an increase in concession revenue from the operation of new theatres ($2.1 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($0.9 million).

Other revenues. Other revenues for the three months ended September 30, 2005 decreased $1.3 million, or 9.4%, to $12.3 million from $13.6 million for the three months ended September 30, 2004. This decrease in other revenues was due primarily to decreases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($1.5 million), a decrease in attendance volume during the period ($0.2 million) and a decrease in other revenues from closed theatres ($0.1 million). These decreases in other revenues, which aggregated $1.8 million, were partially offset by an increase in other revenues from the operation of new theatres ($0.2 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($0.3 million).

Theatre operations and other expenses. Theatre operations and other expenses for the three months ended September 30, 2005 decreased $9.1 million, or 5.2%, to $164.5 million from $173.6 million for the three months ended September 30, 2004. This decrease in theatre operating and other expenses was due primarily to decreases in operating costs associated with a decrease in attendance volume ($13.6 million), a decrease in operating costs related to closed theatres ($2.5 million), a decrease in film rental costs related to a decrease in film rental percentage ($0.9 million) and a decrease in various other theatre operating expense items ($1.8 million). These decreases in theatre operations and other expenses, which aggregated $18.8 million, were offset by increases in operating costs related to incremental costs associated with the operation of new theatres ($4.8 million), the increases in film rental payments resulting from ticket price increases ($3.4 million), and an increase due to the effect of foreign currency exchange rates on our international operations ($1.5 million). Theatre operating and other expenses, as a percentage of total revenues, increased to 74.1% for the three months ended September 30, 2005 as compared to 72.7% for the three months ended September 30, 2004 due primarily to the aforementioned decrease in revenues.

Specific factors affecting the major components of our theatre operations and other expenses are discussed below.

Film costs. Film costs decreased $7.6 million, or 9.6% for the three months ended September 30, 2005 to $71.0 million from $78.6 million for the three months ended September 30, 2004. This decrease in film costs was due primarily to the decrease in attendance ($11.7 million), a decrease in film costs associated with closed theatres ($1.0 million) and a decrease in film costs as a result of a decrease in film rental percentage primarily related to film product mix ($0.9 million). These decreases, which aggregated $13.6 million were partially offset by increases in film rental payments resulting from ticket price increases ($3.4 million), increased film costs associated with the operation of new theatres ($2.1 million) and an increase due to the effect of foreign currency exchange rates with respect to our international operations ($0.5 million). Film costs as a percentage of box office revenue were 47.9% for the three months ended September 30, 2005 as compared to 48.5% for the same period in the prior year.

Rent expense. Rent expense increased $0.2 million, or 0.7%, for the three months ended September 30, 2005 to $30.8 million from $30.6 million for the three months ended September 30, 2004. This increase in rent expense is due primarily to a increase in leasing costs associated with new theatres which were partially offset by a decrease in costs associated with closed theatres and the decrease in box office revenue noted above.

Cost of concessions. Cost of concessions for the three months ended September 30, 2005 decreased $0.2 million, or 2.5%, to $9.4 million from $9.6 million for the three months ended September 30, 2004. This decrease in cost of concessions was due primarily to lower costs associated with the decrease in attendance volume ($1.4 million) and a decrease in the cost of concessions from closed theatres ($0.1 million). These decreases in cost of concessions, which aggregated $1.5 million, were partially offset by an increase in product costs and the timing related to certain promotional programs ($0.6 million), the incremental costs associated with the operation of new theatres ($0.5 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($0.2 million). Cost of concessions, as a percentage of concession revenues, remained relatively flat at 15.2% for the three months ended September 30, 2005 as compared to the three months ended September 30, 2004.

General and administrative costs. General and administrative costs for the three months ended September 30, 2005 decreased $6.7 million, or 33.3%, to $13.4 million from $20.1 million for the three months ended September 30, 2004. This decrease in general and administrative costs was due primarily to a decrease in professional and legal fees related to potential merger and acquisition transactions which we incurred during the third quarter of 2004. General and administrative expenses, as a percentage of total revenues, decreased to 6.1% for the three months ended September 30, 2005 as compared to 8.4% for the three months ended September 30, 2004.

Depreciation and amortization. Depreciation and amortization costs for the three months ended September 30, 2005 increased $6.8 million, or 32.6%, to $27.8 million from $21.0 million for the three months ended September 30, 2004. This increase in depreciation and amortization was due primarily to incremental depreciation related to investment in new depreciable assets related to new builds and the revaluation of our depreciable assets as a result of the closing of the Transactions ($6.4 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($0.4 million).

Income from operations. Our operating income for the three months ended September 30, 2005 decreased $8.4 million to $6.2 million from $14.6 million for the three months ended September 30, 2004. This decrease in operating income was due to the aggregate effect of all the factors described above.

Interest expense. Interest expense for the three months ended September 30, 2005 increased $6.4 million, or 44.6%, to $20.7 million from $14.3 million for the three months ended September 30, 2004. This increase in our interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing we undertook in order to effect the Transactions and an overall increase in the average interest rate paid on our outstanding debt.

Loss on early extinguishment of debt. Our loss on early extinguishment of debt decreased by $7.7 million, or 100%, to nil for the three months ended September 30, 2005 from $7.7 million for the three months ended September 30, 2004. This decrease was due to the write-off of deferred debt financing fees on our and Cinemex’s former credit facilities during the three months ended September 30, 2004.

Income tax expense/(benefit). Income tax expense/(benefit) for the three months ended September 30, 2005 increased $1.3 million to $1.6 million from $0.3 million for the three months ended September 30, 2004. The increase was driven primarily by a one-time payment of South Korean withholding taxes on a dividend distribution from our Megabox Cineplex joint venture during the current period. The effective tax rate for the three months ended September 30, 2005 was approximately 11.6% as compared to approximately 6.4% for three months ended September 30, 2004. We did not record any benefit, including foreign tax credits, for U.S. income taxes for the three months ended September 30, 2005 because we continue to record an offsetting valuation allowance against the U.S. deferred tax asset, since it was determined more likely than not that the deferred tax assets would not be realized.

Net Income/(Loss). Net income/(loss) decreased $16.3 million to a loss of $15.9 million for the three months ended September 30, 2005 from income of $0.4 million for the three months ended September 30, 2004. This change was due to the aggregate effect of all the factors described above and the effect of income from discontinued operations that had been included in the three months ended September 30, 2004. Our net loss, excluding discontinued operations, increased by $10.9 million to a loss of $15.9 million for the three months ended September 30, 2005 as compared to a loss of $5.0 million for the three months ended September 30, 2004 due to the aggregate effect of the items noted above.

Attributable EBITDA. Our Attributable EBITDA for the three months ended September 30, 2005 decreased $8.5 million, or 15.6%, to $45.9 million from $54.4 million for the three months ended September 30, 2004. This decrease in Attributable EBITDA was due primarily to decreases in our wholly owned EBITDA in the U.S. ($6.6 million) and Mexico ($1.1 million) which was due to the aggregate effect of all the factors described above and a decrease in the operating results of our joint venture in Spain ($1.2 million). These decreases in Attributable EBITDA, which aggregated $8.9 million, were partially offset by an increase in the operating results of our joint venture in South Korea ($0.4 million).

The reconciliation of net loss before discontinued operations to each of EBITDA and Attributable EBITDA is shown below:

	Predecessor Company	Successor Company
	Three Months Ended September 30, 2004	Three Months Ended September 30, 2005
	(in thousands)
Net loss before discontinued operations	$(5,049)	$(15,864)
Depreciation and amortization	21,006	29,799
Interest expense, net	14,335	20,723
Loss on early extinguishment of debt	7,738	—
Income tax expense	303	1,645
EBITDA	38,333	36,303
Adjustments to EBITDA
Management fee	1,091	999
(Gain)/loss on sale/disposal of theatres	(45)	960
Straight-line rent accrual in excess of cash	1,867	1,811
Transaction related expenses	8,628	1,887
Equity income in long-term investments	(2,715)	(2,482)
Our share of partnership EBITDA	7,293	6,461
Attributable EBITDA	$54,452	$45,939

Nine Months Ended September 30, 2005 Compared to the Combined Nine Months Ended September 30, 2004

Total operating revenues. Total operating revenues for the nine months ended September 30, 2005 decreased $53.5 million, or 7.7%, to $640.6 million from $694.1 million for the nine months ended September 30, 2004.

Specific factors affecting the major components of our total operating revenues are discussed below.

Box office revenue. Box office revenue for the nine months ended September 30, 2005 decreased $41.9 million, or 8.9%, to $428.1 million from $470.0 million for the nine months ended September 30, 2004. This decrease in box office revenue was due primarily to a decrease in attendance volume ($71.0 million) during the period and a decrease in box office revenue from closed theatres ($5.4 million). These decreases in box office revenue, which total $76.4 million, were partially offset by an increase in average revenue per patron ($21.7 million) during the period, an increase in box office revenue from the operation of new theatres ($11.0 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($1.8 million). Attendance decreased approximately 10.8 million patrons, or 13.3%, for the nine months ended September 30, 2005 as compared to the same period in the prior year. This decrease in attendance can be attributed to the industry-wide lackluster performance of current films and the strong performance of film shown during the nine months ended September 30, 2004 including Shrek 2, Spider-Man 2 and The Passion of the Christ.

Concession revenue. Concession revenue for the nine months ended September 30, 2005 decreased $10.0 million, or 5.3%, to $180.0 million from $190.0 million for the nine months ended September 30, 2004. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($28.7 million) and a decrease in concession revenue from closed theatres ($2.0 million). These decreases in concession revenue, which aggregated $30.7 million, were offset by an increase in concession revenue per patron ($13.8 million) during the period, an increase in concession revenue from the operation of new theatres ($5.8 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($1.1 million).

Other revenues. Other revenues for the nine months ended September 30, 2005 decreased $1.7 million, or 4.9%, to $32.4 million from $34.1 million for the nine months ended September 30, 2004. This decrease in other revenues was due primarily to a decrease in attendance volume during the period ($0.6 million), a decrease in other revenues from closed theatres ($0.3 million) and decreases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($2.1 million). These decreases in other revenues, which aggregated $3.0 million, were partially offset by an increase in other revenues from the operation of new theatres ($0.4 million), an increase due to the effect of foreign currency exchange rates on our international operations ($0.4 million) and increases in other sources of income ($0.5 million).

Theatre operations and other expenses. Theatre operations and other expenses for the nine months ended September 30, 2005 decreased $22.2 million, or 4.4%, to $483.2 million from $505.4 million for the nine months ended September 30, 2004. This decrease in theatre operating and other expenses was due primarily to decreases in operating costs associated with a decrease in attendance volume ($39.7 million) and a decrease in operating costs related to closed theatres ($6.9 million) and a decrease in various other theatre operating expense items ($1.5 million). These decreases in theatre operations and other expenses, which aggregated $48.1 million, were offset by increases in operating costs related to incremental costs associated with the operation of new theatres ($13.3 million), an increase in film rental costs resulting from ticket price increases ($10.5 million), an increase in film rental costs related to an increase in film rental percentage ($0.3 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($1.8 million). Theatre operating and other expenses, as a percentage of total revenues, increased to 75.4% for the nine months ended September 30, 2005 as compared to 72.8% for the nine months ended September 30, 2004 due primarily to the aforementioned decrease in revenues.

Specific factors affecting the major components of our theatre operations and other expenses are discussed below.

Film costs. Film costs decreased $19.4 million, or 8.6% for the nine months ended September 30, 2005 to $207.1 million from $226.5 million for the nine months ended September 30, 2004. This decrease in film costs was due primarily to the decrease in attendance ($34.2 million) and a decrease in film costs associated with closed theatres ($2.6 million). These decreases, which aggregated $36.8 million were partially offset by increases in film rental payments resulting from ticket price increases ($10.5 million), increased film costs associated with the operation of new theatres ($5.8 million), increased film costs as a result of an increase in film rental percentage primarily related to film product mix ($0.3 million) and an increase due to the effect of foreign currency exchange rates with respect to our international operations ($0.8 million). Film costs as a percentage of box office revenue were 48.4% for the nine months ended September 30, 2005 as compared to 48.2% for the same period in the prior year.

Rent expense. Rent expense increased $0.9 million, or 1.0%, for the nine months ended September 30, 2005 to $91.5 million from $90.6 million for the nine months ended September 30, 2004. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres and the decrease in box office revenue noted above.

Cost of concessions. Cost of concessions for the nine months ended September 30, 2005 decreased $1.2 million, or 4.2%, to $27.3 million from $28.5 million for the nine months ended September 30, 2004. This decrease in cost of concessions was due primarily to lower costs associated with the decrease in attendance volume ($4.3 million) and a decrease in the cost of concessions from closed theatres ($0.3 million). These decreases in cost of concessions, which aggregated $4.6 million, were partially offset by an increase in product costs and the timing related to certain promotional programs ($2.0 million), the incremental costs associated with the operation of new theatres ($1.2 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($0.2 million). Cost of concessions, as a percentage of concession revenues, increased slightly to 15.2% for the nine months ended September 30, 2005 as compared to 15.0% for the nine months ended September 30, 2004.

General and administrative costs. General and administrative costs for the nine months ended September 30, 2005 decreased $12.2 million, or 23.6%, to $39.7 million from $51.9 million for the nine months ended September 30, 2004. This decrease in general and administrative costs was due primarily to a decrease in professional and legal fees related to potential merger and acquisition transactions which we incurred during the nine months ended September 30, 2004 ($12.1 million) and a decrease in the management fee paid to our current Sponsors compared to the management fee we paid to our former investors ($0.6 million). This decrease in general and administrative expenses, which aggregated $12.7 million, was partially offset by an increase in costs associated with our day-to-day home office operations ($0.1 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($0.4 million). General and administrative expenses, as a percentage of total revenues, decreased to 6.2% for the nine months ended September 30, 2005 as compared to 7.5% for the nine months ended September 30, 2004.

Depreciation and amortization. Depreciation and amortization costs for the nine months ended September 30, 2005 increased $18.5 million, or 29.0%, to $82.2 million from $63.7 million for the nine months ended September 30, 2004. This increase in depreciation and amortization was due primarily to incremental depreciation related to investment in new depreciable assets related to new builds and the revaluation of our depreciable assets as a result of the closing of the Transactions ($18.0 million) and an increase due to the effect of foreign currency exchange rates on our international operations ($0.5 million).

Income from operations. Our operating income for the nine months ended September 30, 2005 decreased $41.0 million to $7.3 million from $48.3 million for the nine months ended September 30, 2004. This decrease in operating income was due to the aggregate effect of all the factors described above.

Interest expense. Interest expense for the nine months ended September 30, 2005 increased $30.5 million, or 106.7%, to $59.1 million from $28.6 million for the nine months ended September 30, 2004. This increase in our interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing we undertook in order to effect the Transactions and an overall increase in the average interest rate paid on our outstanding debt.

Loss on early extinguishment of debt. Our loss on early extinguishment of debt decreased by $7.7 million, or 100%, to nil for the nine months ended September 30, 2005 from $7.7 million for the nine months ended September 30, 2004. This decrease was due to the write-off of deferred debt financing fee on our and Cinemex’s former credit facilities during the nine months ended September 30, 2004.

Income tax expense/(benefit). Income tax expense for the nine months ended September 30, 2005 decreased $7.4 million to $0.9 million from $8.3 million for the nine months ended September 30, 2004. The decrease was primarily driven by operating losses generated during the period for which no tax benefit has been booked partially offset by a one-time payment of South Korean withholding taxes on a dividend distribution received from our Megabox Cineplex joint venture during the period. The effective tax rate for the nine months ended September 30, 2005 was approximately 1.8% as compared to approximately 56.5% for nine months ended September 30, 2004. We did not record any benefit, including foreign tax credits, for U.S. income taxes for the nine months ended September 30, 2005 because we continue to record an offsetting valuation allowance against the U.S. deferred tax asset, since it was determined more likely than not that the deferred tax assets would not be realized.

Net Income/(Loss). Net income/(loss) decreased $65.7 million to a loss of $51.9 million for the nine months ended September 30, 2005 from income of $13.8 million for the nine months ended September 30, 2004. This decrease in our net income/(loss) was due to the aggregate effect of all the factors described above and the effect of income from discontinued operations that had been included in the nine months ended September 30, 2004. Our net income/(loss), excluding discontinued operations, decreased by $58.3 million to a loss of $51.9 million for the nine months ended September 30, 2005 from income of $6.4 million for the nine months ended September 30, 2004 due to the aggregate effect of the items noted above.

Attributable EBITDA. Our Attributable EBITDA for the nine months ended September 30, 2005 decreased $32.4 million, or 21.6%, to $117.7 million from $150.1 million for the nine months ended September 30, 2004. This decrease in Attributable EBITDA was due primarily to decreases in our wholly owned EBITDA in the U.S. ($24.5 million) and Mexico ($6.1 million) which was due to the aggregate effect of all the factors described above and a decrease in the operating results of our joint venture in Spain ($2.3 million). These decreases in Attributable EBITDA, which aggregated $32.9 million, were partially offset by an increase in the operating results of our joint venture in South Korea ($0.5 million).

The reconciliation of net income/(loss) before discontinued operations to each of EBITDA and Attributable EBITDA is shown below:

	Predecessor Company	Successor Company
	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2005
	(in thousands)
Net income/(loss) before discontinued operations	$6,383	$(51,863)
Depreciation and amortization	63,674	84,116
Interest expense, net	28,584	59,070
Loss on early extinguishment of debt	7,738	—
Income tax expense	8,278	903
EBITDA	114,657	92,226
Adjustments to EBITDA
Management fee	3,593	2,997
(Gain)/loss on sale/disposal of theatres	(3,733)	1,159
Straight-line rent accrual in excess of cash	5,602	5,518
Transaction related expenses	15,817	3,815
Equity income in long-term investments	(2,683)	(3,019)
Our share of partnership EBITDA	16,881	14,988
Attributable EBITDA	$150,134	$117,684

Liquidity and Capital Resources

Cash Flows

We generate cash flows from our theatre operations. Our cash flows are generated primarily from the sale of admission tickets, concession sales and other revenue including advertising and promotional income. Generally, this provides us with positive working capital, which is consistent with our industry, since cash revenues are generally collected in advance of payment of our operating expenses. Our operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios.

Based on our current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under our revolving credit facilities will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for the short-term and long-term. Additionally, we believe that our credit facilities in the U.S. and Mexico will be adequate to fund our long-term capital requirements and needs. However, our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control, including but not limited to film product that is available. Any future theatre construction and renovation, acquisitions, investment in joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all. From time to time we may also acquire a portion of our senior subordinated notes in market transactions depending on market conditions and our liquidity requirements.

Operating Cash Flows. Net cash provided by/(used in) operating activities, as reflected in our statement of cash flows, was $20.8 million, $(19.2) million and $75.2 million for the nine months ended September 30, 2005, the two months ended September 30, 2004 and the seven months ended July 31, 2004, respectively. The decrease in cash provided by operating activities for the periods presented was due primarily to the aforementioned downturn in attendance and changes in our working capital related to the timing of payments to various vendors. We had working capital deficits of $13.1 million and $8.3 million as of September 30, 2005 and December 31, 2004, respectively. We believe that our $119.3 million of borrowing capacity against our U.S. and Mexican revolving credit facilities is adequate to meet obligations as they come due.

Investing Cash Flows. Net cash (used in)/provided by investing activities, as reflected in our statement of cash flows, was $(44.4) million, $(1,314.4) million and $174.3 million for the nine months ended September 30, 2005, the two months ended September 30, 2004 and the seven months ended July 31,2004, respectively. Cash used in investing activities for the nine months ended September 30, 2005 was due primarily to capital expenditures ($39.6 million) related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications, the acquisition of an additional 49.99% interest in our MJT partnership ($3.7 million) and the acquisition of marketable equity securities ($1.2 million). Cash used in investing activities for the two months ended September 30, 2004 was due primarily to the payment of the purchase price of the transaction to our former shareholders ($1,305.9 million) and capital expenditures related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications ($8.7 million). Cash provided by investing activities for the seven months ended July 31, 2004 was due primarily to the proceeds from the sale of Cineplex Odeon Canada ($205.9 million) and proceeds from the sale of assets ($7.4 million). These sources of cash were partially offset by capital expenditures related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications ($36.6 million) and investment in/advances to our partnerships ($2.4 million).

Financing Cash Flows. Net cash provided by/(used in) financing activities, as reflected in our statement of cash flows, was $1.3 million, $1,192.7 million and $(218.0) million for the nine months ended September 30, 2005, the two months ended September 30, 2004 and the seven months ended July 31, 2004, respectively. Cash provided by financing activities for the nine months ended September 30, 2005 was due primarily to the proceeds from the delayed draw portion of the Cinemex credit facility ($10.0 million) and an equity contribution from LCE Holdings, Inc. ($1.1 million). These sources of cash were partially offset by payments made on our U.S. Term B Loan ($8.0 million), debt issuance costs incurred ($1.0 million) and the payment made on our mortgage and capital leases. Cash provided by financing activities for the two months ended September 31, 2004 was primarily due to the proceeds received from an equity contribution from our Sponsors ($421.7 million), and the proceeds from the issuance of our senior secured credit facility ($630.0 million), our senior subordinated notes ($315.0 million), the new Cinemex term loan ($90 .0 million) and amounts drawn on our revolving credit facility $2.3 million). These sources of cash were partially offset by repayment of our former term loan ($92.3 million), our priority secured credit agreement ($28.7 million), the Mexican credit facility ($87.7 million), Transaction related expenses ($15.9 million) and debt issuance costs ($41.6 million). Cash used in financing activities for the seven months ended July 31, 2004 was due primarily to repayments of debt related to our senior secured credit facility in the U.S. ($215.0 million) and the repayment of our priority secured credit agreement ($2.4 million).

Capital Expenditures

We fund the cost of our capital expenditures through internally generated cash flows, cash on hand and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions, construction of new theatres, adding new screens to existing theatres, upgrading our theatre facilities and general systems upgrades. During the nine months ended September 30, 2005, the two months ended September 30, 2004 and the seven months ended July 31, 2004 we had $39.6 million, $8.7 million and $36.6 million, respectively, in capital expenditures. We intend to continue to grow our theatre circuit through selective new building, the expansion of existing theatres and acquisitions. As of September 30, 2005, we had aggregate capital commitments in the U.S. of $98.6 million primarily related to the completion of construction of five theatre properties (comprising 78 screens) and the expansion of two theatre properties (comprising nine screens). Additionally, as of September 30, 2005, Cinemex had planned capital investments (but not contractual obligations) of $60.8 million related to eight theatre properties (comprising 74 screens). We expect to complete construction and to open these theatres during the next five years.

Theatre Portfolio Changes

The following table indicates the number of theatre locations and screens and the changes to our theatre circuit portfolio (including screens and locations relating to all our joint ventures) for the nine month period ended September 30, 2005:

	United States	International	Total
Locations
Beginning Balance – December 31, 2004	131	70	201
New Builds	1	2	3
Disposals	(4)	—	(4)
Ending Balance – September 30, 2005	128	72	200

Screens
Beginning Balance – December 31, 2004	1,440	778	2,218
New Builds	16	21	37
Disposals	(27)	(1)	(28)
Ending Balance – September 30, 2005	1,429	798	2,227

The average screens per location has grown from 11.0 screens per location at December 31, 2004 to 11.1 screens per location at September 30, 2005.

During the nine months ended September 30, 2005, we further developed our existing circuit by opening one theatre with 16 screens in Washington State in the U.S. and two theatres with 21 screens in Mexico.

U.S. Credit Facility

On July 30, 2004, we entered into a $730 million senior secured credit facility with Citicorp North America, Inc., as administrative agent. This credit facility is comprised of two tranches: (i) a $630 million term loan and (ii) a $100 million revolving credit facility, including letter of credit and swing line sub-facilities. The proceeds of the term loan were used to fund the payment of a portion of the purchase price paid to our former investors. This facility is guaranteed by our parent and by all of our existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Credit Agreement (we had no unrestricted subsidiaries as of June 30, 2005), and is collateralized by a perfected security interest in substantially all of our assets and the assets of our direct and indirect restricted domestic subsidiaries, including a pledge of 100% of our capital stock, the capital stock of each of our restricted domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries that are directly owned by us or one of our restricted domestic subsidiaries. The term loan amortizes 1% per annum in equal quarterly installments commencing on December 31, 2004 and the maturity date is July 30, 2011. The term loan bears interest at a rate of: (i) the base rate or a Eurodollar rate plus (ii) an applicable margin based on our Adjusted Leverage Ratio (as defined in the credit agreement). The maturity date of the revolving credit facility is July 30, 2010. The revolving credit facility bears interest at a rate of: (i) the base rate or a Eurodollar rate plus (ii) an applicable margin based on our Adjusted Leverage Ratio (as defined in the credit agreement). At September 30, 2005, we had not drawn against the revolving credit facility. The term loan bore interest at a weighted average rate of 5.4% at September 30, 2005 and interest is payable on the earlier of the maturity of the LIBOR contract(s) then in effect or on a quarterly basis.

Additionally, as of September 30, 2005, we had $5.7 million in stand-by letters of credit issued under our revolving credit facility to support our commitments with respect to certain contractual obligations. As of September 30, 2005, we had additional availability of $94.3 million under our revolving credit facility.

Senior Subordinated Notes

On September 12, 2005, our exchange offer of $315 million new senior subordinated notes due 2014 for an equal amount of our $315 million outstanding senior subordinated notes due 2014 closed, with 100% of the previously outstanding notes accepting the Company’s offer to exchange. The terms and conditions of the new senior subordinated notes are identical to those of the outstanding senior subordinated notes issued on July 30, 2004 (i.e., interest rate, maturity date, payment schedule, etc.). These notes are unsecured obligations and are subordinated in right of payment to all of our existing and future senior debt (as defined in the indenture). These notes are pari passu in right of payment with any of our future senior subordinated indebtedness. These notes carry an interest rate of 9% and interest is payable semi-annually on each of February 1st and August 1st and mature on August 1, 2014. We used the proceeds of these notes to fund the payment of a portion of the purchase price to our former investors. These notes are guaranteed by all of our existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the indenture (we had no unrestricted subsidiaries as of September 30, 2005).

Covenants

Our senior secured credit facility and note indenture include customary affirmative and negative covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables, (ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures, (xii) certain reporting requirements and (xiii) interest hedging requirements. Additionally, our senior secured credit facility includes financial performance covenants, including: (i) a Maximum Adjusted Leverage Ratio (as defined therein) and (ii) a Minimum Interest Coverage Ratio (as defined therein). We were in compliance with our financial covenants as of September 30, 2005.

Commitments for Replacement Financing

If we consummate a merger with AMC Entertainment Inc., we would be required to repay all amounts outstanding under our existing $730 million U.S. senior secured credit facility and AMC would be required to repay all amounts outstanding under its existing senior secured credit facility. To refinance these existing senior secured credit facilities, AMC, as the surviving company in the merger, would enter into a new senior secured credit facility pursuant to the terms and conditions of the binding commitments that AMC has received from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and Credit Suisse, Cayman Islands Branch. As the terms of the surviving company’s new credit agreement have not been agreed upon, they may differ significantly from those described herein, however we expect that the new credit facilities will consist of senior secured financing of up to $850 million, comprised of a $650 million term loan facility and a $200 million revolving credit facility. We expect that the initial interest rate on the $650 million term loan facility would be equal to LIBOR plus 2.50% or a base rate plus 1.50% and the initial interest rate on the $200 million revolving credit facility would be LIBOR plus 1.75% or a base rate plus 0.75%. The interest rate on the new term loan would initially be 0.25% higher than the rate on the term loan under our existing U.S. senior secured credit facility. The interest rate on the new revolving credit facility would be 1.00% lower than the rate on our existing revolving credit facility. We expect that the new $850 million senior secured credit facility would have affirmative covenants that are substantially consistent with the covenants in the existing Loews and AMC senior secured credit facilities and would have negative covenants that are consistent with the covenants in the existing Loews and AMC senior secured credit facilities. We expect that the baskets for permitted amounts under the new covenants would be adjusted as appropriate to reflect the combined size of the surviving entity. We expect that the new term loan facility of the surviving company would not be subject to any financial covenants. The new revolving credit facility would include a covenant that the combined company maintain a ratio of net senior secured debt to the EBITDA of the combined company and its subsidiaries that does not exceed 3.25x. Under the terms of the indenture governing our senior subordinated notes, our merger with AMC would constitute a change of control. Because we will not meet certain conditions in the indenture, upon consummation of the merger, we will be required to give the holders of our senior subordinated notes an opportunity to sell the notes to us at a price of 101% of the principal amount of the senior subordinated notes, plus accrued and unpaid interest and additional interest (as defined in the indenture), if any, to the date of the repurchase. AMC has secured commitments to finance this repurchase offer.

Cinemex Credit Facility

On August 16, 2004, Cadena Mexicana S.A. de C.V., a wholly-owned subsidiary of Cinemex, entered into a new senior secured credit facility. The initial amount drawn under the Cinemex senior secured credit facility was one billion Mexican pesos (approximately $90 million as of August 16, 2004). The Cinemex senior secured credit facility also includes a term loan with a one-year delay draw option of the peso equivalent of $10 million with Banco Inbursa, S.A., Scotiabank Inverlat, S.A. and Banco Nacional de Mexico, S.A. and an available revolving credit line of the peso equivalent of $25 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the term loan and the revolving credit facility portions of the new senior secured credit facility are peso denominated debt). All obligations of Cadena Mexicana under the Cinemex senior secured credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries, as defined.

The Cinemex borrowings are non-recourse to Loews. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of September 30, 2005 was 11.48%. This rate was adjusted to 8.5% on $78.7 million of the Cinemex borrowing by an interest rate swap entered into on July 28, 2003 and which was redesignated as a hedge of the Cinemex senior secured credit facility on August 16, 2004 (see “Interest Rate Risk” below for additional information related to this interest rate swap). The Cinemex term loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in installments ranging from 10% to 30% per annum over the five-year period.

The Cinemex senior secured credit facility contains customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana’s subsidiaries that are not guarantors, as defined in its credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cadena Mexicana senior secured credit facility rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The facility also includes certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement. Cinemex was in compliance with its financial covenants as of September 30, 2005.

International Joint Ventures

We have no contractual obligation to provide capital or credit support to our international joint ventures, Yelmo Cineplex, S.L., or Yelmo, and Megabox Cineplex, Inc., or Megabox.

Yelmo has a local standalone reducing credit facility of 32.5 million euros (approximately $39.1 million), which was fully drawn as of September 30, 2005. This facility matures in August 2007. In March 2004, the Yelmo credit agreement was amended to waive a default by Yelmo in its minimum EBITDA covenant for the fiscal year ended December 31, 2003. Also, pursuant to this amendment, Yelmo’s maximum debt to EBITDA ratio was increased and its ability to pay dividends restricted through the period ending December 31, 2005. The Yelmo borrowings are non-recourse to us.

Megabox has several stand-alone credit facilities totaling 37 billion Korean won (approximately $36.0 million), of which $17.3 million was drawn as of September 30, 2005. The Megabox borrowings are non-recourse to us.

On July 29, 2005, we received a dividend distribution from Megabox of approximately $11.9 million (12.3 billion Korean won) net of local withholding taxes.

Guarantees and Indemnification Obligations

We have agreements with certain vendors, financial institutions, lessors and service providers pursuant to which we have agreed to indemnify the other party for certain matters, such as acts and omissions made by us, our employees, agents or representatives.

We have agreements with each of our directors and executive officers to indemnify such director or executive officer, to the extent legally permissible, against all liabilities reasonably incurred in connection with any action in which such individual may be involved by reason of such individual being or having been our director or officer.

In November 2003, Cineplex Galaxy Income Fund, or the Fund, a Canadian income trust, was established to indirectly hold substantially all the assets of COC and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by one of our former investors. On November 26, 2003, the Fund completed an initial public offering of Fund units in Canada. As a result of these transactions we, through COC, indirectly owned 44.4% of the Fund and in connection with the offering we agreed to indemnify the Fund, the holders of Fund units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC’s assets and the offering. Our total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy term loan facility that was put in place in connection with the offering. In connection with the sale of COC to affiliates of our former investors, these affiliates have agreed to indemnify us for any and all liabilities resulting from our indemnification obligations.

In January 2004, we issued a corporate guaranty on behalf of our former German partnership for certain acquisition related costs that the partnership was required to pay. In April 2004, we made an additional contribution of $1.2 million to our former German partnership, which we believed would satisfy a significant portion of the guaranty. Additionally, a subsidiary of ours is guarantor of several of the theatre leases of this partnership. In connection with the sale of our interest in this partnership to affiliates of our former investors, these affiliates have agreed to indemnify us for any and all liabilities resulting from our indemnification obligations.

Based upon our historical experience and information known as of September 30, 2005, we believe the potential liability related to these guarantees and indemnities is not material.

New Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment”, which replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supercedes Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires that such transactions be accounted for using a fair value-based method. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

SFAS 123(R) may be adopted using one of two methods: (i) a “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date, or (ii) a “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

In April 2005, the SEC approved a new rule delaying the effective date of SFAS No. 123(R) for public companies until the first fiscal year beginning after June 15, 2005. As such, we will be required to apply SFAS No. 123(R) beginning in 2006. Until such implementation, we will continue to apply the disclosure-only requirements of SFAS No. 123 and will apply intrinsic value accounting for its employee stock options that defines compensation cost for stock options, if any, as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. Management is in the process of determining the impact on our results of operations or financial position.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 is an interpretation of SFAS 143, “Asset Retirement Obligations”, which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of FIN 47 have been adopted by us and did not have a material impact on our results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections” (“SFAS 154”), a replacement of APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, effective for fiscal years beginning after December 15, 2005. SFAS 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle as well as the changes required by an accounting pronouncement which does not include specific transition provisions. SFAS 154 is not expected to have a material impact on our results of operations or financial position.

ITEM 3.                              Qualitative and Quantitative Disclosures about Market Risk

We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and other relevant market prices.

Interest Rate Risk

As of September 30, 2005, we had long-term debt or other obligations (including current maturities) of $1,071.7 million, of which $495.4 million was variable rate debt. An increase or decrease in interest rates on our variable rate debt would affect interest costs related to our debt. For comparative purposes, for every change of 0.125% in interest rates, our interest costs on our variable rate debt would change by approximately $0.6 million per year.

On July 28, 2003, Cinemex entered into an interest rate swap agreement with a maturity of December 26, 2007 to manage its exposure to interest rate movements by effectively converting its previous long-term senior secured credit facility from a variable to a fixed rate. The notional amount of this interest rate swap reduces in accordance with the repayment provisions of Cinemex’s previous long-term senior secured credit facility. Although this senior secured facility was repaid on August 13, 2004, the swap agreement remains outstanding and was redesignated as a hedge of the Cinemex term loan.

The face amount of the July 28, 2003 interest rate swap on September 30, 2005 was 850 million Mexican pesos ($78.7 million). The swap agreement provides for the exchange of variable rate payments for fixed rate payments. The variable rate is based on the 28-day TIIE rate and the fixed rate is 8.5%. The fair market value of the interest rate swap was $(0.4) million as of September 30, 2005.

On August 5, 2005, Cinemex entered into a new interest rate swap as a complement to the July 28, 2003 interest rate swap noted above. The new interest rate swap was entered into in order to hedge the outstanding debt balance not covered by the July 28, 2003 interest rate swap. This new interest rate swap provides for the exchange of variable rate payment for fixed rate payments. The variable rate is based on the 28-day TIIE rate and the fixed rate is 9.89%. The fair market value of this interest rate swap was $1.7 million as of September 30, 2005.

On October 28, 2004, we entered into an interest rate cap in the U.S. as a hedge of a portion of our floating rate debt. This hedge caps the interest rate at a maximum of 6% on $125 million of notional amount of debt for two years. Below the cap of 6% we continue to pay the actual prevailing interest rate on the underlying debt. The fair market value of this interest rate cap was immaterial as of September 30, 2005.

We are exposed to credit loss risk in the event of non-performance by the counterparty to our interest rate swap and cap agreements. However, we do not anticipate non-performance by the counterparty.

Market Rate Risk

As of September 30, 2005, we had $315 million of senior subordinated notes outstanding. Increases in market interest rates would generally cause a decrease in the fair value of these notes and a decrease in market interest rates would generally cause an increase in the fair value of these notes.

Foreign Currency Exchange Risk

We are also exposed to market risk arising from changes in foreign currency exchange rates as a result of our operations in Mexico, Spain and South Korea. Accounting principles generally accepted in the U.S. require that subsidiaries use the currency of the primary economic environment in which they operate as their functional currency. We report, as a component of other comprehensive income, foreign currency translation adjustments relating to currency fluctuations between the U.S. dollar and the functional currency of our Mexican operations and our international joint ventures.